UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934, as amended

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LINENS ’N THINGS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Linens ’n Things, Inc.
6 Brighton Road, Clifton, New Jersey 07015

December 27, 2005

To our Stockholders:

      You are cordially invited to attend a special meeting of the stockholders of Linens ’n Things, Inc., which will be held on Monday, January 30, 2006, beginning at 4:00 p.m., EST, at the Company’s headquarters located at 6 Brighton Road, Clifton, New Jersey 07015.

      At the special meeting, you will be asked to adopt a merger agreement which provides for Linens ’n Things to become a privately owned company and for you to be entitled to receive $28.00 in cash, without interest, for each share of Linens ’n Things common stock you own, unless you properly exercise appraisal rights with respect to the merger. The merger agreement, dated November 8, 2005, is by and among Linens ’n Things, Linens Holding Co. and Holding’s wholly-owned subsidiary, Linens Merger Sub Co. If the merger is completed, Merger Sub will be merged into Linens ’n Things, with Linens ’n Things as the surviving corporation in the merger and a subsidiary of Holding. Holding was formed by Apollo Management V, L.P. to acquire Linens ’n Things in the merger, and is owned by NRDC Real Estate Advisors I LLC, Silver Point Capital Fund Investments, LLC and affiliates of Apollo.

      Your board of directors has unanimously approved and declared the merger and the merger agreement advisable, and has declared that the merger is fair to and in the best interests of Linens ’n Things and its stockholders. Your board recommends that you vote “FOR” the adoption of the merger agreement.

      If the merger is completed, you will no longer hold any ownership interests in the surviving corporation; you will not participate in any future earnings or growth of Linens ’n Things; and you will not benefit from any appreciation in Linens ’n Things future value.

      The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Linens ’n Things and the merger from documents we have filed with the Securities and Exchange Commission.

      Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Linens ’n Things common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement at the special meeting.

      WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT A PROXY FOR YOUR SHARES BY MAIL. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE SUBMIT A PROXY FOR ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

      Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

      Thank you for your cooperation and continued support.

      Sincerely,

      Norman Axelrod
      Chairman of the Board and
      Chief Executive Officer

      Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED DECEMBER 27, 2005
AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT DECEMBER 29, 2005.

Linens ’n Things, Inc.
6 Brighton Road, Clifton, New Jersey 07015

Notice of Special Meeting of Stockholders
to be held Monday, January 30, 2006

TO THE STOCKHOLDERS:

      The special meeting of stockholders of Linens ’n Things, Inc., a Delaware corporation, will be held on Monday, January 30, 2006, at 4:00 p.m., EST, at the Company’s headquarters located at 6 Brighton Road, Clifton, New Jersey 07015, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2005, by and among Linens ’n Things, Inc., Linens Holding Co., a Delaware corporation, and Linens Merger Sub Co., a Delaware corporation and a wholly-owned subsidiary of Holding, pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.01 per share, of Linens ’n Things (other than shares owned by Linens ’n Things, Merger Sub or Holding or any of their respective direct or indirect wholly-owned subsidiaries or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $28.00 in cash, without interest.
2.	To approve the adjournment of the meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.
3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

      Only holders of Linens ’n Things common stock as of the close of business on December 15, 2005 are entitled to notice of the meeting and to vote at the meeting.

      You are cordially invited to attend the meeting in person.

      Your vote is important, regardless of the number of shares of Linens ’n Things common stock you own. The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Linens ’n Things common stock entitled to vote at the meeting. The proposal to adjourn the meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement requires the affirmative vote of a majority of the shares present and entitled to vote on the adjournment proposal, whether or not a quorum is present.

      If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, and in favor of the proposal to adjourn the meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. If you do not return your proxy card or attend the meeting and vote in person, your shares will not be counted in determining the presence of a quorum at the meeting. Your failure to vote will have the same effect as a vote against the adoption of the merger agreement. Failure to vote will not affect the outcome of the vote regarding the adjournment of the meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. If you are a stockholder of record and you attend the meeting, you may vote in person if you wish.

      Stockholders of Linens ’n Things who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Linens ’n Things before the vote is taken on the merger agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

Brian D. Silva Senior Vice President, Human Resources, Administration and Corporate Secretary

December 27, 2005

i

Page
Amendment and Waiver	55
MARKET PRICES OF THE COMPANY’S STOCK	56
APPRAISAL RIGHTS	56
ADJOURNMENT OF THE SPECIAL MEETING	59
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS	59
BENEFICIAL OWNERSHIP OF COMMON STOCK	60
STOCKHOLDER PROPOSALS FOR OUR 2006 ANNUAL MEETING	60
OTHER MATTERS	61
Other Business at the Special Meeting	61
Delivery of this Proxy Statement	61
WHERE YOU CAN FIND ADDITIONAL INFORMATION	62
Incorporation by Reference	62
ANNEX A—Agreement and Plan of Merger, dated as of November 8, 2005, by and among Linens ’n Things, Inc., Laundry Holding Co., and Laundry Merger Sub Co.	A-1
ANNEX B—Opinion of Credit Suisse First Boston LLC	B-1
ANNEX C—Section 262 of the General Corporation Law of the State of Delaware	C-1

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

      The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

      Unless we otherwise indicate or unless the context requires otherwise, all references in this document to “Linens ’n Things,” the “Company,” “we,” “our,” “ours,” and “us” refer to Linens ’n Things, Inc. and its subsidiaries; all references to “Holding” refer to Linens Holding Co., all references to “Merger Sub” refer to Linens Merger Sub Co.; all references to “merger agreement” refer to the Agreement and Plan of Merger, dated November 8, 2005, by and among the Company, Holding and Merger Sub, a copy of which is attached as Annex A to this document, as it may be amended from time to time; and all references to the “merger” refer to the merger contemplated by the merger agreement.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

      A: The special meeting of Linens ’n Things stockholders will be held at 4:00 p.m., EST, on Monday, January 30, 2006, at the Company’s headquarters located at 6 Brighton Road, Clifton, New Jersey 07015.

Q:	WHAT MATTERS WILL I VOTE ON AT THE SPECIAL MEETING?

      A: You will vote on:

•	the adoption of the merger agreement;

•	the approval of the adjournment of the meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Q:	HOW DOES THE LINENS ’N THINGS BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE PROPOSALS?

      A: Our board of directors unanimously recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement; and

•	“FOR” the proposal to adjourn the meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Q:	WHAT VOTE OF STOCKHOLDERS IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

      A: Stockholders holding at least a majority of the shares of our common stock outstanding as of the close of business on December 15, 2005 must vote “FOR” the adoption of the merger agreement for us to complete the merger.

Q:	WHAT VOTE OF STOCKHOLDERS IS REQUIRED TO ADJOURN THE MEETING?

      A: The proposal to adjourn the meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the adjournment proposal.

Q:	WHO IS ENTITLED TO VOTE?

      A: Stockholders as of the close of business on December 15, 2005, the record date for the special meeting, are entitled to receive notice of and to vote at the meeting. On the record date, approximately 45,387,264 shares of our common stock, held by approximately 381 stockholders of record, were outstanding and entitled to vote at the meeting. You may vote all shares you owned as of the close of business on the record date. You are entitled to one vote per share.

Q:	WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

      A: If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for submitting a proxy on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	HOW DO I CAUSE MY SHARES TO BE VOTED WITHOUT ATTENDING THE SPECIAL MEETING?

      A: If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card which includes proxy submission instructions. In either case, you may submit a proxy for your shares by mail without attending the special meeting. To submit a proxy by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Q:	HOW DO I VOTE IN PERSON AT THE SPECIAL MEETING?

      A: If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

      If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the nominee giving you the right to vote the shares. To do this, you should contact your nominee.

Q:	CAN I CHANGE MY VOTE?

      A: After you submit a proxy for your shares you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record, you should write to our Secretary at our principal offices, 6 Brighton Road, Clifton, New Jersey 07015, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote or proxy submission, as the case may be, before voting is closed at the special meeting is the vote that will be counted.

Q:	WHAT IS A QUORUM?

      A: A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

      A: Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:	HOW ARE VOTES COUNTED?

      A: You may vote “FOR”, “AGAINST” or “ABSTAIN” on each of the proposals. An abstention on a proposal will not count as a vote cast on that proposal, but will count for the purpose of determining whether a quorum is present.

      A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Like an abstention, broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.

      The affirmative vote of a majority of the outstanding shares of the Company is required to adopt the merger agreement. As a result, abstentions and broker non-votes on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

      The affirmative vote of a majority of the shares present and entitled to vote on the adjournment proposal, whether or not a quorum is present, is required to approve the proposal to adjourn the meeting. As a result, abstentions on the proposal to adjourn the meeting will have the same effect as a vote “AGAINST” that proposal, while broker non-votes on the proposal to adjourn the meeting will have NO EFFECT on that proposal.

      If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment of the special meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement, and in accordance with any recommendation of the board of directors, or, in the absence of a recommendation, in the discretion of the proxy agents named in the enclosed proxy card, on any other matter properly brought before the meeting for a vote.

Q:	WHO WILL BEAR THE COST OF THIS SOLICITATION?

      A: We will pay the cost of soliciting stockholder proxies, and have retained Georgeson Shareholder to assist us in this process for an estimated $16,000, plus expenses. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record. No additional amounts will be paid for the solicitation of proxies by our directors, officers or employees. We will solicit proxies by mail and may also solicit them in person or by telephone, e-mail, facsimile or other electronic means of communication.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

      A: No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange Linens ’n Things stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	WHO CAN HELP ANSWER MY OTHER QUESTIONS?

      A: If you have more questions about the special meeting or the merger, you should contact Linens ’n Things, Attention: Investor Relations, 6 Brighton Road, Clifton, New Jersey 07015, or by telephone at (973) 815-2929.

SUMMARY

      The following summary highlights selected information from this proxy statement. Accordingly, we encourage you to read carefully this entire proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find Additional Information” on page 62. Each item in this summary includes a page reference directing you to a more complete description of that item in this document.

The Parties to the Merger	Linens ’n Things is one of the leading, national large format retailers of home textiles, housewares and home accessories. Merger Sub and Holding are Delaware corporations formed in 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Holding is indirectly wholly-owned by NRDC Real Estate Advisors I LLC, Silver Point Capital Fund Investments, LLC and affiliates of Apollo Management V, L.P. In this document, we refer to these three entities as the “equity investors.” In our description of the background of the merger, we refer only to “Apollo,” which took the lead role in negotiating on behalf of the equity investors. The interests of the equity investors may be transferred under certain circumstances. As a result, Holding may ultimately include additional or different equity participants. Neither Holding nor Merger Sub has engaged in any business except in anticipation of the merger. See “The Parties to the Merger” on page 16.
The Merger Agreement	You are being asked to vote to adopt a merger agreement providing for the acquisition of the Company by Holding. In the merger, Merger Sub, a wholly-owned subsidiary of Holding, will be merged with and into the Company, with the Company as the surviving corporation and a wholly-owned subsidiary of Holding. See “The Merger Agreement” on page 45.
Timing and Likelihood of Closing	We are working toward completing the merger as soon as possible, and we anticipate that it will be completed late in the first quarter or early in the second quarter of 2006, assuming satisfaction or waiver of all of the conditions to the merger. However, because the merger is subject to certain conditions, the exact timing of the merger and the likelihood of its completion cannot be predicted. If any of the conditions in the merger agreement (including the receipt of the debt financing) is not satisfied, the merger transaction may terminate as a result.
Merger Consideration	Upon completion of the merger, you will be entitled to receive $28.00 in cash, without interest, for each share of our common stock that you own. Each outstanding stock option will be converted into the right to receive $28.00 in cash, without interest, less the per share exercise price of the option, and less applicable withholding taxes. Each outstanding restricted stock unit will be converted into the right to receive $28.00 in cash, without interest, less applicable withholding taxes. See “The Merger Agreement—Treatment of Stock Options and Restricted Stock Units” on page 45.

Board Recommendation	Your board of directors by unanimous vote recommends that you vote “FOR” the adoption of the merger agreement. See “The Merger—Recommendation of the Board of Directors” on page 27.

Opinion of Credit Suisse First Boston LLC	Your board of directors has received a written opinion, dated November 7, 2005, from Credit Suisse First Boston LLC as to the fairness, from a financial point of view, to the holders of Linens ’n Things common stock of the merger consideration to be received by such holders in the merger. The full text of that opinion is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion was provided to the board in connection with its evaluation of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. See “The Merger—Opinion of Credit Suisse First Boston” on page 27 and Annex B.
Record Date and Voting Power	You are entitled to vote at the special meeting if you owned shares of Linens ’n Things common stock as of the close of business on December 15, 2005, the record date for the meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the meeting. As of the close of business on the record date, there were 45,387,264 shares of common stock of Linens ’n Things entitled to vote. See “The Special Meeting—Record Date, Quorum and Voting Power” on page 16.

Stockholder Vote Required to Adopt the Merger Agreement	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding as of the close of business on the record date must vote “FOR” the adoption of the merger agreement. See “The Special Meeting—Required Vote” on page 17.

Share Ownership of Directors and Executive Officers	As of December 15, 2005, the record date for the special meeting, our directors are entitled to vote a total of 236,698 shares of our common stock, representing approximately 0.5% of the shares entitled to vote at the special meeting. As of the close of business on the record date, our directors and executive officers as a group are entitled to vote a total of 297,115 shares, representing approximately 0.7% of the shares entitled to vote. All of these persons have indicated that they intend to vote in favor of the adoption of the merger agreement. See “Beneficial Ownership of Common Stock” on page 60.

Material United States Federal Income Tax Consequences	If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Linens ’n Things common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes. See “The Merger—Material United States Federal Income Tax Consequences” on page 41.
Appraisal Rights	Delaware law provides you, as a stockholder, with appraisal rights in the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement. To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement at the special meeting; you must not vote in favor of the adoption of the merger agreement; and you must otherwise comply with the applicable requirements of Section 262 of the General Corporation Law of the State of Delaware. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” on page 56 and Annex C—Section 262 of the General Corporation Law of the State of Delaware.

Financing of the Merger and Related Transactions	Holding and Merger Sub estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $1,367 million, which will be funded by equity financing and either a private offering of debt securities or a bridge loan facility, together with a new revolving credit facility. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. See “The Merger—Financing of the Merger and Related Transactions” on page 33. The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:
Equity Financing	Holding and Merger Sub have received equity commitments from the equity investors pursuant to which, subject to the conditions contained therein, the equity holders have agreed to make aggregate cash capital contributions to Holding of not less than $633.4 million, plus up to an additional $58.0 million, if necessary, to meet the EBITDAR/rent leverage condition in the debt financing commitments described below.

Debt Financing	Holding and Merger Sub have received debt financing commitments from Bear, Stearns & Co., Inc., Bear Stearns Corporate Lending Inc., UBS Loan Finance LLC and UBS Securities LLC (who we refer to as the debt commitment parties), pursuant to which Bear Stearns Corporate Lending Inc. and UBS Loan Finance LLC will provide, in the aggregate:
	•	at least $650 million in senior secured bridge loans if the Company is unable to issue the equivalent amount of senior secured or unsecured floating or fixed rate notes in a public offering or in a Rule 144A private placement by the time the merger is completed, and
	•	up to $600 million in a senior secured asset-based revolving credit facility.
The availability of the bridge facility and the revolving credit facility are subject to the satisfaction of various conditions, many of which are customary conditions for leveraged acquisition financings. Two significant financial conditions which are dependent upon our financial performance through year-end 2005 are:
	•	the Company’s consolidated net earnings before net interest, income taxes, depreciation and amortization (EBITDA), after certain adjustments specified in the debt financing commitments attached as exhibits to our Form 8-K filed on November 9, 2005, must be not less than $140 million for fiscal 2005; and
	•	the Company’s comparable net sales must be not less than negative 6% for the fourth quarter of fiscal 2005.
As of the date of this proxy statement, based on improved sales trends, the Company currently believes that it will satisfy the comparable net sales condition to the debt financing. As of the date of this proxy statement the Company also currently believes that it will satisfy the minimum EBITDA condition to the debt financing, although this condition continues to be subject to various risks and uncertainties, including, among other things, year-end audit, absence of any significant audit changes or adjustments and satisfactory completion and results of year-end physical inventory.
There are two other financial conditions contained in the debt commitments which also depend upon the Company’s financial performance and as to which there is much less uncertainty (assuming that the minimum EBITDA and comparable net sales conditions are met). These conditions, an EBITDAR/rent leverage condition and an excess availability condition, are financial measurements of Holding, on a pro forma basis as though the merger were completed and Holding were the parent company of Linens ’n Things:

•	The ratio of (x) pro forma total consolidated indebtedness of Holding as of December 31, 2005 (after giving effect to the equity financing but excluding any amounts drawn under the revolving credit facility) plus eight times the Company’s rent for fiscal 2005 to (y) the Company’s consolidated earnings before net interest, income taxes, depreciation, amortization, and rent expense (EBITDAR), after certain adjustments specified in the debt commitments, must be less than 6.75x. The equity investors have agreed to provide additional capital of up to $58.0 million, if necessary, to satisfy this EBITDAR/rent leverage condition.
•	On the merger closing date, after giving effect to the merger, Holding must have at least $325 million in excess availability under the revolving credit facility, with excess availability defined as (a) the lesser of (i) the aggregate lending commitment under the revolving credit facility and (ii) the borrowing base on the date of determination, less (b) all outstanding loans, obligations or commitments under the revolving credit facility.
If any of the material conditions to the debt financing are not satisfied, we would not expect the debt commitment parties to waive the conditions and provide the debt financing. If any portion of the debt financing under the debt financing commitments becomes unavailable, Holding will be required to use its reasonable best efforts to obtain alternative financing on the exact terms and conditions provided in the debt financing commitments. Depending on the condition of the retail industry (and of the Company in particular) and the leveraged acquisition debt financing market at such time, it may be difficult, or impossible, for Holding to obtain alternative financing on those exact terms and conditions. In that event, Holding would not be obligated to complete the merger, because its obligation to close under the merger agreement is conditioned upon it having obtained its debt financing or alternative debt financing on those exact terms and conditions. If the merger agreement is terminated as a result, you would not receive any of the merger consideration and your ownership interest in the Company would continue. Alternatively, if Holding is unable to obtain its debt financing and is consequently not obligated to close under the merger agreement, it is possible that Holding and the Company may engage in discussions about entering into a revised transaction on different terms than those in the merger agreement. In that event and if we were to agree to a revised transaction with Holding with price or other material terms or conditions different than those in the merger agreement, we would disclose to our stockholders, among other things, the terms of any such revised transaction and seek stockholder approval of the revised transaction.

We cannot assure you that we will meet all the conditions to the debt financing.

Interests of the Company’s Directors and Executive Officers in the Merger	Our directors and executive officers have interests in the merger that may differ from your interests, including the following:
	•	our directors and executive officers will have their vested and unvested stock options and restricted stock units cashed out pursuant to the merger, meaning that they will be entitled to receive cash payments for each share of common stock subject to their options equal to the excess, if any, of $28.00 per share over the exercise price of the option, without interest and less applicable withholding taxes, and they will be entitled to receive $28.00 per share for their restricted stock units, without interest and less applicable withholding taxes;
	•	each executive officer has an employment agreement that provides severance payments and benefits upon termination of employment following a change in control or, in the case of the Chairman and Chief Executive Officer, upon a voluntary termination of his employment agreement in the 60-day period beginning six months after a change in control; if any amount or benefit received by an executive officer under his or her employment agreement or other plan, agreement or arrangement gives rise to an excise tax for the executive officer, he or she is entitled to a “gross-up” payment in an amount that would place the executive officer in the same after-tax position that he or she would have been in if no excise tax had applied;
	•	certain of our executive officers received additional transaction compensation upon execution of the merger agreement, based on the services they provided in connection with the strategic review process leading to the merger, and those executive officers are entitled to certain additional compensation in all events conditioned upon the closing and completion of the merger;
	•	upon completion of the merger, the Company will terminate its non-qualified deferred compensation plans in which our executive officers and directors participate and will cause all plan accounts to be distributed to the participants;
	•	under the terms of the merger agreement, the Company was authorized to amend, and in December 2005 amended, our 401(k) plan to provide that all accrued employer contributions to an employee’s account will be fully vested upon the involuntary termination of the person’s employment (other than for cause) in the 12 month period following completion of the merger;

• our Chairman and Chief Executive Officer has a supplemental executive retirement program, or SERP, comprised of three components: a defined benefit SERP payable in a lump sum automatically upon a change in control (which includes completion of the merger) whether or not employment is terminated, a defined contribution SERP payable in a lump sum upon a termination or cessation of employment following a change in control (which includes completion of the merger) and a collateral assignment split dollar arrangement which is payable in accordance with its terms without acceleration upon a change in control; and
• the merger agreement provides for indemnification arrangements and insurance coverage for each of our current and former directors and officers that will continue for six years following completion of the merger covering their service as directors or officers.
See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” on page 36.

Treatment of Stock Options and Restricted Stock Units	The merger agreement provides that all outstanding stock options issued pursuant to our equity incentive plans, whether or not vested or exercisable, will be cashed out pursuant to the merger. Each option holder will be entitled to receive an amount in cash, without interest, and less applicable withholding taxes, equal to the product of:
• the number of shares of common stock subject to the option at the effective time of the merger, multiplied by
• the excess, if any, of $28.00 over the exercise price per share of common stock subject to the option.
The merger agreement provides that each outstanding right to receive our common stock pursuant to a restricted stock unit award will be canceled, and the holder of the stock unit will be entitled to receive $28.00 in cash, without interest and less applicable withholding taxes.
See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Stock Options” on page 36 and “—Treatment of Restricted Stock Units” on page 37.
Regulatory Approvals	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the “HSR Act”, and related rules provide that transactions such as the merger may not be completed until the parties submit a Notification and Report Form to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. On December 15, 2005, the Company and Holding each filed its Notification and Report Form and requested early termination of the waiting period.
The Competition Act (Canada) provides that transactions which exceed certain thresholds may not be completed until certain information has been submitted to the Commissioner of Competition and certain waiting period requirements have been satisfied or waived, or the Commissioner has granted an Advance Ruling Certificate in respect of the merger. A notification under the Act in respect of the merger may be required. If a notification is required, the obligations of the parties to complete the merger are subject to receipt of an Advance Ruling Certificate stating that the Commissioner is satisfied that there are not sufficient grounds to initiate proceedings under the Act with respect to the merger or, following the filing of notice thereunder or waiver of the notice requirement, the relevant waiting period expires, terminates or is waived and the Commissioner advises that there are not sufficient grounds to initiate proceedings under the Act with respect to the merger.

The Investment Canada Act (Canada) provides that the merger is subject to the applicable Minister designated under the Act being satisfied that the merger is likely to be of net benefit to Canada, having regard to the factors set out in the Investment Canada Act. On December 9, 2005, Holding filed an application for review under the Act seeking approval of the Minister for the merger.
Except as noted above, we are unaware of any material governmental regulatory requirements or approvals required for the completion of the merger. See “The Merger—Regulatory Approvals” on page 43.

Procedure for Receiving Merger Consideration	As soon as practicable after the merger becomes effective, a paying agent designated by Holding will mail a letter of transmittal and instructions to all Linens ’n Things stockholders. The letter of transmittal and instructions will tell you how to surrender your Linens ’n Things stock certificates in exchange for the cash merger consideration, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. See “The Merger Agreement—Exchange and Payment Procedures” on page 46.

No Solicitation of Transactions; Superior Proposal	The merger agreement prohibits us from soliciting and restricts our ability to engage in discussions or negotiations with third parties regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a breakup fee of $27 million to Holding and reimbursing the out-of-pocket expenses of Holding and Merger Sub, up to $5 million. See “The Merger Agreement—Takeover Proposals” on page 51 and “—Breakup Fee” on page 55.

Conditions to Closing	Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent waiver is permitted by law). These include:
	•	the receipt of Company stockholder approval;
	•	no party to the merger agreement being subject to an order or injunction that prohibits the closing;
	•	the expiration or termination of the waiting period under the HSR Act and any other applicable foreign antitrust law or foreign investment law;
	•	the receipt of an advance ruling under the Competition Act (Canada) that the Commissioner of Competition is satisfied that there are not sufficient grounds to initiate proceedings under the Act with respect to the merger or, following the filing of notice under the Act or waiver of the notice requirement, the relevant waiting period expires, terminates or is waived and the Commissioner advises that there are not sufficient grounds to initiate proceedings under the Act with respect to the merger;
	•	Holding receiving a notice under the Investment Canada Act that the appropriate Minister or Ministers are satisfied that the investment is likely to be of net benefit to Canada;
	•	the truth and correctness (without giving effect to any materiality or material adverse effect qualification contained therein) of our representations and warranties, as of the date made or as of an earlier date if expressly made as of that earlier date, and at the effective time of the merger, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect;
	•	our performance, in all material respects, of the obligations to be performed by us under the merger agreement prior to the closing date;
	•	since the date of the merger agreement there has not been a material adverse effect or change that reasonably could be expected to have a material adverse effect; and
	•	the receipt of the debt financing by Holding and Merger Sub; see “The Merger—Financing of the Merger and Related Transactions—Conditions Precedent to the Debt Financing Commitments” on page 34.
See “The Merger Agreement—Conditions to Closing” on page 53.
Material Adverse Effect	As used in the merger agreement, “material adverse effect” means any change, effect, event, occurrence or state of facts that is or would be materially adverse to the business, condition (financial or otherwise), assets, properties or results of operations of Linens ’n Things and its subsidiaries taken as a whole, other than any changes, effects, events, occurrences or state of facts relating to or resulting from certain specified matters, such as changes in general economic conditions or industry developments that do not affect Linens ’n Things disproportionately, the announcement of the merger agreement, the effect of incurring and paying expenses to our outside advisors in connection with the merger agreement, changes in laws or regulations after the date of the merger agreement, and acts of terrorism that do not affect us disproportionately. For a more complete description of these matters, see “The Merger Agreement—Material Adverse Effect” on page 48.

Termination of the Merger Agreement	Linens ’n Things and Holding may agree to terminate the merger agreement at any time without completing the merger, even after our stockholders have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:
•	by either Holding or Linens ’n Things if:
	•	the closing has not occurred on or before April 18, 2006 (or a later “outside date” if the parties agree upon one in writing), so long as the failure to complete the merger by the outside date is not the result of the failure of the terminating party to comply with the terms of the merger agreement;
	•	our stockholders do not vote to adopt the merger agreement at the special meeting (including any adjournment or postponement thereof); or
	•	any court or other governmental authority has issued an order or entered an injunction that permanently prohibits completion of the merger and that is final and non-appealable.
•	by Holding if:
	•	we breach any of our representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, and the breach has not been cured within 30 days after receipt of notice or is incapable of being cured by the outside date;
	•	our board of directors makes an “adverse recommendation change” by withdrawing, qualifying or adversely modifying its recommendation that our stockholders vote to adopt the merger agreement, by taking any action or making any statement, filing or release inconsistent with that recommendation; or by recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, an alternative takeover proposal.
•	by Linens ’n Things if:
	•	Holding or Merger Sub breaches any of its representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, and the breach has not been cured within 30 days after receipt of notice or is incapable of being cured by the outside date; or

• our board of directors makes an adverse recommendation change following receipt of a superior proposal and Holding fails within three business days to match or exceed that proposal, and we pay a $27 million breakup fee to Holding and reimburse Holding’s and Merger Sub’s out-of-pocket expenses up to $5 million.
See “The Merger Agreement—Termination of the Merger Agreement” on page 54 and “—Breakup Fee” on page 55.

Expense Reimbursement and	If the merger agreement is terminated:
Breakup Fee	• under certain circumstances, including the failure of the Company’s stockholders to adopt the merger agreement, the Company will be obligated to pay the out-of-pocket expenses of Holding and Merger Sub, up to $5 million; and
• if certain additional circumstances exist, the Company will be obligated to pay to Holding a $27 million breakup fee in addition to the expenses described in the immediately preceding bullet point.
See “The Merger Agreement–Termination of the Merger Agreement” on page 54.

Market Price of Linens ’n Things Common Stock	Our common stock is quoted on the New York Stock Exchange under the trading symbol “LIN.” On November 7, 2005, the last trading day before we announced the execution of the merger agreement, our common stock closed at $26.40 per share. On December 23, 2005, the last trading day before the date of this proxy statement, the common stock closed at $23.92 per share. See “Market Prices of the Company’s Stock” on page 56.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

      This proxy statement, and many of the documents to which we refer you in this proxy statement, including documents incorporated by reference, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary” and “The Merger” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar words or expressions. You should be aware that forward-looking statements involve significant known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which they were made, and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder approval and regulatory approvals;

•	the availability and terms of the debt financing that is required to complete the merger;

•	the Company’s negative selling trends experienced during the first three quarters of fiscal 2005 and whether sales will have sufficiently improved to achieve the financial conditions to the debt financing commitments;

•	the occurrence of events, changes or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings against us and others that have been or may be instituted following announcement of the merger agreement;

•	the Company’s ability to regain prior levels of guest traffic in its stores;

•	a highly promotional retail environment and aggressive pricing from other retailers;

•	the success of our holiday selling season, which traditionally begins in mid-November and historically accounts for a disproportionate share of our fourth quarter sales and earnings;

•	the timing and size of changes in merchandise sales mix during our 2005 fourth quarter toward housewares, gift-giving and other hard goods merchandise, which historically have had stronger sales trends than soft goods;

•	the timing and amount of vendor allowances to be received by the Company;

•	vendor support of promotional events and of merchandise markdowns;

•	adverse weather conditions including the impact that severe or unusual weather may have on guest traffic or store closings;

•	the impact of fluctuations in Canadian exchange rates for our Canadian stores;

•	rising healthcare benefit costs; and

•	any variations between actual amounts and estimated amounts for the Company’s critical accounting estimates or other significant accounting estimates, including inventory.

THE PARTIES TO THE MERGER

Linens ’n Things, Inc.

      We are a Delaware corporation with our principal executive offices at 6 Brighton Road, Clifton, New Jersey 07015. Our telephone number is (973) 778-1300. We are one of the leading, national large format retailers of home textiles, housewares and home accessories operating 527 stores in 45 states and five provinces in Canada as of October 1, 2005. Our business strategy is to offer a broad selection of high quality brand-name as well as private label home furnishings merchandise at everyday values, to provide knowledgeable sales assistance and attentive guest service and to maintain low operating costs.

Linens Holding Co.

      Linens Holding Co., which we refer to as Holding, is a Delaware corporation formed on November 7, 2005 under the name “Laundry Holding Co.” Holding's name was changed to “Linens Holding Co.” on December 16, 2005. Holding was formed for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Holding is indirectly wholly-owned by NRDC Real Estate Advisors I LLC, Silver Point Capital Fund Investments, LLC and affiliates of Apollo Management V, L.P. In this document, we refer to these three entities as the “equity investors.” In our description of the background of the merger, we refer only to “Apollo,” which took the lead role in negotiating on behalf of the equity investors. The interests of the equity investors may be transferred under certain circumstances. As a result, Holding may ultimately include additional or different equity participants. Holding has not engaged in any business except in anticipation of the merger. The business address of Holding is c/o Apollo Management, L.P., The MGM Tower, 10250 Constellation Boulevard, Suite 2900, Los Angeles, California 90067 and its telephone number is (310) 843-1900.

Linens Merger Sub Co.

      Linens Merger Sub Co., which we refer to as Merger Sub, is a Delaware corporation formed on November 7, 2005 under the name “Laundry Merger Sub Co.” Merger Sub's name was changed to “Linens Merger Sub Co.” on December 16, 2005. Merger Sub was formed for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Merger Sub is a wholly-owned subsidiary of Holding. Merger Sub has not engaged in any business except in anticipation of the merger. The business address of Merger Sub is c/o Apollo Management, L.P., The MGM Tower, 10250 Constellation Boulevard, Suite 2900, Los Angeles, California 90067 and its telephone number is (310) 843-1900.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

      This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Monday, January 30, 2006, starting at 4:00 p.m., EST, at the Company’s headquarters located at 6 Brighton Road, Clifton, New Jersey 07015. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement and a proposal to adjourn the meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement, and to act on other matters and transact other business as may properly come before the meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on or about December 29, 2005.

Record Date, Quorum and Voting Power

      The holders of record of Linens ’n Things common stock as of the close of business on December 15, 2005, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were 45,387,264 shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

      Each outstanding share of our common stock as of the close of business on the record date entitles the holder to one vote on each matter submitted to stockholders for a vote at the special meeting.

      The holders of a majority of the outstanding common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established.

Required Vote

      For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding as of the close of business on the record date must vote “FOR” the adoption of the merger agreement. The proposal to adjourn the meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement requires the affirmative vote of a majority of the shares present and entitled to vote on the adjournment proposal.

      In order for your shares of Linens ’n Things common stock to be included in the vote, if you are a stockholder of record, you must submit a proxy for your shares by returning the enclosed proxy or by voting in person at the special meeting.

      If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received voting instructions or require further information on instructing your broker how to vote, contact your broker who can give you directions on how to cause your shares to be voted. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on either proposal, but will count for the purpose of determining whether a quorum is present. As a result, abstentions will have the same effect as a vote against the adoption of the merger agreement or against adjournment of the meeting. Broker non-votes will have the same effect as a vote against the adoption of the merger agreement but will not affect a vote on adjournment of the meeting.

Voting by Directors and Executive Officers

      As of the close of business on December 15, 2005, the record date for the special meeting, our directors are entitled to vote a total of 236,698 shares of our common stock, representing approximately 0.5% of the shares entitled to vote at the special meeting. As of the record date, our directors and executive officers as a group are entitled to vote a total of 297,115 shares, representing approximately 0.7% of the shares entitled to vote. Our directors and our executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. None of our directors or executive officers has entered into any voting agreements relating to the merger.

Proxies; Revocation

      If you submit a proxy for your shares of common stock by signing and delivering a proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment of the meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement, and in accordance with any recommendation of the board of directors, or, in the absence of a recommendation, in the discretion of the proxy agents named in the enclosed proxy card, on any other matter properly brought before the meeting for a vote.

      You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Secretary of the revocation in writing, deliver a new proxy card dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

      If you have instructed your broker to vote your shares, the above options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your voting instructions.

      Linens ’n Things does not expect that any matter will be brought before the special meeting other than the proposal to adopt the merger agreement and, possibly, the proposal to approve the adjournment of the meeting. If, however, another matter is properly presented at the special meeting or any adjournment or postponement of the meeting, the persons named as proxy agents in the enclosed proxy cards will vote the shares in accordance with the recommendation of our board of directors, or, in the absence of a recommendation, in the discretion of the proxy agents.

Expenses of Proxy Solicitation

      Linens ’n Things will pay the cost of this proxy solicitation and we have retained Georgeson Shareholder to assist us in this process for an estimated $16,000, plus expenses. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record. No additional amounts will be paid for any proxies solicited by any of our directors, officers or employees. We will solicit proxies by mail and may also solicit them in person or by telephone, e-mail, facsimile or other electronic means of communication.

Adjournments and Postponements

      Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. Any adjournment may be made without notice, other than by an announcement made at the special meeting. The favorable vote of a majority of the shares of Linens ’n Things common stock present in person or represented by proxy and entitled to vote on the adjournment proposal may adjourn the meeting. Any adjournment or postponement of the special meeting will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

THE MERGER

Background of the Merger

      As part of its long-range planning, the Linens ’n Things board of directors has periodically evaluated strategic alternatives available to the Company including strategic business and operating plans and possible acquisitions and mergers. As part of that planning, the board of directors and management have also considered ways to address the increasing competitive pressures the Company faces from larger retailers with greater resources and operating leverage and the Company’s recent disappointing financial results.

      In mid-April 2005, the Company’s Chairman and Chief Executive Officer, Norman Axelrod, met with another retailer, who we refer to as the strategic retailer, to discuss a possible business combination transaction. The Company and this strategic retailer had engaged in general discussions about a business combination at times in the past. Representatives of the strategic retailer’s investment banking firm subsequently contacted representatives of Credit Suisse First

Boston LLC, the Company’s financial advisor, and advised that the strategic retailer was interested in potentially acquiring the Company for $27.00 per share in cash.

      Mr. Axelrod convened a meeting of the Company’s board of directors on April 26, 2005 and asked representatives of Credit Suisse First Boston and Pitney Hardin LLP, the Company’s legal counsel, to participate. Mr. Axelrod advised the board regarding his meeting with the strategic retailer and its interest in potentially acquiring the Company for $27.00 per share in cash. The board discussed possible courses of action in response to the strategic retailer’s indication of interest and determined that the indicated value proposed by the strategic retailer was not acceptable at that time. The board authorized representatives of Credit Suisse First Boston to advise the strategic retailer of its determination and also requested that Credit Suisse First Boston assist the board in analyzing the Company’s strategic alternatives.

      The board of directors held a regularly scheduled meeting on May 5, 2005, and representatives of Credit Suisse First Boston and Pitney Hardin attended a portion of the meeting. At this meeting, the board reviewed with the representatives of Credit Suisse First Boston and Pitney Hardin possible strategic alternatives available to the Company.

      A meeting of the board was held on May 25, 2005, with representatives of Credit Suisse First Boston and Pitney Hardin attending, at which representatives of Credit Suisse First Boston reviewed with the board Credit Suisse First Boston’s preliminary financial analysis of the Company based on information provided to it by Company management. The board discussed the importance of keeping the strategic review process confidential. Representatives of Credit Suisse First Boston reviewed with the board various strategic and financial parties that would likely have an interest in, and the ability to consummate, a business combination transaction with the Company. At the conclusion of the meeting, the board directed the representatives of Credit Suisse First Boston to contact, on a confidential basis, those potentially interested strategic and financial parties.

      In late May 2005, a representative of Jakup a Dul Jacobsen contacted representatives of the Company and advised that Mr. Jacobsen had recently acquired beneficial ownership of approximately 4.2% of the Company’s outstanding common stock and might be interested in making an additional investment in the Company. Mr. Jacobsen made a filing under the HSR Act on June 1, 2005, indicating that he had a good faith intention to purchase additional Company shares, up to an aggregate investment in the Company of approximately $106 million, which level of investment would require prior filing and expiration of the HSR waiting period. At the Company’s request, representatives of Credit Suisse First Boston had discussions with a representative of Mr. Jacobsen on June 20, 2005 and on July 6, 2005 to discuss his intent in purchasing the Company’s shares. Mr. Jacobsen’s representative advised that the shares had been acquired as an investment and not with a view toward acquiring the Company.

      Between the last week of May 2005 and the first week of June 2005, pursuant to the direction given by the board at the May 25 board meeting, representatives of Credit Suisse First Boston confidentially contacted eight potentially interested parties, of which five were strategic parties (not including the strategic retailer) and three were financial parties that had previously expressed a potential interest in an acquisition of the Company and had prior acquisition experience in the retail industry. Four of the strategic parties indicated that they did not have an interest in a business combination transaction with the Company at that time. One strategic party and each of the financial parties, including Apollo Management V, L.P., indicated interest in a potential transaction and subsequently executed confidentiality agreements with the Company. Subsequent to the initial contact by representatives of Credit Suisse First Boston, Apollo requested that two other firms, Silver Point Capital, L.P. and NRDC Real Estate Advisors I LLC, participate with Apollo in connection with the potential acquisition of the Company, and these two other firms also executed confidentiality agreements with the Company.

      Between June 14, 2005 and June 20, 2005, the Company provided each of the parties which had executed a confidentiality agreement, including Apollo, with initial information concerning the Company. In addition, at the Company’s direction, representatives of Credit Suisse First Boston held meetings with each of the four initially interested parties, including Apollo. At the conclusion of these meetings, each of the four initially interested parties was asked to provide the Company with a preliminary indication of interest regarding a potential transaction with the Company.

      On June 23, 2005, Mr. Axelrod was contacted by the strategic retailer concerning its continuing interest in a potential acquisition of the Company. Mr. Axelrod confirmed to the strategic retailer that its initial indication of interest had been unacceptable and also confirmed that the Company had undertaken a strategic review process with the assistance of Credit Suisse First Boston. In a subsequent telephone conversation that same day, the strategic retailer advised that there was some flexibility in its initial indication of interest. The strategic retailer also advised that it did not wish to participate in the strategic review process and that the Company should contact it at the conclusion of that process.

      Between June 28, 2005 and July 6, 2005, Credit Suisse First Boston, on behalf of the Company, received preliminary indications of interest from the three financial parties that had executed confidentiality agreements, including Apollo. The fourth party, the remaining strategic party, declined to provide a preliminary indication of interest.

      The board of directors held a meeting on July 7, 2005, at which representatives of Credit Suisse First Boston and Pitney Hardin participated. At this meeting, representatives of Pitney Hardin reviewed with the directors their fiduciary duties in connection with their review of strategic alternatives. Also at this meeting, the board reviewed the process that Credit Suisse First Boston had conducted to date with respect to strategic alternatives and discussed possible alternative approaches to that process. In addition, representatives of Credit Suisse First Boston reviewed with the board the terms of the preliminary indications of interest that had been submitted, all of which were in excess of the $27.00 per share indication of interest previously submitted by the strategic retailer. Following discussion, the board of directors directed Credit Suisse First Boston, with the assistance of senior management, to provide each of the financial parties that had provided a preliminary indication of interest, including Apollo, with additional business, financial and legal information about the Company. The board also directed Credit Suisse First Boston to engage in additional discussions with the strategic retailer in an effort to encourage it to participate in the strategic review process.

      Throughout July, August, and the first half of September 2005, each financial party that had provided a preliminary indication of interest, including Apollo, conducted business, financial and legal due diligence on the Company, including meetings with senior management.

      On August 3, 2005, Apollo delivered a non-binding proposal to the Company to acquire the Company for $33.00 per share in cash. The non-binding proposal included Apollo’s request that the Company agree to reimburse 50% of Apollo’s out-of-pocket expenses relating to its remaining due diligence. Apollo also verbally requested that the Company enter into exclusive negotiations with Apollo. The Company did not agree to these requests.

      Between late July and the end of August 2005, further discussions occurred with the strategic retailer concerning whether the strategic retailer would participate in the strategic review process and provide a proposal at a level above its initial indication of interest of $27.00 per share in cash. On August 10, 2005, Mr. Axelrod spoke with the strategic retailer to advise it to act promptly and communicate with Credit Suisse First Boston if it wished to participate in the process. On August 16, 2005, the strategic retailer contacted Mr. Axelrod and reported that although it was interested in exploring a potential acquisition of the Company, it was not prepared to make a proposal at a level which would have been competitive with the indications of interest submitted by the participants in the strategic review process.

      In mid-August 2005, two of the financial parties participating in the strategic review process, other than Apollo, provided the Company with updated preliminary indications of interest. One increased its earlier range of indicated value and the other retained its earlier valuation range.

      On August 11, 2005, representatives of the Company management met with representatives of Mr. Jacobsen and generally discussed the Company and its business. Mr. Jacobsen’s representatives discussed his interest as an investor in the Company and indicated that he might have an interest in pursing mutually beneficial commercial opportunities and increasing the level of his investment in the Company. Mr. Jacobsen’s representatives reiterated that he viewed his stock as an investment opportunity and was not interested in acquiring a controlling interest in Linens ’n Things.

      In mid-August 2005, an additional financial party, which was advised by a retail industry veteran who was familiar with the Company, was invited to join the strategic review process, signed a confidentiality agreement, immediately began business, financial and legal due diligence and subsequently submitted to the Company a preliminary indication of interest. In addition, during this time, the other three interested parties continued their business, financial and legal due diligence. In connection with the due diligence process, representatives of the Company advised each strategic review participant about the disappointing trends in the Company’s financial results, including the Company’s expectation that its third quarter 2005 consolidated net earnings before net interest, income taxes, depreciation and amortization, which we refer to as EBITDA, would be substantially less than what the Company had previously expected.

      During August 2005, legal counsel to Apollo, Morgan Lewis & Bockius LLP, began negotiations with Pitney Hardin regarding the draft merger agreement which had been prepared by Pitney Hardin and sent to each of the interested parties. In late August 2005 each of the four interested parties was asked to submit an updated indication of interest.

      On August 25, 2005, the board of directors held a meeting, at which representatives of Credit Suisse First Boston and Pitney Hardin participated. At this meeting, the board reviewed the process that Credit Suisse First Boston had conducted to date with respect to strategic alternatives, including Apollo’s August 3 non-binding proposal, the updated preliminary indications of interest from the other interested parties, and that the strategic retailer continued to decline to participate in the strategic review process or increase its earlier indication of interest. In addition, Pitney Hardin again reviewed the board’s fiduciary duties in connection with the strategic review process.

      On September 14, 2005, the financial media reported that the Company had engaged Credit Suisse First Boston as its financial advisor to explore strategic alternatives and was considering a possible sale of the Company.

      Also on September 14, 2005, Apollo submitted an updated, non-binding proposal to acquire all of the shares of the Company at a purchase price of $30.00 per share in cash, provided that the purchase price would be reduced to $28.00 per share in cash if the Company failed to achieve both full year 2005 EBITDA of not less than $167 million and 2005 fourth quarter comparable net sales of not less than negative 1%. Concurrently with submission of this non-binding proposal, Apollo provided drafts of its proposed equity financing and debt financing commitments. The debt financing commitment included a minimum financial condition that the Company achieve full year 2005 EBITDA of not less than $145 million and 2005 fourth quarter comparable net sales of not less than negative 4%.

      On September 16, 2005, the board of directors held a meeting to receive an update on the strategic review process and to discuss the September 14 Apollo non-binding proposal. Representatives of Credit Suisse First Boston and Pitney Hardin participated in the meeting. Company management reviewed financial results for the third quarter to date and financial expectations for the balance of the fiscal year. Also at this meeting, representatives of Credit Suisse First Boston updated the board concerning the strategic review process to date, including the impact on the process of the disappointing trends in the Company’s financial results, the difficulty faced by each of the remaining interested parties in connection with the leveraged acquisition debt market due to the decreasing level of EBITDA expected by the Company and the absence of an updated indication of interest from the remaining interested parties other than Apollo. Credit Suisse First Boston reviewed with the board the terms of Apollo’s non-binding proposal, including the equity commitment proposed to be made by Apollo. The board of directors discussed Apollo’s potential bifurcated price term as well as the substantial likelihood, based on the information provided by Company management, that the Company would not achieve the EBITDA and comparable net sales targets required for the higher purchase price of $30.00 per share in cash. In addition, the board discussed the Company remaining a stand-alone, independent company, and considered the Company’s business and prospects, the retail industry generally, current results of competitors, and other issues in connection with assessing the Company as a stand-alone entity. Pitney Hardin reviewed the directors’ fiduciary duties in connection with considering strategic alternatives. Following these discussions, the board directed Credit Suisse First Boston to seek more favorable terms from Apollo and to make further attempts to obtain a proposal from the strategic retailer. The board of directors also determined to continue to assess the potential values, risks and uncertainties concerning Linens ’n Things remaining a stand-alone, independent company.

      Following September 16, 2005, further contacts were made with representatives of the strategic retailer, and Mr. Axelrod was subsequently advised that any proposal that the strategic retailer might make would be based on the strategic retailer’s view of the Company’s market value taking into account the Company’s third quarter financial results, which the strategic retailer believed would be disappointing. As a result, the representatives of the strategic retailer advised that any proposal would likely be below $27.00 per share.

      On September 20, 2005, representatives of Credit Suisse First Boston, on behalf of the Company, responded to Apollo’s non-binding proposal by indicating that a purchase price of not less than $29.00 per share in cash, with no financial targets and no financial minimum conditions, might be acceptable to the Company. The Company’s response also contemplated a substantial reduction in the proposed breakup fee and addressed other changes the Company sought in the Apollo non-binding proposal.

      On September 22, 2005, the Company publicly announced its outlook for 2005 third quarter earnings and comparable net sales, stating that it expected earnings for the quarter to be breakeven, compared with a consensus estimate of $0.29 per share, and that it expected comparable net sales for the quarter to be approximately negative 10%. In its press release Linens ’n Things also publicly confirmed that it was exploring strategic alternatives, including a possible sale of the Company, and had engaged Credit Suisse First Boston as its financial advisor.

      Following, and in response to, the mid-September 2005 media reports and the Company’s subsequent public confirmation that it was exploring strategic alternatives, additional financial firms contacted representatives of Credit Suisse First Boston concerning the Company’s strategic review process. Based on these contacts, in early October the Company invited into the strategic review process one additional financial firm which had been active in completing significant acquisitions in the retail industry and had the financial resources to complete a transaction with the Company. That firm subsequently executed a confidentiality agreement with the Company but ultimately did not make an acquisition proposal.

      Throughout September and October 2005, Apollo continued to update its business, financial and legal due diligence investigation of the Company.

      On September 26, 2005, Apollo provided Linens ’n Things with a revised non-binding proposal to acquire the Company for $27.50 per share in cash, subject to the Company satisfying financial minimum conditions contained in the debt financing commitments of not less than $140 million EBITDA for the 2005 fiscal year and comparable net sales of not less than negative 5% for the 2005 fourth quarter. Apollo also reduced the requested breakup fee and confirmed that its debt providers had completed their due diligence. The proposed reduction in purchase price reflected the reduced minimum EBITDA as well as the disappointing trends in the Company’s financial results.

      On September 26, 2005, one of the principal investment bankers at Credit Suisse First Boston who had a long-standing advisory relationship with the Company left Credit Suisse First Boston and continued to advise the Company, along with Credit Suisse First Boston, in connection with the strategic review process. Subsequently, in late October 2005, this individual joined Lehman Brothers, Inc. and the Company retained Lehman Brothers as a co-financial advisor with Credit Suisse First Boston in connection with the strategic review process.

      During the week of September 26, 2005, at the request of the Company, representatives of the Company’s financial advisors discussed the revised non-binding proposal with Apollo. Among other things, representatives of the Company’s financial advisors, on behalf of the Company, proposed an increased purchase price as well as the complete elimination of the financial minimum conditions and sought a further substantial reduction in the proposed breakup fee. During that week, representatives of the Company’s financial advisors also had further discussions with representatives of the strategic retailer, none of which resulted in a proposal being made by the strategic retailer.

      On September 30, 2005, Apollo increased its proposed purchase price to $28.00 per share in cash, with debt financing conditioned upon the Company achieving full year 2005 EBITDA of at least $140 million and 2005 fourth quarter comparable net sales of not less than negative 5%.

      On October 5, 2005, a representative of Mr. Jacobsen, who had recently increased his investment in the Company to approximately 9.9%, contacted representatives of the Company’s financial advisors, asked about the strategic review process, and advised that Mr. Jacobsen’s investment intent had not changed.

      The board of directors held a meeting on October 5, 2005, with representatives of the Company’s financial advisors and Pitney Hardin participating. Mr. Axelrod reviewed with the board the negative impact within the Company of the recent public announcement of its strategic review process, knowledge of which had previously been very limited within the Company. Company management reviewed the Company’s recent financial results and financial expectations for the balance of fiscal 2005. Management provided its outlook for 2005 fourth quarter performance and its expectations concerning the financial minimum conditions contained in Apollo’s non-binding proposal. Also at this meeting, representatives of the Company’s financial advisors updated the board concerning the strategic review process to date and reviewed with the board the terms of Apollo’s current non-binding proposal. Pitney Hardin again reviewed with the directors their fiduciary duties in connection with the strategic review process including a possible sale of the Company. At the conclusion of the meeting, the board instructed the Company’s financial advisors to continue to seek improved terms from Apollo, including improved financial minimum conditions.

      On October 7, 2005, at the Company’s request, representatives of the Company’s financial advisors proposed revised terms to Apollo, including a purchase price of $28.00 per share in cash, a reduced breakup fee and debt financing conditioned upon the Company achieving a minimum 2005 full year EBITDA of $135 million.

      Apollo responded on October 11, 2005 with a proposal that it characterized as its “last, best and final offer.” The revised proposal retained the debt financing condition that fiscal 2005 EBITDA must be no less than $140 million, but reduced the required minimum 2005 fourth quarter comparable net sales to negative 6% and further reduced the proposed breakup fee. In discussions on October 12, 2005 representatives of the Company’s financial advisors attempted, but were unable, to achieve further improvements in the proposed financial terms of the Apollo proposal.

      At a meeting on October 14, 2005, a representative of Mr. Jacobsen advised representatives of Credit Suisse First Boston that Mr. Jacobsen was considering purchasing additional Company shares. The Credit Suisse First Boston representatives advised that if Mr. Jacobsen had interest in acquiring the Company he would need to act promptly and execute a confidentiality agreement. Mr. Jacobsen did not subsequently indicate such an interest or make a proposal to acquire the Company.

      Also on October 14, 2005, the board of directors held a meeting, with representatives of the Company’s financial advisors and Pitney Hardin participating. At the meeting, representatives of the Company’s financial advisors updated the board concerning the strategic review process to date and reviewed with the board the terms of Apollo’s current proposal. At the conclusion of the meeting, the board instructed the Company’s financial advisors to proceed with additional negotiations with Apollo.

      Between October 17 and October 25, 2005, representatives of the Company’s financial advisors and Pitney Hardin had discussions with representatives of Apollo and Morgan Lewis, respectively, concerning open issues in connection with the proposed merger agreement, equity financing commitments, debt financing commitments, as well as with respect to a particular third-party consent which Apollo required in order to move forward with the proposed transaction and which was eventually obtained.

      A board meeting was held on October 26, 2005 and attended by representatives of the Company’s financial advisors and Pitney Hardin. At the meeting, management reviewed 2005 third quarter results and expected 2005 fourth quarter financial performance. Representatives of the Company’s financial advisors updated the board concerning the strategic review process to date and reviewed with the board the terms of Apollo’s current proposal. Representatives of Credit Suisse First Boston reviewed with the board their preliminary financial analysis with respect to Apollo’s current proposal. Pitney Hardin reviewed with the board of directors the material terms of the proposed merger agreement, the terms of the proposed debt and equity financing commitments and other transaction matters, and the remaining outstanding material issues. In advance of the meeting, directors had been provided with a copy of the merger agreement together with a summary of the merger agreement and of the equity and debt financing commitments. Pitney Hardin also reviewed with the directors their fiduciary duties in connection with consideration of strategic alternatives including a possible sale of the Company. The directors discussed, among other matters, the strategic review process, the Apollo proposal, timing, closing risks, the equity commitment proposed by Apollo, the current leveraged acquisition debt market, the financial minimum conditions under the debt financing commitments, management expectations for the Company’s 2005 fourth quarter, and other related matters. Following discussion, the board of directors authorized the Company’s financial advisors to continue negotiations with Apollo.

      Between October 26, 2005 and November 3, 2005, representatives of the Company’s financial advisors and Pitney Hardin continued discussions with representatives of Apollo and Morgan Lewis, respectively, concerning outstanding issues under the merger agreement, equity financing commitments, debt financing commitments, the proposed breakup fee and other outstanding matters.

      On November 3, 2005, in a telephone call between representatives of Apollo and the Company’s financial advisors, the representatives of Apollo indicated that Apollo was not prepared to further improve its proposed terms and indicated further that its most recent proposal would expire if not accepted by Monday, November 7, 2005. From November 3 through November 7, 2005, representatives of the Company’s financial advisors and Pitney Hardin had discussions and negotiations with representatives of Apollo and Morgan Lewis, respectively, concerning all outstanding issues under the merger agreement, including the proposed breakup fee, which Apollo agreed to reduce to $27 million, equity financing commitments and debt financing commitments.

      On November 7, 2005, the board of directors held a meeting to consider approval of the merger agreement, at which representatives of the Company’s financial advisors and Pitney Hardin participated. At the meeting, representatives of the Company’s financial advisors updated the board on the events that had occurred since the October 26 board meeting. Representatives of Pitney Hardin reviewed with the board the updated, final terms of the proposed merger agreement and further discussed the board’s fiduciary duties. Representatives of the Company’s financial advisors and Pitney Hardin also reviewed with the board the final terms of the debt financing commitments and equity financing commitments. Company management reviewed October sales results and November sales results to date, and provided an update of management’s expectations for fourth quarter financial performance. Also at this meeting, representatives of Credit Suisse First Boston reviewed with the board its financial analysis of the merger consideration, as preliminarily reviewed with the board at the October 26 meeting, and rendered to the board an oral opinion, which opinion was confirmed by delivery of a written opinion dated November 7, 2005, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Company common stock. Following discussion, the Company’s board of directors, by unanimous vote, approved and declared advisable the merger agreement and the merger and resolved to recommend that the Company’s stockholders adopt the merger agreement all subject to and conditioned on legal counsel confirming the receipt of the third-party consent and final, executed equity commitments and debt financing commitments.

      In the morning of November 8, 2005, the Company, Merger Sub and Apollo executed the merger agreement. Thereupon, the Company and Apollo issued a joint press release announcing the merger.

Reasons for the Merger

      Our board of directors unanimously approved and determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of Linens ’n Things and its stockholders. In the course of reaching its decision to approve the merger agreement and the merger, the board consulted with the Company’s financial and legal advisors and considered a number of factors that it believed supported its decision, including the following:

•	the strategic review process conducted by the board of directors, with the assistance of its financial and legal advisors;

•	that the merger price proposed by Apollo represented the highest price that the Company was offered for the acquisition of the Company and the board’s belief, based on its own experience and discussions with its financial advisors, that it was unlikely that a third party would propose to acquire the Company at a price higher than $28.00 per share;

•	the board of directors’ view that the merger was more favorable to stockholders than any other alternative reasonably available to the Company and its stockholders, including continuing to operate the business as a stand-alone, independent company in light of the uncertain returns to our stockholders from the Company’s business, operations, financial condition and prospects as well as the risks involved in achieving those prospects;

•	the historical market price of our common stock, including the fact that the share price since mid-September 2005 has reflected media reports, followed by the Company’s public confirmation, that the board was considering strategic alternatives including a possible sale of the Company;

•	the financial presentation of Credit Suisse First Boston LLC, including its opinion, dated November 7, 2005, to the Linens ’n Things board as to the fairness, from a financial point of view and as of the date of its opinion, of the merger consideration to be received by holders of Linens ’n Things common stock, as more fully described under the caption “The Merger—Opinion of Credit Suisse First Boston LLC” on page 27;

•	the financial and other terms and conditions of the merger agreement as reviewed by the board of directors (see “The Merger Agreement” on page 45);

•	the structure of the merger as an all cash transaction which will allow our stockholders to immediately realize fair value, in cash, for their investment and which will provide them with certainty of value for their shares;

•	the merger agreement provisions which permit the Company, under certain circumstances prior to stockholder approval, to furnish information to and conduct negotiations with third parties that make an unsolicited “takeover proposal” as defined in the merger agreement;

•	the merger agreement provisions which permit the Company to terminate the merger agreement, under certain circumstances prior to stockholder approval, in order to approve a third party’s “superior proposal,” as defined in the merger agreement, upon the payment to Holding of a $27 million breakup fee (representing approximately 2.1% of the total equity value of the Company) and payment of Holding’s and Merger Sub’s out-of-pocket expenses of up to $5 million (see “The Merger Agreement—Termination of the Merger Agreement” on page 54, “—Breakup Fee” on page 55 and “—Reimbursement of Expenses” on page 55);

•	the ability of stockholders who comply with all of the required procedures under Delaware law to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Appraisal Rights” on page 56 and Annex C);

•	the board of directors’ understanding, after consultation with its financial and legal advisors, that both the $27 million breakup fee (and the circumstances when such fee is payable) and the requirement to reimburse Holding and Merger Sub for certain out-of-pocket expenses, up to a limit of $5 million, in the event that the merger agreement is terminated under certain circumstances, are reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature;

•	the fact that, other than the accelerated vesting and cash out of options and restricted stock units held by each director, the indemnification of and provision for directors’ and officers’ liability insurance for each director for six years from and after the effective time of the merger, and Mr. Axelrod’s rights under his employment agreement and certain other benefit arrangements following a change in control (see “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” on page 36), the directors will not receive any consideration in connection with the merger that is different from that received by any other stockholder of the Company; and

•	the changes within the Company which the board believed would be necessary in order for the Company to achieve its long-range goals of sustained sales and earnings growth as a stand-alone, independent company, the expected time to effectuate those changes, the time needed for the Company’s share price to reflect the success of those changes, and the risks and uncertainties associated with any such changes and with the timing thereof.

      Your board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by the debt financing commitments is not obtained;

•	the risk that the Company may not meet the financial conditions contained in the debt financing commitments, including the minimum EBITDA condition and the comparable net sales condition described on page 34;

•	our stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company if the merger is completed;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company and the requirement that we pay a $27 million breakup fee, plus out-of-pocket expenses up to $5 million, in order for the board of directors to accept a superior proposal;

•	the requirement that we reimburse Holding and Merger Sub for up to $5 million of out-of-pocket expenses if our stockholders do not adopt the merger agreement;

•	the fact that the merger generally will be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition, and the potential effect on business and customer relationships;

•	the restrictions on the conduct of our business prior to the completion of the merger; and

•	the fact that we are entering into a merger agreement with Holding and Merger Sub, newly-formed corporations with essentially no assets, and the contractual limitation on our ability to recover damages from the equity investors in connection with a breach of the merger agreement by Holding or Merger Sub. See “The Merger—Financing of the Merger and Related Transactions—Equity Financing” on page 33.

      The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by the board of directors, the board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual directors may have assigned different weights to various factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of the Board of Directors

      After careful consideration, your board of directors, by unanimous vote:

•	has determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of the Company and its stockholders;

•	has approved the merger agreement; and

•	recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Credit Suisse First Boston LLC

      Credit Suisse First Boston LLC has acted as financial advisor to Linens ’n Things in connection with the merger. In connection with Credit Suisse First Boston’s engagement, Linens ‘n Things requested it to evaluate the fairness, from a financial point of view, to the holders of Linens ’n Things common stock of the merger consideration. On November 7, 2005, at a meeting of the Linens ’n Things board of directors held to evaluate the merger, Credit Suisse First Boston rendered to the board an oral opinion, which opinion was confirmed by delivery of a written opinion dated November 7, 2005, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Linens ’n Things common stock.

      The full text of Credit Suisse First Boston’s written opinion, dated November 7, 2005, to the Linens ’n Things board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated into this proxy statement by reference. You are encouraged to read this opinion carefully in its entirety. The opinion was provided to the board in connection with the board’s evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The summary of Credit Suisse First Boston’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

      In arriving at its opinion, Credit Suisse First Boston reviewed a draft dated November 4, 2005 of the merger agreement and drafts of certain related documents, as well as certain publicly available business and financial information relating to Linens ’n Things. Credit Suisse First Boston also reviewed certain other information relating to the Company, including financial forecasts provided to or discussed with Credit Suisse First Boston by the Company, and met with Company management to discuss the Company’s business and prospects. Credit Suisse First Boston also considered certain financial and stock market data of Linens ’n Things and compared that data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to the Company, and considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which had been effected or announced. Credit Suisse First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant.

      In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information it reviewed and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts for Linens ’n Things that Credit Suisse First Boston reviewed, Company management advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Company management as to the Company’s future financial performance. Credit Suisse First Boston also assumed, with the Company’s consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Linens ’n Things or the merger and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification, amendment or adjustment of any material term, condition or agreement therein. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Linens ’n Things, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Representatives of Linens ’n Things advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the merger agreement and related documents, when executed, would conform to the drafts reviewed by Credit Suisse First Boston in all respects material to its analyses. Credit Suisse First Boston’s opinion addressed only the fairness, from a financial point of view, to the holders of Linens ’n Things common stock of the merger consideration and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. The opinion was necessarily based upon information made available to Credit Suisse First Boston as of the date of the opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on that date. Credit Suisse First Boston’s opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Linens ’n Things, nor did it address the underlying business decision of Linens ’n Things to proceed with the merger.

      In preparing its opinion to the Linens ’n Things board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse First Boston arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Linens ’n Things. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to Linens ’n Things or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse First Boston’s analyses are inherently subject to substantial uncertainty.

      Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the Linens ’n Things board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Company’s board or management with respect to the merger or the merger consideration.

      The following is a summary of the material financial analyses presented to the board in connection with Credit Suisse First Boston’s opinion dated November 7, 2005.

      The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

      Discounted Cash Flow Analysis

      Credit Suisse First Boston calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Linens ’n Things could generate over calendar years 2006 through 2010 based on internal estimates of Company management provided to or discussed with Credit Suisse First Boston. Credit Suisse First Boston calculated a range of estimated terminal values for Linens ’n Things by multiplying its calendar year 2010 estimated earnings before net interest, income taxes, depreciation and amortization, commonly referred to as EBITDA, by selected multiples ranging from 5.5x to 7.0x. The estimated after-tax free cash flows and terminal values were then discounted to present value using discount rates of 13.0% to 15.0%. This analysis indicated the following implied per share equity reference range for Linens ’n Things as compared to the per share merger consideration:

Implied Per Share Equity Reference Range	Per Share Merger Consideration

$22.00–$29.00	$28.00

      Selected Companies Analysis

      Credit Suisse First Boston reviewed the market values and trading multiples of Linens ’n Things and the following eight selected publicly held companies in the specialty retail industry:

•	Barnes & Noble, Inc.

•	Bed Bath & Beyond Inc.

•	Borders Group, Inc.

•	Cost Plus, Inc.

•	J. C. Penney Company, Inc.

•	Jo-Ann Stores, Inc.

•	Michaels Stores, Inc.

•	Williams-Sonoma Inc.

      Credit Suisse First Boston compared enterprise values, calculated as equity value plus debt, minority interest and preferred stock, less cash and cash equivalents, as a multiple of the latest 12 months and estimated calendar years 2005 and 2006 EBITDA. Credit Suisse First Boston also compared equity values per share as a multiple of calendar years 2005 and 2006 estimated earnings per share. Credit Suisse First Boston then applied ranges of selected multiples described above for the selected companies to corresponding financial data of Linens ’n Things based on internal estimates of Company management. All multiples were based on closing stock prices on November 4, 2005. Financial data for the selected companies was based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data for Linens ’n Things was based on internal estimates of management of Linens ’n Things, publicly available research analysts’ estimates and public filings of Linens ’n Things. This analysis indicated the following implied per share equity reference range for Linens ’n Things, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range $19.00–$26.00	Per Share Merger Consideration $28.00

      Selected Acquisitions Analysis

      Credit Suisse First Boston reviewed the transaction value multiples in the following 23 selected transactions in the specialty retail industry:

Acquiror	Target
• Berkshire Partners LLC and Weston Presidio	• Party City Corporation
• GameStop Corp.	• Electronics Boutique Holdings Corp.
• OSIM International Ltd / J.W. Childs Associates, L.P. / Temasek Capital (Private) Limited	• Brookstone, Inc.
• Bain Capital Partners LLC / Kohlberg Kravis Roberts & Co., L.P. / Vornado Realty Trust	• Toys “R’‘Us, Inc.
• Federated Department Stores, Inc.	• The May Department Stores Company
• Highfields Capital Management LP	• Circuit City Stores, Inc.
• Movie Gallery, Inc.	• Hollywood Entertainment Corporation
• Kmart Holding Corporation	• Sears, Roebuck and Co.
• Jones Apparel Group, Inc.	• Barneys New York, Inc.
• Cerberus Capital Management, L.P. / Sun Capital Partners, Inc. / Lubert-Adler and Klaff Partners, L.P.	• Mervyn’s LLC
• The May Department Stores Company	• Marshall Field’s
• Circuit City Stores, Inc.	• InterTAN, Inc.
• Boise Cascade Corporation	• OfficeMax, Inc.
• Gart Sports Company	• The Sports Authority, Inc.
• Advance Auto Parts, Inc.	• Discount Auto Parts, Inc.
• Gart Sports Company	• Oshman’s Sporting Goods, Inc.
• Luxottica Group S.p.A.	• Sunglasses Hut International, Inc.
• Bain Capital Partners LLC	• K.B. Toys, Inc.
• Best Buy Co., Inc.	• Musicland Stores Corporation
• Leonard Green & Partners, L.P. / Texas Pacific Group	• PETCO Animal Supplies, Inc.
• The May Department Stores Company	• David’s Bridal, Inc.
• Barnes & Noble, Inc.	• Funco, Inc.
• Grupo Sanborns, S.A. de C.V.	• CompUSA Inc.

Credit Suisse First Boston compared, among other things, enterprise values in the selected transactions as multiples of the latest 12 months EBITDA. Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions to corresponding financial data of Linens ’n Things. Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Financial data for Linens ’n Things was based on internal estimates of management of Linens ’n Things and public filings of Linens ’n Things. This analysis indicated the following implied per share equity reference range for Linens ’n Things, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range $23.00–$29.00	Per Share Merger Consideration $28.00

      Miscellaneous

      The Board of Directors of Linens ’n Things selected Credit Suisse First Boston as financial advisor based on Credit Suisse First Boston’s experience and reputation, and its familiarity with Linens ’n Things and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      From time to time, Credit Suisse First Boston and its affiliates in the past have provided, currently are providing and in the future may provide, investment banking and other financial services to Linens ’n Things, as well as certain of the private investment firms whose affiliates are stockholders of Linens Holding Co., and their respective affiliates, unrelated to the merger, for which services Credit Suisse First Boston has received, and expects to receive, compensation. Credit Suisse First Boston and certain of its affiliates and certain of its and such affiliates’ respective employees and certain private investment funds affiliated or associated with Credit Suisse First Boston have invested in funds managed or advised by certain of the private investment firms whose affiliates are stockholders of Linens Holding Co. Credit Suisse First Boston is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse First Boston and its affiliates may acquire, hold or sell, for Credit Suisse First Boston’s and such affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Linens ’n Things, Linens Holding Co., affiliates of the stockholders of Linens Holding Co. and any other company that may be involved in the merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

      Credit Suisse First Boston has acted as financial advisor to Linens ’n Things and will receive a customary fee for its financial advisory services that is contingent upon consummation of the merger. In addition, Linens ’n Things has agreed to indemnify Credit Suisse First Boston for certain liabilities, including liabilities arising under the federal securities laws, and other items arising out of the engagement.

Certain Effects of the Merger

      If the merger agreement is adopted by the Company’s stockholders, certain other conditions to the closing of the merger are either satisfied or waived, and Holding has obtained its financing or alternative financing for the merger, Merger Sub will be merged with and into Linens ’n Things, with Linens ’n Things being the surviving corporation. Following the merger, all outstanding securities of Linens ’n Things will be owned by Holding, which in turn will be owned by the equity investors.

      When the merger is completed, each share of Linens ’n Things common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Company, Merger Sub or Holding or any of their respective direct or indirect wholly-owned subsidiaries or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $28.00 in cash, without interest.

      The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options to acquire Linens ’n Things common stock will become fully vested and immediately exercisable. All such options not exercised prior to the merger will be converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of Linens ’n Things common stock subject to the option multiplied by (2) the excess of $28.00 over the exercise price per share of Linens ’n Things common stock under the option, from which amount will be withheld any applicable withholding taxes.

      The merger agreement provides that at the effective time of the merger each right to receive a share of Linens ’n Things common stock pursuant to a restricted stock unit award will be canceled and converted into the right to receive $28.00 in cash, without interest, less applicable withholding taxes.

      At the effective time of the merger, current Linens ’n Things stockholders will cease to have ownership interests in Linens ’n Things or rights as Linens ’n Things stockholders. Therefore, the current stockholders of Linens ’n Things will not participate in any future earnings or growth of Linens ’n Things and will not benefit from any appreciation in value of Linens ’n Things.

      Linens ’n Things common stock is currently registered under the Securities Exchange Act of 1934 and is quoted on the New York Stock Exchange under the symbol “LIN’‘. As a result of the merger, Linens ’n Things will be a privately held corporation, the common stock will cease to be quoted on the New York Stock Exchange and there will be no public market for the common stock. In addition, registration of the common stock under the Exchange Act will be terminated and Linens ’n Things will no longer be required to file periodic reports with the SEC on account of its common stock.

      When the merger becomes effective, the directors of Merger Sub will be the directors of the surviving corporation. Those directors will appoint the officers of the surviving corporation, each to hold office until the earlier of his or her resignation or removal. The surviving corporation’s certificate of incorporation and bylaws will be amended as of the effective time of the merger to read as set forth in exhibits to the merger agreement.

      The benefit of the merger to our stockholders is the right to receive $28.00 in cash, without interest, for each share of Linens ’n Things common stock. The detriments are that our stockholders will cease to participate in our future earnings and growth, if any, and that their receipt of payment for their shares generally will be a taxable transaction for United States federal income tax purposes. See “The Merger—Material United States Federal Income Tax Consequences” on page 41.

      Under the terms of the merger agreement, Holding and Merger Sub have generally agreed to indemnify current officers and directors of the Company for any acts or omissions in their capacity as an officer or director occurring on or before the effective time of the merger and to provide for liability insurance for a period of six years from and after the effective time of the merger, subject to certain conditions.

Effects on the Company if the Merger is Not Completed

      In the event that the merger agreement is not adopted by Linens ’n Things stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Linens ’n Things will remain an independent public company and its common stock will continue to be quoted and traded on the New York Stock Exchange. In that event, we expect that management will operate the business generally in a manner similar to that in which it is being operated today and that Linens ’n Things stockholders will continue to be subject to the same general risks and opportunities as they currently are, including, among other things, the nature of the retail industry and economic and market conditions.

      Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Linens ’n Things common stock. From time to time, the Linens ’n Things board of directors will evaluate and review the business operations, properties and capitalization of Linens ’n Things, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by Linens ’n Things stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Linens ’n Things will be offered, or that the business, prospects or results of operations of Linens ’n Things will not be adversely impacted.

      If the merger agreement is terminated, under certain circumstances, we will be obligated to pay the out-of-pocket expenses of Holding and Merger Sub, up to $5 million; and if certain additional circumstances exist, we will be obligated to pay a breakup fee of $27 million to Holding. For a description of the circumstances triggering payment of the breakup fee and reimbursement of Holding’s and Merger Sub’s expenses, see “The Merger Agreement—Breakup Fee” on page 55 and “—Reimbursement of Expenses” on page 55.

Financing of the Merger and Related Transactions

      The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $1,367 million, consisting of (i) approximately $1,295 million to pay Linens ’n Things stockholders, option holders and holders of restricted stock units the amounts due to them under the merger agreement, assuming that no Linens ’n Things stockholder exercises and perfects its appraisal rights, and (ii) approximately $72 million to pay related fees and expenses incurred by Holding and Merger Sub in connection with the merger, the financing arrangements and the other transactions.

      The following arrangements are intended to provide the necessary financing for the merger:

      Equity Financing

      Pursuant to equity commitments from each of Apollo Management V, L.P., NRDC Real Estate Advisors I LLC and Silver Point Capital Fund Investments, LLC, the proceeds of which will constitute the equity portion of the merger financing, the equity investors have agreed to contribute to Holding up to $633.4 million in cash, plus up to an additional $58.0 million, if necessary, to meet the EBITDAR/rent leverage condition in the debt financing commitments. The source of such funds will come from equity contributions from investors in the Apollo, NRDC and Silver Point funds in the ordinary course of business.

      The equity commitments are subject to:

•	the completion of the merger; and

•	the completion of the debt financing.

      The equity commitments will terminate upon the earlier of:

•	the effective time of the merger; and

•	termination of the merger agreement, provided that in certain circumstances the equity commitments would instead terminate 90 days following termination of the merger agreement or on such later date that any lawsuit filed by us in connection with the termination of the merger agreement is finally adjudicated.

      The equity investors have agreed that if we (i) commence a lawsuit within that 90-day period; (ii) establish, in a final, non-appealable judgment, that the termination resulted from Holding’s or Merger Sub’s breach of the merger agreement; and (iii) are awarded damages in respect of that judgment, then the equity investors will be liable to satisfy that judgment, with each equity investor’s liability limited to 20% of its equity commitment, plus the Company's reasonable legal expenses directly related to the enforcement of these rights against the equity investor. This liability constitutes our sole and exclusive remedy against the equity investors for any matter in any way relating to the merger or the merger agreement.

      Debt Financing

      Holding and Merger Sub received debt financing commitments on November 7, 2005 from Bear, Stearns & Co., Inc., Bear Stearns Corporate Lending Inc., UBS Loan Finance LLC and UBS Securities LLC (who we refer to as the debt commitment parties). The debt financing commitments were attached as exhibits to our Form 8-K filed with the SEC on November 9, 2005. Pursuant to the debt financing commitments, and subject to their terms and conditions, Bear

Stearns Corporate Lending Inc. and UBS Loan Finance LLC have committed to provide, in the aggregate:

•	at least $650 million in senior secured bridge loans for the purpose of financing the merger and paying fees and expenses incurred in connection with the merger if the Company is unable to issue the equivalent amount of senior secured or unsecured floating or fixed rate notes in a public offering or in a Rule 144A private placement by the time the merger is completed, and

•	up to $600 million in a senior secured asset-based revolving credit facility for the purpose of financing the merger, paying fees and expenses incurred in connection with the merger and providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries.

      The debt financing commitments expire on April 18, 2006.

      Conditions Precedent to the Debt Financing Commitments

      The availability of the bridge facility and the revolving credit facility are subject, among other things, to satisfaction of the following conditions:

•	no change, fact or event having occurred which in the reasonable judgment of the debt commitment parties is or would be materially adverse to the business, condition (financial or otherwise), assets, properties or results of operations of Linens ’n Things, except for changes that do not affect Linens ’n Things disproportionately relative to other companies operating in the same economies or industries;

•	the debt commitment parties not becoming aware of any information or other matter affecting the merger, the Company, Holding or Merger Sub that is inconsistent in a material and adverse manner with any such information or other matter disclosed to the debt commitment parties prior to their entry into the debt commitments;

•	the accuracy and completeness in all material respects of the information submitted to, and the representations and warranties made to, the debt commitment parties by the Company, Holding and Merger Sub, as well as the representations and warranties of the Company, Holding and Merger Sub contained in the merger agreement;

•	by February 3, 2006, the Company delivering financial data for the year ended December 31, 2005 comparable to that typically contained in its year end earnings releases;

•	Bear, Stearns & Co., Inc. and UBS Securities LLC, as joint book running managers, having at least 45 consecutive calendar days following the issuance by Linens ’n Things of its 2005 annual audited financial statements and prior to the closing of the merger to market the debt securities;

•	UBS Securities LLC, as lead arranger of the revolving credit facility, having at least 30 consecutive calendar days following the issuance by Linens ’n Things of its 2005 annual audited financial statements and prior to the closing of the merger to syndicate the revolving credit facility;

•	the Company having not less than $140 million in fiscal year 2005 EBITDA, adjusted to exclude certain expenses including certain transaction-related expenses (a complete description of these adjustments to EBITDA is contained in the debt commitments);

•	the Company’s comparable net sales for the fourth quarter of fiscal 2005 not decreasing by more than 6% from the fourth quarter of fiscal 2004;

•	the following EBITDAR/rent leverage ratio being less than 6.75x:

•	pro forma (i.e., post-merger) total consolidated indebtedness of Holding as of December 31, 2005, after giving effect to the equity financing but excluding any amounts drawn down on the revolving credit facility, plus eight times rent for fiscal 2005, to

•	the Company’s consolidated earnings before net interest, income tax, depreciation, amortization, and rent expense (EBITDAR), after the adjustments specified in the debt commitments.

      The equity investors have committed to invest up to an additional $58.0 million if necessary to satisfy this EBITDAR/rent leverage ratio condition.

•	on the merger closing date, after giving effect to the merger, Holding must have at least $325 million in excess availability under the revolving credit facility, with excess availability defined as (a) the lesser of (i) the aggregate lending commitment under the revolving credit facility and (ii) the borrowing base on the date of determination, less (b) all outstanding loans, obligations or commitments under the revolving credit facility;

•	the negotiation, execution and delivery of definitive documentation; and

•	other customary conditions for leveraged acquisition financings.

      If any portion of the debt financing under the debt financing commitments becomes unavailable, Holding will be required to use its reasonable best efforts to obtain alternative financing on the exact terms and conditions set forth in the debt financing commitments. If Holding is unable to obtain such alternative financing, it will not be obligated to complete the merger because its obligation to close under the merger agreement is conditioned upon it having obtained the debt financing or such alternative debt financing.

      If any of the material conditions to the debt financing are not satisfied, we would not expect the debt commitment parties to waive the conditions and provide the debt financing. If any portion of the debt financing under the debt financing commitments becomes unavailable, Holding will be required to use its reasonable best efforts to obtain alternative financing on the exact terms and conditions provided in the debt financing commitments. Depending on the condition of the retail industry (and of the Company in particular) and the leveraged acquisition debt financing market at such time, it may be difficult, or impossible, for Holding to obtain alternative financing on those exact terms and conditions. In that event, Holding would not be obligated to complete the merger, because its obligation to close under the merger agreement is conditioned upon it having obtained its debt financing or alternative debt financing on those exact terms and conditions. If the merger agreement is terminated as a result, you would not receive any of the merger consideration and your ownership interest in the Company would continue. Alternatively, if Holding is unable to obtain its debt financing and is consequently not obligated to close under the merger agreement, it is possible that Holding and the Company may engage in discussions about entering into a revised transaction on different terms than those in the merger agreement. In that event and if we were to agree to a revised transaction with Holding with price or other material terms or conditions different than those in the merger agreement, we would disclose to our stockholders, among other things, the terms of any such revised transaction and seek stockholder approval of the revised transaction.

      As of the date of this proxy statement, based on improved sales trends, the Company currently believes that it will satisfy the comparable net sales condition to the debt financing. As of the date of this proxy statement the Company also currently believes that it will satisfy the minimum EBITDA condition to the debt financing, although this condition continues to be subject to various risks and uncertainties, including, among other things, year-end audit, absence of any significant audit changes or adjustments and satisfactory completion and results of year-end physical inventory.

      We cannot assure you that we will meet the minimum EBITDA condition, the comparable net sales condition or any other condition to the debt financing.

      Private Offering of Debt Securities

      The issuer of any debt securities will be Merger Sub, initially, and the surviving corporation, upon consummation of the merger. The issuer is expected to issue at least $650 million aggregate principal amount of senior secured or unsecured floating or fixed rate notes. These notes may be issued in a public offering or in Rule 144A or other private placement. If these notes are issued in an offering pursuant to Rule 144A, the notes will be offered to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. This proxy statement is not an offer to sell any debt securities and is not soliciting an offer to buy any debt securities.

Bridge Facility

      If Merger Sub is unable to complete a debt securities offering, then it is expected to borrow at least $650 million under the bridge facility. Upon consummation of the merger, the surviving corporation will be the borrower under the bridge facility. If, upon the first anniversary of completion of the merger, any bridge loan has not been previously repaid in full, and provided no conversion default (as defined in the debt financing commitments) exists on such date, the maturity date of the bridge loans will be automatically extended until the eighth anniversary of the closing date and, during the extension period, each holder of a bridge loan will have the right to exchange its bridge loan for a senior exchange note in an equal principal amount, also due on the eighth anniversary of completion of the merger. Bear, Stearns & Co. Inc. has been appointed as sole lead arranger and a joint bookrunner; UBS Securities LLC has been appointed as a joint bookrunner and sole and exclusive syndication agent; and Bear Stearns Corporate Lending Inc. has been appointed as sole and exclusive administration agent for the bridge facility.

Revolving Credit Facility

      The borrower under the revolving credit facility will be Merger Sub, initially, and the surviving corporation, upon consummation of the merger. Of the $600 million revolving credit facility, $150 million will be available in the form of letters of credit to replace outstanding letters of credit of Linens ’n Things and $10 million will be available in the form of letters of credit to secure certain indemnity obligations with respect to the Company’s store leases. UBS Securities LLC has been appointed as sole lead arranger and joint book runner and Bear, Stearns & Co. Inc. has been appointed as joint book runner and as a syndication agent for the revolving credit facility.

Interests of the Company's Directors and Executive Officers in the Merger

      In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. The board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

      Treatment of Stock Options

      As of the close of business on the record date, approximately 2,481,534 shares of our common stock were subject to stock options with an exercise price of less than $28.00 per share, granted under our equity incentive plans to our current executive officers and our directors. Each option that remains unexercised immediately prior to the merger, whether or not it is vested or exercisable, will be canceled, and the holder of the option will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of common stock subject to the option at the effective time of the merger, multiplied by

•	the excess, if any, of $28.00 over the exercise price per share of common stock under the option.

      The following table summarizes the vested and unvested options with exercise prices below $28.00 per share held by our executive officers and directors as of November 30, 2005 and the approximate consideration that each of them will receive pursuant to the merger agreement upon the cancellation of their options, based on the weighted average prices of their options:

	Options which will vest on or prior to December 31, 2005		Options that will vest as a result of the Transaction		Total
	Shares	Value	Shares	Value	Shares	Value
Non-Employee Directors
Philip E. Beekman	20,067	$262,227	5,333	$69,689	25,400	$331,916
Harold F. Compton	10,667	40,487	5,333	20,241	16,000	60,728
Evelyn V. Follit	0	0	10,000	33,750	10,000	33,750
Stanley P. Goldstein	20,067	278,126	5,333	73,915	25,400	352,041
Morton E. Handel	10,667	35,172	5,333	17,585	16,000	52,757
Robert Kamerschen	6,667	34,878	7,333	38,362	14,000	73,240
Executive Officers
Norman Axelrod	1,215,984	$6,296,855	0	$0	1,215,984	$6,296,855
Jack E. Moore	120,000	178,500	280,000	416,500	400,000	595,000
Jane Gilmartin	125,000	274,107	50,000	109,642	175,000	383,750
William T. Giles	290,000	1,837,525	0	0	290,000	1,837,525
Brian D. Silva	136,250	719,300	0	0	136,250	719,300
F. David Coder	147,500	452,263	10,000	30,662	157,500	482,925

      Treatment of Restricted Stock Units

      As of the close of business on the record date, approximately 114,788 shares of our common stock were represented by restricted stock units granted under our equity incentive plans to our current executive officers and our directors. Under the terms of the merger agreement, at the effective time of the merger each restricted stock unit will be canceled, and its holder will receive a cash payment of $28.00 per share, less any required withholding taxes.

      The following table summarizes the restricted stock units held by our executive officers and directors as of November 30, 2005 and the consideration that each of them will receive pursuant to the merger agreement upon the cancellation of the units:

	Shares represented by restricted stock units that will vest as a result of the Transaction
	Number of Shares	Value
Non-Employee Directors
Philip E. Beekman	700	$19,600
Harold F. Compton	700	19,600
Evelyn V. Follit	1,400	39,200
Stanley P. Goldstein	700	19,600
Morton E. Handel	700	19,600
Robert Kamerschen	700	19,600
Executive Officers
Norman Axelrod	2,341	$65,548
Jack E. Moore	20,000	560,000
Jane Gilmartin	53,500	1,498,000
William T. Giles	33,154	928,312
Brian D. Silva	535	14,980
F. David Coder	358	10,024

      Executive Employment Agreements and Transaction Compensation

      The Company has employment agreements with each of its executive officers which contain provisions regarding those executive officers’ rights upon a change in control of the Company (which would include the completion of the merger). The following summarizes the principal terms of these employment agreements with respect to a change in control.

      If an executive’s employment is terminated by the Company other than for cause (as defined in the employment agreements) or if an executive terminates his or her employment for good reason (which generally includes a reduction in responsibilities or compensation, a relocation or a breach of his or her employment agreement by the Company), generally within two years following a change in control, or in the case of Mr. Axelrod if he elects to terminate his employment within a sixty day period beginning six months after a change in control (which would include the completion of the merger), the employment agreements generally provide for (i) a lump sum severance payment equal to two times (2.5 times for Mr. Moore and 2.99 for Mr. Axelrod) the annual base salary and two times (2.99 for Mr. Axelrod) target annual cash incentive compensation, (ii) pro rata annual cash and equity incentive awards at the executive’s target annual incentive compensation rates, payable in a lump sum, (iii) continuation of medical, health and life insurance, at Company cost, until age 60 for Mr. Axelrod (and, at Mr. Axelrod’s cost, from age 60 to age 65) and for a period of 24 months for the other executives, (iv) vesting of outstanding options, restricted stock or stock unit awards, deferred stock awards and long-term or equity incentive awards and (v) in the case of Mr. Axelrod, 36 months of additional service credit under the defined benefit supplemental executive retirement plan. The employment agreements obligate the Company to indemnify the executives to the fullest extent permitted by law, including the advancement of expenses, and reimbursement of expenses incurred in seeking enforcement of an employment agreement unless in bad faith or frivolous. If payments under the employment agreements or pursuant to any other plan, arrangement or award are subject to the golden parachute excise tax, the Company will make an additional gross-up payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as it would have been had such excise tax not applied.

      The following table shows the amount of potential cash severance payable to our current executive officers (including, if applicable, pro rata cash and equity incentive compensation for the year of termination), based on an assumed termination date of April 1, 2006 and following completion of the merger. The table also shows the estimated tax gross-up payments to each executive officer.

	Amount of potential cash severance payment*	Estimated tax gross-up payment**
Norman Axelrod	$5,187,593	$0
Jack E. Moore	2,537,000	1,244,706
Jane Gilmartin	1,581,563	0
William T. Giles	1,168,200	0
Brian D. Silva	891,750	0
F. David Coder	1,067,500	0

*	Excludes the value of acceleration of vesting of certain benefits, certain transaction compensation as separately reported herein and the value of certain continued health and welfare benefits.
**	The tax gross-up payment, where applicable, relates to the value of all such severance payments and benefits and the acceleration of certain benefits, including equity compensation, as well as the transaction compensation. Actual amounts are subject to change based on the date of completion of the merger, date of any actual termination of employment, interest rates then in effect, and certain other assumptions used in the calculation.

      Certain of our executive officers received additional transaction compensation upon execution of the merger agreement, based on the services they provided in connection with the strategic review process leading to the merger, and those executive officers are entitled to certain additional compensation for services to be rendered prior to, and in all events conditioned upon, the closing and completion of the merger. The following table shows for each of these executive officers the amount of the transaction compensation received and the additional amount the executive officer will be entitled to receive for services to be rendered prior to, and in all events conditioned upon, the closing and completion of the merger.

	Amount of transaction compensation received upon execution of the merger agreement	Amount of potential transaction compensation payable upon successful completion of the merger
William T. Giles	$250,000	$250,000
Brian D. Silva	125,000	125,000

      The Compensation Committee is also authorized, under the terms of the merger agreement, to approve additional transaction compensation of up to $100,000 to one other executive officer conditioned upon and subject to the completion of the merger.

      In addition, certain other individuals who are not executive officers received additional compensation upon the execution of the merger agreement, based on the services provided by them in connection with the strategic review process leading to the merger, and are entitled to certain additional compensation for services to be rendered prior to, and in all events conditioned upon, the closing and completion of the merger. The aggregate amount of this transaction compensation to individuals who are not executive officers will not exceed $385,000 without the consent of Holding.

      Termination of Deferred Compensation Plan and Distribution of Accounts

      At the completion of the merger, which will constitute a change in control under the non-qualified deferred compensation plan in which our executive officers and directors participate, unless otherwise elected by the participant, all balances will be distributed to the participant. All account balances of our executive officers and directors under the plan are vested and have been fully funded by means of a rabbi trust whereby funds equal to the value of the account balances have been set aside in a trust for this purpose (but which is available to satisfy the claims of the Company’s general creditors).

      The following table shows the account balances in the non-qualified deferred compensation plan of our executive officers and directors as of November 30, 2005.

Account balances
Non-Employee Directors
Philip E. Beekman	$0
Harold F. Compton	0
Evelyn V. Follit	0
Stanley P. Goldstein	104,074
Morton E. Handel	0
Robert Kamerschen	0
Executive Officers
Norman Axelrod	$772,178
Jack E. Moore	118,837
Jane Gilmartin	0
William T. Giles	37,289
Brian D. Silva	0
F. David Coder	194,513

      Amendment to Qualified Retirement Plan

      We maintain a 401(k) plan for our employees, including our executive officers. Under the terms of the merger agreement, the Company was authorized to, and in December 2005 amended, this plan to provide that all accrued employer contributions to an employee’s account under the plan will be fully vested upon the involuntary termination of the employee’s employment (other than for cause) in the 12 month period following the completion of the merger. Otherwise such accrued contributions will continue to vest in accordance with the existing vesting schedule (100% after three years of service).

      Supplemental Executive Retirement Program

      Mr. Axelrod has a supplemental executive retirement program, or SERP, that is comprised of three components: a defined benefit SERP, a defined contribution SERP and a collateral assignment split dollar arrangement (for which no additional premium payments have been made since 2002). The defined benefit SERP is payable in a lump sum automatically upon a change in control (which includes completion of the merger) whether or not employment is terminated. The defined contribution SERP is payable in a lump sum upon a termination or cessation of employment following a change in control (which includes completion of the merger). The collateral assignment split dollar arrangement is payable in accordance with its terms without acceleration upon a change in control. The following table provides a summary of a general range of amounts that would be payable to Mr. Axelrod assuming, solely for the purposes of this computation, a termination of employment (or a constructive termination for good reason, including his right to terminate within a 60-day period beginning six months following a change in control) as of April 1, 2006. It is based on various assumptions and is intended only to provide a general range for informational purposes. The figures are estimates and will vary regularly based on fund performance. As a result, actual amounts may be higher or lower.

Split dollar SERP payment	Defined contribution SERP lump sum	Defined benefit SERP lump sum
$530,000	$569,837	$5,632,992

      Indemnification and Insurance

      The merger agreement provides that, for a six-year period following the merger, the surviving corporation will indemnify and provide advancement of expenses to each present and former officer or director of the Company or any of its subsidiaries against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses incurred in connection with any action, claim, proceeding or investigation arising out of any acts or omissions made in their capacity as an officer or director at or prior to the time the merger takes effect. The indemnification and advancement of expenses will be to the same extent now provided for in the Company’s certificate of incorporation and by-laws and, if greater, to the fullest extent permitted by law.

      The merger agreement requires the surviving corporation to maintain in effect, for the six-year period following the merger, the Company’s current directors’ and officers’ liability insurance policies with respect to matters occurring prior to the merger or policies with the same coverage with a reputable carrier. However, if the annual expense of this D&O coverage would exceed 300% of the Company’s current annual premiums for D&O insurance, the scope of the policy can be reduced to stay within this 300% cap.

      Prior to completion of the merger, the Company may elect to forgo the annual D&O policy coverage and instead purchase “tail” or “runoff” D&O insurance policies in an amount and scope as favorable as its existing policies and with a claims period of at least six years from the date of the merger, covering claims arising from facts or events that occurred on or prior to completion of the merger. This option is available to the Company only if the total cost for the “tail” or “runoff” coverage does not exceed 300% of the Company’s current annual premiums for D&O insurance.

Material United States Federal Income Tax Consequences

      The following is a general discussion of certain material U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

      A non-U.S. holder is a person (other than a partnership) that is not a U.S. holder.

      This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws. Holders that may be subject to special treatment under the U.S. federal income tax laws include:

•	insurance companies,

•	dealers in securities or foreign currencies,

•	traders in securities who elect the mark-to-market method of accounting for their securities,

•	stockholders subject to the alternative minimum tax,

•	persons that have a functional currency other than the U.S. dollar,

•	tax-exempt organizations,

•	financial institutions,

•	mutual funds,

•	partnerships or other pass through entities for U.S. federal income tax purposes,

•	controlled foreign corporations,

•	passive foreign investment companies,

•	certain expatriates,

•	corporations that accumulate earnings to avoid U.S. federal income tax,

•	stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or

•	stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements.

      In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

      If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

      U.S. Holders

      The receipt of cash pursuant to the merger (or pursuant to the exercise of appraisal rights) by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for the common stock; and

•	the U.S. holder’s adjusted tax basis in the common stock.

      If the holding period in our common stock surrendered in the merger (or pursuant to the exercise of appraisal rights) is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, the adjusted tax basis and holding period must be determined separately with respect to each block of common stock.

      Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger (or pursuant to the exercise of appraisal rights) unless the U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

      Non-U.S. Holders

      Any gain realized on the receipt of cash pursuant to the merger (or pursuant to the exercise of appraisal rights) by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger.

      An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

      We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

      Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received pursuant to the merger (or pursuant to the exercise of appraisal rights), unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

      The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules provide that transactions such as the merger may not be completed until the parties submit a Notification and Report Form to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. On December 15, 2005, the Company and Holding each filed its Notification and Report Form and requested early termination of the waiting period.

      The DOJ and the FTC may challenge a merger on antitrust law grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, the DOJ or the FTC could take action under the United States antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or to obtain other structural or conduct relief. Other persons could also take action under the United States antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, whether or not the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest.

      The Competition Act (Canada) provides that transactions which exceed certain thresholds may not be completed until certain information has been submitted to the Commissioner of Competition and certain waiting period requirements have been satisfied or waived, or the Commissioner has granted an Advance Ruling Certificate in respect of the merger. A notification under the Act in respect of the merger may be required. If a notification is required, the obligations of the parties to complete the merger are subject to receipt of an Advance Ruling Certificate stating that the Commissioner is satisfied that there are not sufficient grounds to initiate proceedings under the Act with respect to the merger or, following the filing of notice thereunder or waiver of the notice requirement, the relevant waiting period expires, terminates or is waived and the Commissioner advises that there are not sufficient grounds to initiate proceedings under the Act with respect to the merger.

      The Investment Canada Act (Canada) provides that the merger is subject to the applicable Minister designated under the Act being satisfied that the merger is likely to be of net benefit to Canada, having regard to the factors set out in the Investment Canada Act. On December 9, 2005, Holding filed an application for review under the Act seeking approval of the Minister for the merger.

      The parties believe that the merger does not violate the antitrust laws of the United States or of any other jurisdiction. However, we cannot assure you that the merger will not be challenged on antitrust grounds or that we will prevail if a challenge is made.

      Except as noted above, we are unaware of any material governmental regulatory requirements or approvals required for the completion of the merger.

Fees and Expenses of the Merger

      Linens ’n Things estimates that if the merger is completed, the fees and expenses we incur in connection with the merger will be approximately as follows:

Description	Amount
Financial advisory fees	$10,400,000
Legal fees and expenses	$4,200,000
SEC filing fees	$139,000
Printing and mailing costs	$50,000
Miscellaneous	$650,000
Total	$15,439,000

      If the merger agreement is terminated under certain circumstances, we will be obligated to pay a breakup fee of $27 million, and we will be obligated under certain circumstances to pay the out-of-pocket expenses of Holding and Merger Sub, up to $5 million. For a description of the circumstances triggering payment of the breakup fee and reimbursement of expenses, see “The Merger Agreement—Breakup Fee” on page 55 and “—Reimbursement of Expenses” on page 55.

THE MERGER AGREEMENT

      The summary of the material terms of the merger agreement below and elsewhere in this proxy statement does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement. We encourage you to read carefully the merger agreement in its entirety. The merger agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, the equity investors or their respective affiliates. The merger agreement contains representations and warranties that the parties to the agreement made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties exchanged in connection with signing the merger agreement. While the Company does not believe that the disclosure schedules contain non-public information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were only made as of the date of the merger agreement or a prior, specified date, (ii) in some cases they are subject to materiality and knowledge qualifiers, and (iii) they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the Company’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Effective Time

      The closing of the merger will occur as soon as practicable but no later than the second business day following the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than those conditions that must be satisfied or waived at the closing, but subject to the satisfaction or waiver of those conditions) or at such other date as the parties may agree. We will file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger. The merger will become effective when that certificate is filed, or at such later time as we and Holding may agree upon and specify in the certificate.

Structure

      At the effective time of the merger, Merger Sub will merge with and into Linens ’n Things. As a result of the merger, the separate corporate existence of Merger Sub will cease and Linens ’n Things will continue as the surviving corporation and as a wholly-owned subsidiary of Holding.

Treatment of Stock Options and Restricted Stock Units

      Options. Immediately prior to the effective time of the merger, all outstanding options to acquire Linens ’n Things common stock will become fully vested and immediately exercisable. All such options not exercised will, immediately following such conversion, be canceled in exchange for the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to the option, multiplied by

•	the excess of $28.00 over the exercise price per share of common stock subject to the option.

      Restricted Stock Units. At the effective time of the merger, each outstanding right to receive Linens ’n Things common stock pursuant to a restricted stock unit award, whether or not vested,

shall be canceled and converted into the right to receive $28.00 in cash, less applicable withholding taxes, without interest.

Exchange and Payment Procedures

      At or prior to the effective time of the merger, Holding will deposit (or cause Merger Sub to deposit) an amount of cash sufficient to pay the aggregate merger consideration with a bank or trust company (the “paying agent”) reasonably acceptable to the Company. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to the stockholders. The letter of transmittal and instructions will describe to stockholders how to surrender their shares of Linens ’n Things common stock certificates in exchange for the merger consideration.

      Stockholders should not return their stock certificates with the enclosed proxy card, and they should not forward their stock certificates to the paying agent without a letter of transmittal.

      A stockholder will not be entitled to receive the merger consideration until it surrenders its Linens ’n Things common stock certificate or certificates to the paying agent (or to any other agents appointed by Holding), together with a duly completed and validly executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of Holding that such stock transfer taxes have been paid or are not applicable. No interest will be paid or will accrue on the cash payable upon surrender of the certificates.

      At the effective time of the merger, the Company’s stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Linens ’n Things common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be canceled and exchanged for the merger consideration.

      None of Holding, Merger Sub, Linens ’n Things or the paying agent will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the paying agent for payment to the holders of unsurrendered certificates that are unclaimed 180 days after the effective time of the merger will be returned to Holding. Thereafter, any holder of unsurrendered certificates may look only to Holding for the payment of the funds, subject to any applicable laws. Any cash, dividends or distributions payable in respect of any certificates that are not surrendered will become property of Holding at the time, to the extent permitted by applicable laws.

      If a stockholder has lost a certificate, or if it has been stolen or destroyed, then the stockholder will be required to make an affidavit of that fact before the stockholder will be entitled to receive the merger consideration. In addition, if required by Holding or the surviving corporation, the stockholder will have to post a bond in a reasonable amount determined by Holding or the surviving corporation indemnifying it against any claims made with respect to the lost, stolen or destroyed certificate.

      Each of the surviving corporation and Holding will be entitled to deduct and withhold any applicable taxes from the merger consideration and pay such withholding amount over to the appropriate taxing authority.

Certificate of Incorporation and Bylaws

      The surviving corporation’s certificate of incorporation and bylaws will be amended as of the effective time of the merger to read as set forth in exhibits to the merger agreement.

Directors and Officers

      After the effective time of the merger, the directors of Merger Sub will be the directors of the surviving corporation. Those directors will appoint the officers of the surviving corporation, each to hold office until the earlier of his or her resignation or removal.

Representations and Warranties

      The merger agreement also contains representations and warranties made by Holding and Merger Sub that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a material adverse effect. The representations and warranties relate to, among other things:

•	their proper organization and good standing;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities as a result of the merger;

•	the absence of undisclosed broker’s fees;

•	the accuracy and completeness of information they have supplied for inclusion in this proxy statement;

•	the debt and equity commitments received by Holding, including that the aggregate proceeds of the equity commitments of all of the equity investors and the debt financing are sufficient to complete the merger and to pay the merger consideration, the amounts to be paid to holders of options and other equity awards in the merger and all merger-related fees and expenses; and

•	that none of the debt or equity commitments having been withdrawn and there are no undisclosed conditions or contingencies related to the financing of the merger.

      We make representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a material adverse effect. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and corporate power to operate our respective businesses;

•	our subsidiaries;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	our capitalization, including in particular the number of shares of our common stock, stock options and restricted stock units outstanding;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities or third parties in order to consummate the merger;

•	the absence of undisclosed broker’s fees;

•	our SEC filings since December 31, 2002 and the financial statements contained therein;

•	our comparable net sales for the three then most recent completed fiscal years, and the methodology used to calculate them;

•	the absence of liabilities, other than those set forth on our unaudited July 2, 2005 balance sheet, those incurred in the ordinary course of business since July 2, 2005, those incurred pursuant to the transactions contemplated by the merger agreement and those that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the accuracy and completeness of information supplied by us in this proxy statement and other documents required to be filed by us with the SEC in connection with the merger;

•	our and our subsidiaries’ possession of all licenses and permits necessary to conduct our respective businesses;

•	our compliance with laws;

•	the absence of litigation against us that involves a claim for monetary damages in excess of $2,500,000, that would prohibit or materially restrict operating our business as we have historically, and would prevent or delay the performance of our obligations under the merger agreement or that might reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the absence of certain changes and events since July 2, 2005, including the absence of any material adverse effect or any change, effect, event, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	since July 2, 2005, our having conducted our business and operated our properties in the ordinary course consistent with past practice;

•	taxes, environmental matters and certain specified types of contracts;

•	our intellectual property;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	our relationships with our largest suppliers and vendors;

•	our insurance policies;

•	real property owned and leased by us and our subsidiaries and title to assets;

•	receipt by our board of directors of a fairness opinion of Credit Suisse First Boston LLC;

•	the approval and recommendation by our board of directors of the merger agreement and the merger;

•	appropriate actions having been taken by our board of directors so that no anti-takeover laws would be applicable with respect to or as a result of the merger agreement; and

•	transactions with related parties.

      The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger or termination of the merger agreement; however termination does not relieve any party from any liability for any willful and material breach of the merger agreement by that party.

Material Adverse Effect

      For the purposes of the merger agreement, “material adverse effect” means any change, effect, event, occurrence or state of facts that is or would be materially adverse to the business, condition (financial or otherwise), assets, properties or results of operations of Linens ’n Things and its subsidiaries taken as a whole, other than any changes, effects, events, occurrences or state of facts relating to or resulting from:

•	changes in general economic, financial or securities market conditions in the United States that do not affect Linens ’n Things or its subsidiaries disproportionately relative to other companies operating in the same economies or industries;

•	general changes or developments in the industry in which Linens ’n Things and its subsidiaries operate that do not affect Linens ’n Things or its subsidiaries disproportionately relative to other companies operating in the same economies or industries;

•	the announcement of the merger agreement and the transactions contemplated thereby;

•	any actions required under the merger agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the merger;

•	the effect of incurring and paying expenses to the Company’s financial and other advisors in connection with negotiating, entering into, performing and consummating the transactions contemplated by the merger agreement;

•	changes in applicable laws or regulations or their interpretation after the date of the merger agreement;

•	changes in GAAP or its interpretation after the date of the merger agreement; and

•	any outbreak of major hostilities in which the United States is involved or any act of insurrection, sabotage or terrorism within the United States or directed against its facilities or citizens wherever located that do not affect Linens ’n Things or its subsidiaries disproportionately relative to other companies operating in the same economies or industries.

Covenants of the Parties

      The merger agreement contains the following mutual covenants:

•	that Holding, Merger Sub and the Company will use reasonable best efforts to take all actions and to do all things necessary to consummate the merger and make it effective as promptly as practicable;

•	that, within 20 business days after execution of the merger agreement, Linens ’n Things and Holding will file with the Federal Trade Commission and the United States Department of Justice the notification required to be filed with respect to the merger under the HSR Act;

•	that Holding and Linens ’n Things will consult with each other before issuing any press release or making any public statement regarding the merger agreement or the transactions contemplated by it, except as may be required by applicable laws or the rules of any national securities exchange, in which case the issuing party will use its commercially reasonable efforts to consult with the other party before it issues the press release or makes the public statement;

•	that each of Holding, Merger Sub and the Company will advise the other to the extent it has knowledge of any change or event having, or which would reasonably be expected to have, a material adverse effect on the party or the ability of the conditions to the merger to be satisfied; and

•	that the parties to the merger agreement will cooperate and consult with one another in connection with any stockholder litigation against any of them or their respective directors or officers with respect to the transactions contemplated by the merger agreement.

      The merger agreement also contains covenants of Holding, relating to, among other things:

•	the indemnification of present and former officers and directors of Linens ’n Things and its subsidiaries for six years after the effective time of the merger;

•	directors’ and officers’ liability insurance to be provided by the surviving corporation, which Holding has the responsibility to ensure the provision of, provided that Holding will not be required to spend in any one year more than 300% of the current annual premium paid by Linens ’n Things for its existing coverage; and

•	Holding’s use of reasonable best efforts to comply with the terms of the debt commitments and promptly arrange for alternative debt financing on the exact terms and conditions of the existing debt commitments if such existing commitments expire or are terminated.

      In the merger agreement we covenant to deliver our audited financial statements for the fiscal year ending December 31, 2005 to Holding, Merger Sub and the persons engaged in raising the financing on or before February 28, 2006 and to use our reasonable best efforts to deliver the audited financial statements on or before February 20, 2006.

      In the merger agreement we also covenant that, from the date of the merger agreement until the effective time of the merger, subject to certain exceptions:

•	we and each of our subsidiaries will conduct our businesses and operate our properties in the ordinary course of business consistent with past practice;

•	we will give Holding and its representatives reasonable access during normal business hours and upon reasonable notice to our offices, properties, books and records and those of our subsidiaries; and

•	we will furnish Holding and its representatives, to the extent reasonably available, with financial and operating data and other information reasonably requested.

      We have also agreed that from the date of the merger agreement until the effective time of the merger, and subject to certain exceptions or except with the prior written consent of Holding, we will not:

•	make, declare or pay any dividend or distribution (other than dividends or distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent);

•	adjust, split, combine or reclassify our capital stock or that of our subsidiaries;

•	directly or indirectly, redeem, purchase or otherwise acquire, any shares of our capital stock or that of our subsidiaries or any securities or obligations convertible into or exchangeable for such capital stock;

•	issue, deliver or sell any of our capital stock or that of our subsidiaries, except as required pursuant to employment agreements, employee benefit plans, or the exercise of options, in each case outstanding at the date of the merger agreement;

•	amend our certificate of incorporation or bylaws or the organizational documents of any of our subsidiaries;

•	sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of our property or assets, other than in the ordinary course of business consistent with past practice;

•	incur any indebtedness, other than short-term indebtedness incurred in the ordinary course of business, consistent with past practice, under existing lines of credit;

•	increase the compensation or benefits of any of our or our subsidiaries’ current or former directors, officers or consultants;

•	establish or increase compensation or benefits provided under any of our employee benefit plans or employment or consulting agreements, except for compensation increases for non-officers in the ordinary course of business consistent with past practices;

•	enter into any new or amend any existing employment, bonus, severance, change in control, retention agreement or any similar agreement or any collective bargaining agreement with any officer, director, consultant or employee;

•	change any principle of financial accounting, except as required by GAAP or applicable laws;

•	file any material tax return or claim for refund without prior consultation with Holding; file any tax returns (including any amended tax returns); make, revoke or change a material tax election; change a material method of reporting income or deductions for tax purposes; consent to extend the period of limitations for payment or assessment of any taxes; or settle or compromise any material tax liability or refund;

•	acquire any significant business;

•	satisfy, discharge, waive or settle any material actions, claims or liabilities other than in the ordinary course of business consistent with past practice;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity, other than intercompany loans, employee advances for expenses in the ordinary course of business and proprietary credit card transactions consistent with past practice;

•	enter into any contract that would constitute a material contract, enter into any lease not contemplated by the Company’s current budget or renew any lease unless and until fewer than 60 days remain in the period for exercise of the applicable renewal right;

•	terminate, modify, amend or exercise any right or option under any material contract or lease, except as contemplated by the preceding item; waive, release, relinquish or assign any right or claim of material value to the Company; or cancel or forgive any material indebtedness owed to the Company;

•	fail to maintain its material insurance policies;

•	make, authorize or commit to any capital expenditure other than as provided for in the Company’s existing budget; or

•	permit or cause any of our subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing.

Takeover Proposals

      We have agreed that, subject to the exceptions described below, neither we nor any of our subsidiaries, nor any of our officers, directors, agents or representatives, will, directly or indirectly:

•	initiate, solicit, encourage or facilitate any inquiries with respect to, or the making of, a takeover proposal;

•	engage in any negotiations concerning, provide any confidential information or data to, or have any discussions with, any person or entity relating to, or otherwise facilitate, a takeover proposal;

•	approve or recommend or propose publicly to approve or recommend, any takeover proposal; or

•	approve or recommend, or determine to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than a confidentiality agreement as contemplated below or propose publicly or agree to do any of the foregoing relating to any takeover proposal).

      These restrictions will not prevent the Company or the board of directors from complying with its disclosure obligations under Sections 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to a takeover proposal or making any disclosure to the Company’s stockholders if the board, in its good faith judgment after consultation with outside counsel, concludes that failure to do so would be a breach of its fiduciary duty under applicable law. However, neither the Company nor the board of directors may recommend that our stockholders tender their shares in connection with a takeover proposal, or withdraw its recommendation that the stockholders adopt the merger agreement, or recommend, adopt or approve a takeover proposal, unless the requirements described in the second paragraph below have been satisfied. Holding will have the right to terminate the merger agreement if the board withdraws, modifies or qualifies its approval of the merger agreement or its recommendation in a manner adverse to Holding in such disclosure documents or communications.

      The Company and the board of directors may, at any time before the merger agreement is adopted by the stockholders, provide information in response to a request for it by, or engage in any negotiations or discussions with, a person who has made an unsolicited bona fide written takeover proposal (under circumstances in which the Company has not violated the relevant provisions of the merger agreement) if the board of directors receives from that person an executed confidentiality agreement on customary terms no less favorable to the Company than the confidentiality agreement executed by Holding’s affiliate, if and only to the extent that:

•	the board determines in good faith after consultation with outside legal counsel that such action is necessary in order for the directors to comply with their fiduciary duties under applicable law, and the takeover proposal was not solicited by the Company or any of our subsidiaries or any of our officers, directors, agents or representatives; and

•	the board determines in good faith after consultation with outside legal counsel and outside financial advisors that the takeover proposal is reasonably likely to result in a superior proposal.

      The Company and the board of directors also may, at any time before the merger agreement is adopted by the stockholders, recommend an unsolicited bona fide written takeover proposal to the stockholders, if and only to the extent that:

•	the board determines in good faith after consultation with outside legal counsel that such action is necessary in order for the directors to comply with their fiduciary duties under applicable law;

•	the board determines in good faith after consultation with counsel and a nationally recognized investment firm that the takeover proposal constitutes a superior proposal;

•	the Company provides Holding with written notice of the terms of the superior proposal and the identity of the potential acquiror three business days prior to the taking of such action by the Company; and

•	during the three business day waiting period following such notice, the Company and its advisors negotiate in good faith with Holding to make adjustments in the terms and conditions of the merger agreement and the board of directors fully considers any such adjustment and nonetheless concludes in good faith that the takeover proposal constitutes a superior proposal.

      For purposes of the merger agreement, “takeover proposal” means any proposal or offer with respect to:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company;

•	any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than 20% of the voting power of the Company; or

•	any purchase of assets, securities or ownership interests representing an amount equal to or greater than 20% of the net revenues, net income or assets of the Company and its subsidiaries taken as a whole.

      For purposes of the merger agreement, “superior proposal” means a bona fide written takeover proposal to acquire 50% or more of the combined voting power of the Company or all or substantially all of the consolidated assets of the Company that is on terms that our board of directors (after consultation with its outside financial advisor) in good faith concludes, after taking into account all legal, financial, regulatory and other aspects of the proposal, the likelihood of obtaining financing, the likely consummation date of the transaction contemplated by the proposal, and the person making the proposal, would, if completed, result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement, taking into account any change in the transaction proposed by Holding within the three business day waiting period.

      Except as permitted above, our board of directors and its committees are not permitted to:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Holding, the approval of the merger agreement, the merger, any of the transactions contemplated by the merger agreement or the recommendation of our board of directors that stockholders adopt the merger agreement or take any action or make any statement in connection with the special meeting of stockholders to adopt the merger agreement inconsistent with such approval or board recommendation; or

•	approve or recommend, or propose publicly to approve or recommend, any takeover proposal.

Conditions to Closing

      The obligations of the parties to complete the merger are subject to the following conditions:

•	the receipt of Company stockholder approval;

•	no party to the merger agreement being subject to any order or injunction that prohibits the closing, provided that this condition cannot be asserted until each party has used its best efforts to prevent the entry of the order or injunction and appealed it promptly after its entry;

•	the expiration or termination of the waiting period under the HSR Act and any other applicable foreign antitrust law or foreign investment law;

•	the receipt of an advance ruling that the Competition Act (Canada) does not apply or, following the filing of notice thereunder or waiver of the notice requirement, the relevant waiting period expires, terminates or is waived and the Commissioner of Competition advises Holding that there are not sufficient grounds to initiate proceedings under the Act with respect to the merger; and

•	Holding obtains a notice from the applicable Ministers under the Investment Canada Act that such Ministers are satisfied that the investment is likely to be a net benefit to Canada.

      The obligations of the Holding and Merger Sub to complete the merger are subject to the following additional conditions:

•	the truth and correctness (without giving effect to any materiality or material adverse effect qualification contained therein) of the Company’s representations and warranties, as of the date made or as of an earlier date if expressly made as of that earlier date, and at the effective time of the merger, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect;

•	the performance, in all material respects, by the Company of its obligations to be performed by it under the merger agreement prior to the closing date, other than its obligations regarding the operation of its business between signing and closing the merger agreement, and the performance, in all respects, by the Company of its obligations regarding the operation of its business between signing and closing the merger agreement except where the failure to perform those obligations would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect;

•	since the date of the merger agreement there has not been a material adverse effect or changes that reasonably could be expected to have a material adverse effect; and

•	the receipt by Holding and Merger Sub of its debt financing; see “The Merger—Financing of the Merger and Related Transaction—Conditions Precedent to the Debt Financing Commitments” on page 34.

      Our obligations to complete the merger are subject to the following additional conditions:

•	the truth and correctness (without giving effect to any materiality or material adverse effect qualification contained therein) of Holding’s and Merger Sub’s representations and warranties, as of the date made (November 8, 2005) or as of an earlier date if expressly made as of that earlier date, and at the effective time of the merger, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, prevent or materially delay consummation of the merger; and

•	the performance, in all material respects, by Holding and Merger Sub of the obligations to be performed by each of them under the merger agreement prior to the closing date, other than the obligation of Merger Sub not to engage in any activities of any nature between signing and closing the merger agreement except as provided in or contemplated by the merger agreement, and the performance of those particular obligations of Merger Sub in all respects except where the failure to so perform would not, individually or in the aggregate, prevent or materially delay consummation of the merger.

      No party to the merger agreement can rely on the failure of any condition to closing to be satisfied if the failure was caused by that party’s failure to comply with its obligations to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement.

Termination of the Merger Agreement

      Linens ’n Things, Holding and Merger Sub may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Linens ’n Things have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by either Holding or Linens ’n Things if:

•	the closing has not occurred on or before April 18, 2006 (or a later “outside date” if the parties agree upon one in writing), so long as the failure to complete the merger by the outside date is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	our stockholders do not vote to adopt the merger agreement at the special meeting (including any adjournment or postponement thereof); or

•	any governmental authority has issued an order or entered any injunction that permanently prohibits completion of the merger and the order or injunction has become final and non-appealable, so long as the party seeking to terminate has not caused the order or injunction by breaching the merger agreement and has not failed to use its best efforts to prevent the entry of the order or injunction or to appeal or lift it.

•	by Holding if:

•	we breach any of our representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, and the breach has not been cured within 30 days after receipt of notice or is incapable of being cured by the outside date; provided that Holding cannot terminate the merger agreement under this provision if Holding itself is then in material breach of any of its covenants or agreements contained in the merger agreement; or

•	our board of directors makes an “adverse recommendation change” by withdrawing, qualifying or adversely modifying its recommendation that our stockholders vote to adopt the merger agreement, by taking any action or making any statement, filing or release inconsistent with that recommendation; or by recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, a takeover proposal.

•	by Linens ’n Things if:

•	Holding or Merger Sub breaches any of its representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, and the breach has not been cured within 30 days after receipt of notice or is incapable of being cured by the outside date; provided that Linens ’n Things cannot terminate the merger agreement under this provision if Linens ’n Things is then in material breach of any of its covenants or agreements contained in the merger agreement; or

•	our board of directors makes an adverse recommendation change after receiving an unsolicited superior proposal and providing Holding with three business days to negotiate adjustments to the merger agreement such that the revised terms of the merger agreement are at least as favorable as the superior proposal, and we pay a $27 million breakup fee to Holding and reimburse Holding’s and Merger Sub’s out-of-pocket expenses up to $5 million.

Breakup Fee

      The $27 million breakup fee is payable to Holding under the following circumstances:

•	if the merger agreement is terminated as a result of our board of directors having withdrawn, qualified or modified its recommendation that the stockholders vote for and adopt the merger agreement in a manner adverse to Holding, then the breakup fee is due on the date the merger agreement is terminated;

•	if the merger agreement is terminated as a result of the Company entering into an agreement with respect to a superior proposal, then the breakup fee is due to be paid concurrently with the termination of the merger agreement; or

•	if all of the following three conditions are met, then the breakup fee is due on the date we enter into an agreement with respect to a takeover proposal or, if earlier, the date the acquisition is consummated:

•	the merger agreement is terminated as a result of an uncured breach of representation, warranty or covenant by the Company; the non-occurrence of the closing on or before the outside date of April 18, 2006; or the failure of the stockholders to adopt the merger agreement;

•	before such termination, the Company has received an unsolicited takeover proposal; and

•	within 12 months following such termination, the Company enters into an agreement with respect to, or consummates any, takeover proposal.

Reimbursement of Expenses

      We must pay Holding for its and Merger Sub’s out-of-pocket expenses up to a maximum of $5 million if we are required to pay the $27 million breakup fee. In addition, we must pay those out-of-pocket expenses up to a maximum of $5 million if the merger agreement is terminated under certain other circumstances, including where the termination is based upon the failure of our stockholders to adopt the merger agreement.

Amendment and Waiver

      The merger agreement may be amended by an instrument in writing signed on behalf of each of the parties at any time, whether before or after stockholder approval. However, after adoption of the merger agreement by the Company’s stockholders, no amendment will be made that by law or stock exchange regulation would require further approval by the Company’s stockholders without such approval having been obtained. The merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement. The failure of any party to the merger agreement to assert any of its rights under the merger agreement will not constitute a waiver of those rights.

MARKET PRICES OF THE COMPANY’S STOCK

      Our common stock is traded on the New York Stock Exchange under the symbol “LIN.” The following table sets forth the high and low sales prices per share of our common stock on the New York Stock Exchange for the periods indicated.

	Common Stock
	High	Low
Fiscal Year Ending December 31, 2005:
1st Quarter	$28.91	$22.65
2nd Quarter	$25.85	$21.10
3rd Quarter	$29.60	$22.03
4th Quarter (through December 23, 2005)	$27.00	$23.20
Fiscal Year Ended January 1, 2005:
1st Quarter	$36.15	$27.70
2nd Quarter	$36.12	$27.01
3rd Quarter	$28.93	$23.17
4th Quarter	$26.44	$21.70
Fiscal Year Ended January 3, 2004:
1st Quarter	$23.98	$19.49
2nd Quarter	$24.93	$19.27
3rd Quarter	$29.31	$23.78
4th Quarter	$30.45	$24.64

      The closing sale price of our common stock on the New York Stock Exchange on November 7, 2005, the last trading day before the Company announced the execution of the merger agreement, was $26.40 per share. On December 23, 2005, the last trading day before this proxy statement was printed, the closing price for the Company’s common stock on the New York Stock Exchange was $23.92 per share. You are encouraged to obtain current market quotations for Linens ’n Things common stock in connection with voting your shares.

      No dividends have ever been paid on our common stock, and we are currently restricted by the terms of the merger agreement from paying cash dividends.

APPRAISAL RIGHTS

      Under the DGCL, you have the right to demand appraisal of your shares and thereby to receive payment in cash for the fair value of your common stock of the Company as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration to which you would otherwise be entitled pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures you are required to follow in order to perfect appraisal rights. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL (which are described below) may result in a termination or waiver of your appraisal rights.

      Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with the notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

      If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	you must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262; and

•	you must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

      If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock.

      All demands for appraisal should be addressed to Linens ’n Things, Attention: Chief Legal Officer, 6 Brighton Road, Clifton, New Jersey 07015, and must be delivered before the vote on the merger agreement is taken at the special meeting. All demands should be executed by, or on behalf of, the record holder of the shares of our common stock and must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

      To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

      If you hold your shares of the Company’s common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

      Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of the Company’s common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement within 10 days after receiving the written request for it or within 10 days after expiration of the period for delivery of appraisal demands, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, a copy of the petition must be served upon the surviving corporation. The surviving corporation has no obligation to file, and has no intention to file, such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, as may be required by the Court, the Chancery Court is empowered to conduct a hearing on the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

      After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of that value, with interest accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive it, upon the stockholders surrendering the certificates representing those shares.

      In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

      Costs of the appraisal proceeding may be imposed by the Chancery Court upon the surviving corporation and the stockholders participating in the appraisal proceeding as the Chancery Court deems equitable in the circumstances. However, costs do not include attorney and expert witness fees. Each dissenting stockholder is responsible for his or her own attorneys and expert witness fees, although upon the application of a dissenting stockholder, the Chancery Court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if a stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. No appraisal proceeding may be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the court deems just.

      In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights are encouraged to consult their legal advisors.

ADJOURNMENT OF THE SPECIAL MEETING

      Linens ’n Things is asking its stockholders to vote on a proposal to adjourn the special meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

      The information below is based on a review of all statements on Schedules 13D and 13G filed with the SEC, except as otherwise known by the Company. As of December 15, 2005,  45,387,264 shares of common stock of the Company were outstanding and, as of such date, these stockholders have reported the following ownership of shares of the Company’s common stock, which represents the following percent of outstanding shares of the Company’s common stock as of that date:

Beneficial Owner	Number of Shares Beneficially Owned	Shares Beneficially Owned as a Percentage of Total Outstanding Shares
Jakup a Dul Jacobsen (1)	6,149,400	13.55%
PRIMECAP Management Company (2)	5,036,773	11.10%
Mellon Financial Corporation (3)	3,168,734	6.98%
Vanguard Horizon Funds–Vanguard Capital Opportunity Fund (4)	2,300,000	5.07%

      (1) Pursuant to an amended Schedule 13D filed on November 10, 2005, Jakup a Dul Jacobsen has shared voting and shared dispositive power with respect to 6,149,400 shares; Lagerinn ehf has shared voting and shared dispositive power with respect to 6,149,400 shares; Kaupthing Bank hf. has shared voting and shared dispositive power with respect to 6,149,400 shares; and TF Holding P/F has shared voting and shared dispositive power with respect to 1,537,350 shares. The address for Jakup a Dul Jacobsen is c/o Lagerinn at Sundaborg 7, 104 Reykjavik, Republic of Iceland. The address for Lagerinn ehf is Sundaborg 7, 104 Reykjavik, Republic of Iceland. The address for Kaupthing Bank hf. is Borgartun 19, IS-105 Reykjavik, Republic of Iceland. The address for TF Holding P/F is Kongabrugvin, Post Box 329, FO 110 Torshavn.

      (2) Pursuant to an amended Schedule 13G filed on March 10, 2005, PRIMECAP Management Company has sole voting power with respect to 2,247,773 shares and sole dispositive power with respect to 5,036,773 shares. The address for PRIMECAP Management Company is 225 South Lake Avenue # 400, Pasadena, California 91101.

      (3) Pursuant to an amended Schedule 13G filed on February 11, 2005, Mellon Financial Corporation has sole voting power with respect to 2,895,659 shares and sole dispositive power with respect to 3,150,234 shares. The address for Mellon Financial Corporation is One Mellon Center, Pittsburgh, Pennsylvania 15258.

      (4) Pursuant to an amended Schedule 13G filed on February 11, 2005, Vanguard Horizon Funds - Vanguard Capital Opportunity Fund has sole voting power with respect to 2,300,000 shares, and its address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table shows the ownership of Linens ’n Things common stock as of December 15, 2005 by (1) each director, (2) each executive officer, and (3) all executive officers and directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Shares Beneficially Owned as a Percentage of Total Outstanding Shares
Philip E. Beekman	44,950		*
Harold F. Compton	29,746		*
Evelyn V. Follit	2,882		*
Stanley P. Goldstein	52,071		*
Morton E. Handel	22,004		*
Robert Kamerschen	14,801		*
Norman Axelrod	2,045,033	(2)	4.51%
Jack E. Moore	125,000		*
Jane Gilmartin	139,942		*
William T. Giles	374,280	(3)	*
Brian D. Silva	197,445		*
F. David Coder	172,500		*
All executive officers and directors as a group	3,220,654		7.1%

* less than 1%

(1) Includes shares subject to stock options that were exercisable as of December 15, 2005 or that will become exercisable within 60 days thereafter, as follows: Mr. Axelrod, 1,865,984; Mr. Beekman, 31,401; Mr. Compton, 22,001; Mr. Goldstein, 31,401; Mr. Handel, 16,001; Mr. Kamerschen, 8,001; Mr. Giles, 345,000; Mr. Moore, 120,000; Ms. Gilmartin, 125,000; Mr. Silva, 186,250; Mr. Coder, 172,500; and all directors and executive officers as a group, 2,923,539.

(2) Includes 400 shares held by Mr. Axelrod's minor children, as to which shares Mr. Axelrod disclaims beneficial ownership.

(3) Includes 7,437 shares held by Mr. Giles' wife, as to which shares Mr. Giles disclaims beneficial ownership.

STOCKHOLDER PROPOSALS FOR OUR 2006 ANNUAL MEETING

      If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

      Any proposal of a stockholder intended to be presented at our 2006 annual meeting must have been received by the Secretary of the Company not later than December 9, 2005 to be included in our Proxy Statement, Notice of Meeting and proxy relating to the 2006 annual meeting. If we change our 2006 annual meeting date to a date more than 30 days from the date of our 2005 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before we begin to print and mail our proxy materials. If we change the date of our 2006 annual meeting in a manner that alters the deadline, we will so state under

Item 5 of the first quarterly report on Form 10-Q that we file with the SEC after the date change, or we will notify our stockholders by another reasonable method.

      Our bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting, or to bring business before an annual meeting. The bylaws provide that only persons who are nominated by or at the direction of the board, or by a stockholder who has given timely written notice to our Corporate Secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The bylaws also provide that at any meeting of stockholders only such business may be conducted as has been brought before the meeting by or at the direction of the board or, in the case of an annual meeting, by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder’s intention to bring such business before such meeting. Under the bylaws, for any stockholder notice to be timely, notice must be received by us in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice or public disclosure of the date of the meeting was made. Under the bylaws, a stockholder’s notice must also contain certain information specified in the bylaws.

OTHER MATTERS

Other Business at the Special Meeting

      We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then your shares will be voted in accordance with any recommendation of the board of directors, or, in the absence of a recommendation, in the discretion of the proxy agents named in the enclosed proxy card.

Delivery of this Proxy Statement

      In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Linens ’n Things has received contrary instructions from one or more of the stockholders. Linens ’n Things will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Linens ’n Things, Inc., Attention: Investor Relations, 6 Brighton Road, Clifton, New Jersey 07015, telephone: (973) 815-2929. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Linens ’n Things at the address or phone number set forth in the prior sentence.

      EACH PERSON SOLICITED BY THIS PROXY STATEMENT MAY OBTAIN, WITHOUT CHARGE, A COPY OF LINENS ’N THINGS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 1, 2005, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY SENDING A WRITTEN REQUEST TO LINENS ’N THINGS, INC., ATTENTION: INVESTOR RELATIONS, 6 BRIGHTON ROAD, CLIFTON, NEW JERSEY 07015.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room Station Place 100 F Street, N.W. Washington, D.C. 20549

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Station Place, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Incorporation by Reference

      The Securities and Exchange Commission allows us to incorporate by reference certain information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the Securities and Exchange Commission, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

      We incorporate by reference into this proxy statement the documents listed below and any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the closing of the merger including the financial statements included therein, if any:

•	Our Annual Report on Form 10-K for our fiscal year ended January 1, 2005.

•	Our Quarterly Reports on Form 10-Q for our fiscal quarters ended April 2, July 2 and October 1, 2005.

•	Our Current Reports on Form 8-K filed on February 2 (two filings), March 11, April 4, April 21, May 24, June 21, July 15, July 20, July 26, August 4, August 12 (8-K/A), September 22, October 19, November 9 and November 14, 2005.

      Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Linens ’n Things, Attention: Investor Relations, 6 Brighton Road, Clifton, New Jersey 07015 or at (973) 778-1300. If you would like to request documents, please do so by January 23, 2006, in order to receive them before the special meeting.

      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated December 27, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
LAUNDRY HOLDING CO.,
LAUNDRY MERGER SUB CO.
and
LINENS ’N THINGS, INC.
Dated as of November 8, 2005

A-i

TABLE OF CONTENTS
(continued)

A-ii

TABLE OF DEFINED TERMS

Term	Page
ABL Letter	A-21
Action	A-17
Adverse Recommendation Change	A-26
affiliate	A-38
Agreement	A-1
Antitrust Division	A-28
Antitrust Filings	A-28
Audited 2005 Financials	A-33
Bear	A-21
Bear Lending	A-21
Benefit Plans	A-10
Bridge Letter	A-21
Budget	A-24
Business Day	A-1
Certificate	A-4
Certificate of Merger	A-1
Charter Documents	A-7
Closing	A-1
Closing Date	A-1
Commissioner	A-33
Commitment Letters	A-21
Company	A-1
Company Common Stock	A-2
Company Disclosure Letter	A-6
Company Employees	A-32
Company Entities	A-6
Company Financial Advisor	A-17
Company Intellectual Property	A-15
Company Preferred Stock	A-6
Company Recommendation	A-26
Company Representatives	A-24
Company Subsidiaries	A-6
Competition Act (Canada)	A-8
Confidentiality Agreement	A-27
Debt Commitment Letters	A-21
DGCL	A-1
Dissenting Shares	A-3
Effective Time	A-1
Employment Agreements	A-11
Employment Agreements and Plans	A-11
Environment	A-14
Environmental Claim	A-14
Environmental Condition	A-14
Environmental Laws	A-14
Environmental Permit	A-14
Equity Commitment Letters	A-21
ERISA	A-10
ERISA Affiliate	A-12
Exchange Act	A-8
Excluded Shares	A-2
Expenses	A-36
Financing	A-21

A-iii

TABLE OF DEFINED TERMS
(continued)

Term	Page
Foreign Plan	A-11
FTC	A-28
GAAP	A-8
Governmental Entity	A-7
Hazardous Substance	A-14
HSR Act	A-8
HSR Filing	A-28
Indemnified Parties	A-31
Intellectual Property	A-15
Interim Period	A-22
Investment Canada Act	A-8
knowledge	A-38
Law	A-38
Leases	A-38
Liabilities	A-9
Liens	A-38
Material Adverse Effect	A-38
Material Contract	A-9
Maximum Premium	A-31
Merger	A-1
Merger Sub	A-1
Most Recent Balance Sheet	A-9
Multiemployer Plan	A-10
Notice of Superior Proposal	A-26
Option	A-2
Outside Date	A-35
Owned Real Property	A-18
Parent	A-1
Parent Disclosure Letter	A-20
Parent Entities	A-21
Parent Subsidiaries	A-21
Paying Agent	A-4
PCBs	A-14
Per Share Merger Consideration	A-2
Permit	A-10
Permitted Liens	A-38
person	A-39
Prior Plan	A-32
Proxy Statement	A-8
Release	A-14
Restricted Stock	A-3
Sarbanes-Oxley Act	A-10
SEC	A-8
SEC Reports	A-8
Securities Act	A-8
Shares	A-2
Spin-Off Date	A-12
Stock Plans	A-2
Stock Unit	A-3
Stockholder Approval	A-17
Stockholders Meeting	A-27

A-iv

TABLE OF DEFINED TERMS
(continued)

Term	Page
subsidiary	A-39
Successor Plan	A-32
Superior Proposal	A-25
Surviving Corporation	A-1
Takeover Proposal	A-25
Takeover Statute	A-17
Tax Reserve	A-12
Tax Return	A-39
Taxes	A-39
Taxing Authority	A-39
Termination Fee	A-36
UBS Loan	A-21
UBS Securities	A-21

A-v

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 8, 2005, by and among Laundry Holding Co., a Delaware corporation (“Parent”), Laundry Merger Sub Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Linens ’n Things, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

      WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

      WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have unanimously approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

      Section 1.1   The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub will be merged with and into the Company at the Effective Time (as defined below), the separate corporate existence of Merger Sub will thereupon cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

      Section 1.2   Closing. The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties, which is to be no later than the second Business Day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions), unless another time or date is agreed to by the parties to this Agreement. The Closing will be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, or such other location to which the parties to this Agreement agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” “Business Day” means any day other than Saturday, Sunday or any day on which banking and savings and loan institutions in New York, New York are authorized or required by Law to be closed.

      Section 1.3   Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the terms of this Agreement, and the parties shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware on the Closing Date, or at such subsequent date or time as the Company and Parent agree and specify in the Certificate of Merger. The date and time the Merger becomes effective is hereinafter referred to as the “Effective Time”.

      Section 1.4   Effects of the Merger. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

      Section 1.5   Certificate of Incorporation and By-laws. At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety in the form annexed hereto as Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and applicable Law. At the Effective Time, the by-laws of the Company shall be amended so as to read in its entirety in the form annexed hereto as Exhibit B and, as so amended, shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

      Section 1.6   Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. Immediately after the Effective Time, Parent shall take the necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Surviving Corporation shall be appointed by the directors of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS

      Section 2.1   Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

      (a) Each share of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock (“Shares”) to be cancelled pursuant to Section 2.1(b) (any Shares to be so cancelled, “Excluded Shares”) and any Dissenting Shares (as defined in Section 2.4)) shall be converted into the right to receive $28.00 in cash, without interest (the “Per Share Merger Consideration”).

      (b) Each Share held in the treasury of the Company, or owned by Parent, Merger Sub or owned by any wholly owned direct or indirect Subsidiary of the Company, Parent or Merger Sub, in each case immediately prior to the Effective Time, shall be cancelled without any conversion thereof and no consideration shall be paid with respect thereto.

      (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

      Section 2.2   Treatment of Options and Other Equity Awards. Prior to the Effective Time, the Company shall take all action necessary with respect to the Company's (i) 1996 Incentive Compensation Plan, (ii) 1996 Non-Employee Director Stock Plan, (iii) 2000 Stock Award and Incentive Plan, (iv) Broad-Based Equity Plan, (v) 2004 Stock Award and Incentive Plan and (vi) New Hire Authorization (collectively, the “Stock Plans”) such that:

      (a) As of the Effective Time, each option (an “Option”) granted by the Company to purchase shares of Company Common Stock that is outstanding as of immediately prior to the Effective Time, shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). At the Effective Time, each Option not theretofore exercised shall be converted into the right to receive, upon the exercise thereof and payment of the applicable exercise price, an amount of cash, without interest, equal to the Per

Share Merger Consideration multiplied by each share of Company Common Stock subject to such Option so exercised. Unless so exercised, each outstanding Option so converted shall, immediately following such conversion be cancelled and, if the Per Share Merger Consideration exceeds the exercise price per share of Company Common Stock under such Option, in exchange therefor, each holder thereof shall be entitled to receive, in cash, the product of (x) the total number of shares of Company Common Stock subject to such Option multiplied by (y) such excess (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment.

      (b) As of the Effective Time, each outstanding share of Company Common Stock granted under any of the Stock Plans that are subject to restrictions (each, a share of “Restricted Stock”), which have not lapsed immediately prior to the Effective Time shall become fully vested and, subject to Section 2.4, converted into the right to receive the Per Share Merger Consideration under Section 2.1(a).

      (c) As of the Effective Time, each outstanding right to receive Company Common Stock pursuant to a stock unit award or deferred stock award under any of the Stock Plans (each a “Stock Unit”) that is outstanding as of immediately prior to the Effective Time, whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Per Share Merger Consideration, less applicable Taxes, if any, required to be withheld with respect to such payment.

      (d) Prior to the Effective Time, the Company shall take or cause to be taken all actions necessary to effectuate the foregoing treatment in this Section 2.2 to the extent such treatment is not expressly provided for by the terms of the applicable Stock Plans and related award agreements.

      (e) The Company shall take such actions as are reasonably requested by Parent to ensure, as of immediately after the Effective Time, that no rights to acquire equity in the Company granted under Stock Plans exist or remain outstanding.

      Section 2.3   Adjustment of Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Per Share Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

      Section 2.4   Dissenting Shares.

      (a) Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder's rights under Section 262 of the DGCL, such stockholder’s Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Per Share Merger Consideration without any interest thereon in accordance with the terms of Section 2.5.

      (b) The Company shall give Parent (i) prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and

(ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

      Section 2.5   Payment and Exchange of Certificates.

      (a) Following the date of this Agreement and in any event not less than three Business Days prior to the mailing of the Proxy Statement to the stockholders of the Company, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as Paying Agent in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent will provide to, or cause the Surviving Corporation to provide to, and shall deposit in trust with, the Paying Agent, in accordance with an agreement to be entered into between the Paying Agent and Parent reasonably satisfactory in form and substance to Parent, the aggregate consideration to which stockholders of the Company become entitled under this Article II. Until used for that purpose, the funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services Inc. or Standard & Poor's Corporation, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise); provided that no such investment or losses thereon shall affect the Per Share Merger Consideration payable to former stockholders of the Company, and, in the event that the net amount of such investments or losses result in such funds being less than the aggregate amount required to be paid to former holders of Shares not known to be Dissenting Shares, Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent in the net amount of any such losses. Any interest resulting from such investments shall be promptly paid to Parent.

      (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was a record holder of Company Common Stock immediately prior to the Effective Time, whose shares were converted pursuant to this Article II into the right to receive the Per Share Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Common Stock (each, a “Certificate”) in order to receive payment of the Per Share Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Share Merger Consideration. When the Paying Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent shall pay to the holder of the Shares formerly represented by the Certificate, or as otherwise directed in the letter of transmittal, the Per Share Merger Consideration with regard to each Share formerly represented by such Certificate, less any required Tax withholdings in accordance with Section 2.5(c) below, and the Certificate shall be cancelled. No interest shall be paid or accrued on the Per Share Merger Consideration payable upon the surrender of Certificates. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the Tax has been paid or is not applicable. After the Effective Time, a

Certificate shall represent only the right to receive the Per Share Merger Consideration in respect of the Shares formerly represented by such Certificate, without any interest thereon.

      (c) The Paying Agent may withhold from the sum payable to any Person as a result of the Merger, and pay to the appropriate Taxing Authorities, any amounts which the Paying Agent or the Surviving Corporation may be required (or may reasonably believe it is required) to withhold under the Code, or any provision of state, local or foreign Tax Law. Any sum which is withheld and paid to a Taxing Authority as permitted by this Section 2.5 will be deemed to have been paid to the Person with regard to whom it is withheld.

      (d) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration payable in respect of the Shares formerly represented by the Certificate pursuant to this Article II.

      (e) At any time which is more than 180 days after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article II (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to Parent, Persons entitled to payment in accordance with this Article II shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar Laws) for payment of the Per Share Merger Consideration upon surrender of the Certificates held by them, without any interest thereon. Any Per Share Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any Liens, claims or interest of any Person previously entitled thereto. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any Person entitled to payment under this Article II for any consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the funds deposited with the Paying Agent pursuant to Section 2.5(a) as consideration for Shares that become Dissenting Shares shall be delivered to Parent on demand.

      (f) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be cancelled and exchanged for the Per Share Merger Consideration in respect of the Shares formerly represented thereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Merger Sub:

      Section 3.1   Organization, Standing and Corporate Power. The Company and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the analogous constitutive and governing documents of the Company Subsidiaries, each as amended to the date of this Agreement, and as so made available are in full force and effect, and no other such documents are binding upon the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of any such document.

      Section 3.2   Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company (collectively, the “Company Subsidiaries” and, together with the Company, the “Company Entities”) (i) have been validly issued and are fully paid and nonassessable and (ii) are free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.2 of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), all outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries are beneficially owned, directly or indirectly, by the Company. Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary and its jurisdiction of incorporation or organization. Except for the Company Subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other Person.

      Section 3.3   Capital Structure.

      (a) As of November 7, 2005, the authorized capital stock of the Company consisted of 135,000,000 shares of Company Common Stock and 1,000,000 shares of the Company preferred stock, $0.01 par value (“Company Preferred Stock”). As of November 7, 2005, there were 45,383,816 shares of Company Common Stock issued and outstanding, no shares of Company Preferred Stock outstanding and 262,238 shares of Company Common Stock held in the Company's treasury. As of the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock are reserved for issuance, except for shares of Company Common Stock reserved for issuance upon the exercise of outstanding Options and vesting or other termination of restrictions on Stock Units granted pursuant to the Stock Plans. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. No Company Subsidiary owns any shares of Company Common Stock.

      (b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter and referred to in Section 3.3(a), as of the date of this Agreement, (1) there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of the Company, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any Company Subsidiary, or (iii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary and (2) there are no outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary. Except for the Stock Units granted pursuant to the Stock Plans (which Stock Units are set forth in Section 3.3(b) of the Company Disclosure Letter) and except for any obligations the Company may have to acquire Stock Unit shares upon vesting to satisfy tax withholding obligations related thereto, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Stock or other capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of the Company or any Company Subsidiary or affiliate or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other person, nor has the Company or any Company Subsidiary granted or agreed to grant to any person any stock appreciation rights or similar equity-based rights. Except as permitted by this Agreement, following the Merger neither the Company nor any Company Subsidiary nor the Surviving Corporation will have any obligation to issue, transfer or sell any shares of its capital stock or other equity interest pursuant to any employee benefit plan or otherwise.

      (c) Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of all Options that are issued and outstanding as of the date hereof, including with respect to each such Option the holder thereof, the number of Shares for which such Option is exercisable, the grant date, expiration date, exercise price and the Stock Plan pursuant to which such Option was issued.

      (d) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of or other equity interest in the Company or any Company Subsidiary.

      (e) CVS Corporation is no longer a “Principal Stockholder” and the “CVS Group” owns less than 5% of the “Voting Power”, with each such term being used as defined in the certificate of incorporation of the Company.

      Section 3.4   Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles. The Board of Directors of the Company has unanimously, by resolutions duly adopted at a meeting duly called and held, (i) duly and validly approved and declared advisable this Agreement, (ii) determined that the transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders and (iii) resolved to recommend to such stockholders that they vote in favor of the adoption and approval of this Agreement and the Merger and the other transactions contemplated hereby.

      Section 3.5   Non-Contravention; Consents and Approvals. Except as set forth in Section 3.5 of the Company Disclosure Letter:

      (a) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the certificate of incorporation or by-laws or analogous constitutive or governing documents (the “Charter Documents”) of any of the Company Entities, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any of the Company Entities under, any loan or credit agreement, note, bond, mortgage, indenture, Lease or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to any of the Company Entities or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), conflict with or violate any judgment, order, decree or Law applicable to any of the Company Entities or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect and that would not prevent or materially delay consummation of the Merger.

      (b) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a “Governmental Entity”) or any third party is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or filing under any other applicable foreign competition or investment law, including without limitation notification under the Competition Act, R.S.C. 1985, c. C-34, as amended (the “Competition Act (Canada)”) or Investment Canada Act, R.S. 1985, c. 28 (1st Supp.), as amended (the “Investment Canada Act”); (iv) notifications to the NYSE; and (v) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect and that would not prevent or materially delay consummation of the Merger.

      Section 3.6   SEC Reports and Financial Statements; Comparable Net Sales.

      (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, supplements and amendments thereto) required to be filed by it with the SEC since December 31, 2002 (collectively, with any amendments thereto, the “SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, each as in effect on the date so filed. None of the SEC Reports contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.6(a) of the Company Disclosure Letter, as of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the SEC Reports. Except as set forth in Section 3.6(a) of the Company Disclosure Letter, each of (i) the consolidated balance sheets included in the SEC Reports (including the related notes and schedules) were prepared from and in accordance with the books and records of the Company and the Company Subsidiaries and in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered and fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and (ii) the related consolidated statements of earnings, cash flows and stockholders' equity included in the SEC Reports (including any related notes and schedules) were prepared from and in accordance with the books and records of the Company and the Company Subsidiaries and in accordance with GAAP applied on a consistent basis throughout the periods covered and fairly present, in all material respects, the results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated (subject, in the case of the unaudited quarterly financial statements referenced in each of clauses (i) and (ii), to normal recurring year-end audit adjustments and the absence of full footnote disclosure).

      (b) Section 3.6(b) of the Company Disclosure Letter sets forth the Company’s comparable net sales (including the calculation methodology for such comparable net sales) for the fiscal years ending January 1, 2005, January 3, 2004 and January 1, 2003, each of which was the basis for the comparable net sales percentage changes reported in the Company’s Annual Report on Form 10-K for such fiscal year.

      Section 3.7   No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any Liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except Liabilities that (i) are accrued or reserved against in the consolidated balance sheet of the Company and each Company subsidiary as of July 2, 2005 included in the SEC Reports (the “Most Recent Balance Sheet”) or are set forth in the notes thereto, (ii) were incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, (iii) are incurred pursuant to the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As used herein, “Liabilities” means any and all liabilities, indebtedness, losses, damages, obligations, claims, demands, judgments or settlements of any nature or kind, in each case whether due or to become due, accrued, absolute, contingent or otherwise.

      Section 3.8   Material Contracts. Except as set forth in Section 3.8 of the Company Disclosure Letter, except as set forth as an exhibit pursuant to Item 601(b)(10) of Regulation S-K of the SEC to the Company's SEC Reports filed prior to the date of this Agreement and except for the Leases (including any guarantees of the Leases):

      (a) As of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any: (i) contract that would be required to be, but has not been, filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) except as contemplated by this Agreement, written contract containing covenants of the Company or any Company Subsidiary not to compete in any line of business, industry or geographical area; (iii) written contract which creates a partnership or joint venture or similar arrangement; (iv) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $5,000,000, or any guaranty thereof; (v) contract or a related series of contracts (other than this Agreement) for the sale of any of its assets after the date hereof with proceeds of such sale or net book value of such assets in excess of $10,000,000; (vi) any contract that has a remaining term as of the date of this Agreement of two years or more and by its terms provides for aggregate payments over the remaining term of such contract of $2,500,000 or more; (vii) any contract which cannot be terminated on 90 days' notice without payment of any penalty or other stated obligation (excluding the particular goods or services covered by the contract) on the part of the Company or any Company Subsidiary of more than $2,000,000; or (viii) any other contract (other than this Agreement and purchase orders for the purchase of inventory consistent with past practice and in the ordinary course of business) under which the Company and the Company Subsidiaries have made payments in excess of $25,000,000 within the last three years. Each contract described in clauses (i)-(viii) is referred to herein as a “Material Contract”.

      (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is in breach of or default under any Material Contract, (ii) neither the Company nor any Company Subsidiary has received any written notice or claim of default under any Material Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Material Contract (including as a result of the execution and performance of this Agreement), (iii) each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and the Company Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, and (iv) the Company and the Company Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, have performed all respective obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. The Company has made available to Parent true and complete copies of each Material Contract, including all amendments thereto.

      Section 3.9   Compliance with Applicable Laws. Except as set forth in Section 3.9 of the Company Disclosure Letter:

      (a) The Company and the Company Subsidiaries are not (and have not been since December 31, 2004) in violation of any Law, and have not received any written notice of any violation of Law, in each case except for any violation or possible violation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries have, and are (and have been since December 31, 2004) in compliance with, all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities (each, a “Permit”) required to conduct their respective businesses as now being conducted, except for any such Permit, the absence of, or the non-compliance, with which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      (b) Since the enactment of the Sarbanes-Oxley Act of 2002, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

      (c) The Company has designed, established and maintained disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act to ensure, among other things, that material information relating to the Company, including the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

      (d) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The Company and each Company Subsidiary currently maintains a system of internal accounting controls sufficient to comply with all legal requirements applicable to financial reporting by the Company and its Subsidiaries.

      (e) As of the date hereof, to the knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting which has not been remedied in all material respects. To the Company's knowledge, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

      (f) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any loan to, extended or maintained credit, or arranged for or maintained an extension of credit to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

      (g) None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

      Section 3.10   Employment Agreements and Benefit Plans. Except as set forth in Section 3.10 of the Company Disclosure Letter:

      (a) Section 3.10(a) of the Company Disclosure Letter sets forth a true and complete list of (i) each United States bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute or with respect to which the Company or any Company Subsidiary has any liability, including each multiemployer plan (a “Multiemployer Plan”) (as defined in Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Benefit Plans”) and (ii) each employment, consulting or change of control agreement providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, to which the Company or any Company

Subsidiary is a party or by which the Company or any Company Subsidiary is bound (collectively, the “Employment Agreements”). The Company has made available to Parent a true and correct copy of each Benefit Plan and Employment Agreement. For purposes of this Agreement, the term “Foreign Plan” refers to each plan, agreement, arrangement or understanding that is subject to or governed by the Laws of any jurisdiction other than the United States other than any such plan, the establishment or maintenance of which is mandated by applicable Law, and that would have been treated as a Benefit Plan had it been a United States plan, agreement, arrangement or understanding. Section 3.10(a) of the Company Disclosure Letter sets forth a true and correct list of the Foreign Plans. With respect to each Benefit Plan, Employment Agreement and Foreign Plan (collectively, the (“Employment Agreements and Plans”), no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary would reasonably be expected to be subject to any liability that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect.

      (b) No Benefit Plan is a (i) “defined benefit plan” within the meaning of section 414(j) of the Code, or (ii) a Multiemployer Plan. No Foreign Plan is, or has been in the preceding five years, a “defined benefit plan” within the meaning of applicable Canadian federal or provincial pension standards.

      (c) Each Benefit Plan (other than a Multiemployer Plan) is in compliance with, and has been administered in accordance with, its terms, all applicable Laws, including ERISA and the Code, and the terms of all applicable collective bargaining agreements, except for any failures to administer any Benefit Plan that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. Each Benefit Plan (other than a Multiemployer Plan) that is intended to be qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code has received a favorable determination letter from the IRS as to its qualified status and no fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Benefit Plan or the exempt status of any related trust, except for any occurrence that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. All trusts providing funding for Benefit Plans that are intended to comply with Section 501(c)(9) of the Code are exempt from federal income taxation and, together with any other welfare benefit funds (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Benefit Plans, have been operated and administered in compliance with all applicable requirements, except where a failure to comply with such requirements would not reasonably be expected to have or result in a Material Adverse Effect. Each Foreign Plan is in compliance with, and has been administered in accordance with, its terms and applicable Laws, except for any failures so to administer any Foreign Plan that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

      (d) No Benefit Plan (other than a Multiemployer Plan) or Foreign Plan provides medical or life insurance benefits (whether or not insured) with respect to current or former employees or officers or directors after retirement or other termination of service, other than any such coverage required by Law, and the Company and the Company Subsidiaries have reserved all rights necessary to amend or terminate each of the Benefit Plans without the consent of any other person.

      (e) The consummation of the transactions contemplated by this Agreement (including obtaining Stockholder Approval) will not, either alone or in combination with another event, entitle any current or former employee, officer or director of the Company or the Company Subsidiaries to severance pay, unemployment compensation or any other payment or benefit or the acceleration, vesting or funding (through grantor trust or otherwise) of any benefit.

      (f) Neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement (including this Agreement) that would reasonably be likely to result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code as a result of the consummation of the transactions contemplated by this Agreement, including obtaining Stockholder Approval (either alone or in combination with other events). None of the Employment Agreements and Plans provides for the reimbursement of excise taxes under Section 4999 of the Code or any income taxes under the Code.

      (g) With respect to each Benefit Plan (other than a Multiemployer Plan) and each Foreign Plan, the Company has delivered or made available to Parent a true and complete copy of: (i) each writing constituting a part of such Benefit Plan, including all Benefit Plan documents and trust agreements; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; (v) the most recent summary plan description and any summaries of material modification, if any, and (vi) the most recent determination letter from the Internal Revenue Service, if any.

      (h) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Benefit Plans or Foreign Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or Foreign Plans or the assets of any of the trusts under any of the Benefit Plans or Foreign Plans.

      (i) No direct, contingent or secondary liability has been incurred or is expected to be incurred by the Company or any Company Subsidiary under Title IV of ERISA to any party with respect to any Benefit Plan or Multiemployer Plan, or with respect to any other plan presently or heretofore maintained or contributed to by any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) that includes, or at any time included the Company or any Affiliate thereof, or any predecessor of the foregoing (an “ERISA Affiliate”), other than for premiums payable to the PBGC under Title IV of ERISA.

      (j) Neither the Company, any Company Subsidiary nor any ERISA Affiliate has incurred any liability for any tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (1) of ERISA, and no tax has been incurred under Section 511 of the Code with respect to any Benefit Plan (or trust or other funding vehicle pursuant thereto).

      Section 3.11   Taxes. Except as set forth in Section 3.11 of the Company Disclosure Letter: (a) the Company and each Company Subsidiary has filed all Tax Returns required to be filed, and all such returns are complete and accurate, other than such Tax Returns, the failure of which to file or the inaccuracy of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) the Most Recent Balance Sheet reflects an adequate reserve in accordance with GAAP (the “Tax Reserve”) for all Taxes for which the Company or any Company Subsidiary may be liable for all taxable periods and portions thereof through the date thereof; (c) the Company and each Company Subsidiary has paid all Taxes due, except for Taxes as to which the Tax Reserve is adequate; (d) there are no Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries, other than Liens for Taxes not yet due or Liens for Taxes as to which the Tax Reserve is adequate; (e) neither the Company nor any of the Company Subsidiaries has any liability for Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Law) or as a transferee or successor, by contract, or otherwise, except for Taxes as to which the Tax Reserve is adequate; (f) neither the Company nor any Company Subsidiary is a party to any agreement relating to the allocation or sharing of Taxes; (g) no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary that have not been paid, except for deficiencies as to which the Tax Reserve is adequate, and there is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any Company Subsidiary; (h) the Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except for Taxes as to which the Tax Reserve is adequate; (i) since December 2, 1996 (the “Spin-Off Date”) neither the Company nor any Company Subsidiary has distributed stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (j) neither the

Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or a “potentially abusive tax shelter” within the meaning (prior to its amendment by the American Jobs Creation Act of 2004) of Section 6112(b) of the Code; (k) the consolidated federal income Tax Returns of the Company have been examined and such examinations have been completed with respect to all taxable years through and including 2000; (l) neither the Company nor any Company Subsidiary has (i) entered into a closing agreement or other similar agreement with a taxing authority relating to Taxes of the Company or any Company Subsidiary with respect to a taxable period for which the statute of limitations is still open, or (ii) except with respect to extensions attributable to the statute of limitations in connection with sales and use Taxes and state income Taxes, in either case for which the corresponding Tax Reserve is adequate, granted any consent to extend any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, in either case, that is still outstanding; and (m) since the Spin-Off Date neither the Company nor any Company Subsidiary is or has ever been a member of any affiliated, combined, consolidated, unitary or similar Tax group that included any member other than the Company or a Company Subsidiary.

      Section 3.12   Environmental Matters.

      (a) Except where failure to hold or noncompliance, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, the Company Entities hold all Environmental Permits required under applicable Environmental Laws and are and have been for the past five years in compliance with all applicable Environmental Laws and Environmental Permits.

      (b) There are no Environmental Claims pending against the Company or any Company Subsidiary, except for matters that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

      (c) The Company has made available to Parent all material information, including such studies, reports, correspondence, notices of violation, requests for information, audits, analyses and test results in the possession, custody or control of the Company Entities or any legal advisors thereto relating to (i) the Company Entities' present compliance or noncompliance within the past five years with Environmental Laws and Environmental Permits, and (ii) Environmental Conditions on, under or about any of the properties owned, leased or operated by any of the Company Entities for which any of the Company Entities may be responsible or liable as a result of a written Environmental Claim, which, in the case of both clause (i) and clause (ii) above, would reasonably be expected to have or result in a Material Adverse Effect.

      (d) Within the past five years, none of the Company or the Company Subsidiaries has received from any Governmental Entity or other third party any written notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of, or may otherwise bear liability for, any actual or threatened Release of any Hazardous Substance at any site or facility that is or has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the National Corrective Action Priority System or any similar or analogous list, schedule, inventory or database, except where the potential liability would not reasonably be expected to have or result in a Material Adverse Effect.

      (e) None of the Company or the Company Subsidiaries has assumed, undertaken or otherwise become subject to any liability of any other person relating to or arising from Environmental Laws, except for such liabilities that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

      (f) Except as set forth in Section 3.12 of the Company Disclosure Letter, there has been no release or threatened release of Hazardous Substances that would be reasonably expected to cause Liability to the Company or any Company Subsidiary under applicable Environmental Laws at any current or former property owned or operated by the Company or any Company Subsidiary or any predecessor thereof or any off-site facility to which the Company or any Company Subsidiary or any predecessor thereto shipped Hazardous Substances for treatment, storage, handling or disposal, except where the potential Liability would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

      (g) Consummation of the Merger will not require approval by any Governmental Entity under New Jersey's Industrial Site Recovery Act.

      (h) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.12 are the only representations and warranties in this Agreement with respect to Environmental Laws or Hazardous Substances.

      (i) As used in this Agreement:

(i) the term “Environment” means soil, surface waters, ground water, land, stream sediment, surface and subsurface strata, ambient air, indoor air or indoor air quality;

(ii) the term “Environmental Claim” means any written demand, suit, action, proceeding, order, investigation or notice to any of the Company Entities by any person alleging any potential liability under any Environmental Law;

(iii) the term “Environmental Laws” means all Laws relating to pollution or protection of the Environment; emissions, discharges, Releases or threatened Releases of Hazardous Substances; threats to human health or ecological resources arising from exposure to Hazardous Substances; or the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances; “Environmental Laws” also include those portions of Laws relating to workplace health and safety that address any of the matters set forth above;

(iv) the term “Hazardous Substance” means any chemical, substance or waste that is regulated under any Environmental Law as toxic, hazardous or radioactive or as a pollutant or a contaminant and any substance that is or contains asbestos which may become friable, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), mold, petroleum or petroleum products, including without limitation crude oil and any fractions thereof, natural gas, synthetic gas and any mixture thereof, leaded paints or radon gas;

(v) the term “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping, emptying, migrating, placing or otherwise entering into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substances);

(vi) the term “Environmental Condition” means any contamination, damage, injury or other condition related to Hazardous Substances and includes any present or former Hazardous Substance treatment, storage, or disposal or recycling units, underground storage tanks, wastewater treatment or management systems, wetlands, sumps, lagoons, impoundments, landfills, ponds, incinerators, wells, materials containing asbestos which may become friable, lead paint or PCB-containing materials; and

(vii) the term “Environmental Permit” means all Permits required by any Governmental Entity in connection with any Environmental Law, including without limitation all consent orders and binding agreements issued or entered into by any Governmental Entity, and the timely submission of applications for Permits, as required under Environmental Laws.

      Section 3.13   Labor Matters. Except as set forth in Section 3.13 of the Company Disclosure Letter: (a) neither the Company nor any Company Subsidiary is a party to or bound by any contract, collective bargaining agreement or works council agreement with any labor or similar organization; (b) there are no pending organizational activities or demands in writing for recognition or certification by a labor organization seeking to represent employees of the Company or any Company Subsidiary; (c) there is no pending labor dispute, strike or work stoppage against the Company or Company Subsidiaries; (d) there are no charges, appeals or Actions against the Company or any Company Subsidiary pending before or by the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration, the National Labor Relations Board or any other comparable Governmental Entity which are material to the Company and the Company Subsidiaries taken as a whole; (e) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Company Subsidiary has received notice during the past year of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of or affecting the Company or a Company Subsidiary; (f) there are no outstanding material assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by the Company or Company Subsidiaries pursuant to any workplace safety and insurance Laws which are material to the Company and the Subsidiaries taken as a whole; (g) neither the Company nor any Company Subsidiary has been reassessed in any material respect under such Laws during the past year; (h) there are no claims which are reasonably likely to materially affect the accident cost experience of the Company or any Company Subsidiary; and (i) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, occupational health and safety, pay equity, wages, hours and terms and conditions of employment.

      Section 3.14   Intellectual Property.

      (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries own all right, title, and interest in, or have the right to use, pursuant to a license or otherwise, in each case, free and clear of all Liens except Permitted Liens, all Intellectual Property required to operate their respective businesses as presently conducted (the “Company Intellectual Property”). Section 3.14 of the Company Disclosure Letter lists all registrations and applications for Company Intellectual Property owned by the Company and the Company Subsidiaries, and all such registrations and applications are subsisting and unexpired. As of the date hereof, except as set forth in Section 3.14 of the Company Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has received any written notice of any claims or threatened Actions alleging a violation, misappropriation or infringement of the Intellectual Property of any other Person, except for any of the foregoing that have since been finally resolved; (ii) the operation of the business of the Company and each Company Subsidiary as currently conducted, and the Company Intellectual Property, do not violate, misappropriate or infringe the Intellectual Property of any other Person; (iii) no other Person has violated, misappropriated or infringed the Company Intellectual Property owned by the Company or any Company Subsidiary; (iv) there are no Actions pending or, to the Company's knowledge, threatened in writing, challenging the ownership, enforceability, validity or use of any Company Intellectual Property owned by the Company or any Company Subsidiary; and (v) the Company and the Company Subsidiaries take and have taken commercially reasonable actions to maintain and preserve their material Company Intellectual Property.

      (b) As used herein, “Intellectual Property” means all United States or foreign intellectual property, including (i) inventions, patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information, whether or not subject to statutory registration (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) computer software (including source code, databases and related documentation), (vi) other proprietary rights whether now known or hereafter recognized in any jurisdiction, (vii) copies and tangible embodiments of all of the foregoing, as well as related documentation in whatever form or medium, and (viii) the right to sue for infringement and past payment, if any, in connection with any of the foregoing.

      Section 3.15   Absence of Certain Changes or Events. Except as set forth in Section 3.15 of the Company Disclosure Letter, and except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since July 2, 2005:

(a) the Company has conducted its operations in all material respects in the ordinary course consistent with past practice;

(b) there has not been a Material Adverse Effect, or any change, effect, event, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) the Company has not (A) declared, set aside or paid any dividends on, or made any other distributions in respect of, any of its capital stock other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combined or reclassified any of its capital stock, or (C) except as required pursuant to agreements entered into with respect to the Stock Plans, purchased, redeemed or otherwise acquired any shares of capital stock of the Company or any of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(d) the Company has not issued or authorized the issuance of, delivered or sold any shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock), any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (A) as required pursuant to Employment Agreements and Plans in effect on the date of this Agreement and set forth in the Company Disclosure Letter and (B) the issuance of shares of Company Common Stock upon the exercise of the Options set forth on Section 3.3 of the Company Disclosure Letter under the Stock Plans or in connection with other awards or issuances of Common Stock under the Stock Plans, in any such case, outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement;

(e) the Company has not amended its Charter Documents;

(f) the Company has not incurred any long-term or short-term indebtedness for borrowed money other than pursuant to its credit agreements in effect at the time, or indebtedness incurred in the ordinary course of business consistent with past practice under uncommitted lines of credit;

(g) the Company has not changed the accounting principles used by it unless required by GAAP (or, if applicable with respect to foreign subsidiaries, the relevant foreign generally accepted accounting principles) or any Governmental Entity;

(h) the Company has not acquired by merging or consolidating with, by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any significant business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired any assets that are material, individually or in the aggregate, to the Company Entities, taken as a whole, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice and (B) items reflected in the capital plan of the Company previously made available to Parent;

(i) the Company has not made any loans, advances or capital contributions to, or investments in, any other person, except for (A) loans, advances, capital contributions or investments between any wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary, (B) employee advances for expenses in the ordinary course of business consistent with past practice, (C) ordinary course proprietary credit card transactions consistent with past practice or (D) loans or advances which are immaterial in amount, both individually and in the aggregate;

(j) the Company has not (A) filed any material Tax Return or claim for refund with any taxing authority; (B) made, revoked or changed a material Tax election with respect to the Company or any Company Subsidiary; (C) changed a material method of reporting income or deductions for Tax purposes with respect to the Company or any Company Subsidiary; (D) consented to extend the period of limitations for the payment or assessment of any Tax with respect to the Company or any Company Subsidiary; or (E) settled or compromised any material Tax liability or refund of the Company or any Company Subsidiary; and

(k) the Company has not made, authorized or entered into any commitment with respect to any capital expenditure, other than as provided for in the capital plan of the Company attached in Section 3.15 of the Company Disclosure Letter.

      Section 3.16   Voting Requirements. The affirmative vote at the Stockholders Meeting of at least a majority of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and the Merger and the other transactions contemplated hereby (collectively, the “Stockholder Approval”).

      Section 3.17   State Takeover Statutes. The Board of Directors of the Company has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover Law (each, a “Takeover Statute”) (with the exception of Section 203 of the DGCL) is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, the action of the Board of Directors of the Company in approving this Agreement, the Merger and the other transactions contemplated hereby is sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

      Section 3.18   Opinion of Financial Advisor. The Company has received a written opinion (or oral opinion to be confirmed in writing) of Credit Suisse First Boston LLC (the “Company Financial Advisor”), dated as of the date hereof, that, as of the date of such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. A true and complete copy of the Company Financial Advisor's written opinion has been, or promptly, and in any event within two Business Days, will be, provided to Parent solely for informational purposes.

      Section 3.19   Brokers. Except as set forth in Section 3.19 of the Company Disclosure Letter, and except for the Company Financial Advisor and Lehman Brothers Inc., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

      Section 3.20   Absence of Litigation. Except as set forth in Section 3.20 of the Company Disclosure Letter, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Entity or arbitrator other than any such Action that (i) does not involve, in any individual case, a claim for monetary damages in excess of $2,500,000, (ii) would not prohibit or materially restrict the Company and any Company Subsidiary from operating their business as they have historically, and (iii) would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no executive officer or director of the Company or any Company Subsidiary is a defendant in any Action in connection with his or her status as an executive officer or director of the Company or any Company Subsidiary. As of the date of this Agreement, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to (i) any order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or (ii) any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity, except (in the case of (i) or (ii) for those that would not

(A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary or any malfeasance by any executive officer of the Company.

      Section 3.21   Suppliers and Vendors. Set forth on Section 3.21 of the Company Disclosure Letter is a true and complete list of the 20 largest suppliers and vendors, by amounts expended over the twelve months immediately preceding (and including) the most recently completed month preceding the date of this Agreement, of the Company and the Company Subsidiaries. Except as set forth in Section 3.21 of the Company Disclosure Letter, as of the date of this Agreement there is no actual or, to the knowledge of the Company, threatened termination or cancellation in the business relationship between the Company and the Company Subsidiaries, on one hand, and such suppliers and vendors on the other, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      Section 3.22   Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the date it is first mailed to stockholders and at the time of the Stockholders Meeting, comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representations or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives specifically for inclusion or incorporation by reference in the Proxy Statement.

      Section 3.23   Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all material insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks the management of the Company reasonably has determined to be prudent, taking into account the industries in which the Company and the Company Subsidiaries operate, (b) neither the Company nor any of the Company Subsidiaries is in breach or default, and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, (c) to the knowledge of the Company no insurer or any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (d) no notice of cancellation or termination has been received with respect to any such policy. To the knowledge of the Company, there are no claims that have been denied, rejected, questioned or disputed by any insurer or as to which any insurer has reserved its rights under an insurance policy that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      Section 3.24   Real Property.

      (a) Section 3.24(a) of the Company Disclosure Letter contains a true, correct and complete list of all real property owned by the Company or the Company Subsidiaries (together with all improvements thereon and all easements, rights of way, appurtenances, zoning, water, timber, gas, mineral and similar rights relating thereto, the “Owned Real Property”). Except as set forth in Section 3.24(a) of the Company Disclosure Letter, (i) the Company or the applicable Company Subsidiary owns good and marketable title to the Owned Real Property in fee subject to no Liens except Permitted Liens, and (ii) neither the Company nor any Company Subsidiary has leased all or any significant portion of any Owned Real Property.

      (b) Section 3.24(b) of the Company Disclosure Letter lists all Leases (including without limitation all material modifications or amendments thereto). Except as set forth in Section 3.24(b) of the Company Disclosure Letter, with respect to each Lease: (i) the Company or a Company Subsidiary is the tenant named under the Lease, (ii) neither the Company nor any Company Subsidiary has assigned, sublet or encumbered any interest in such Lease and, to the knowledge of the Company, there are no Liens thereon, and (iii) the Lease and related documents listed in Section 3.24(b) of the Company Disclosure Letter represent the only material agreements between the parties thereto with respect to the subject matter thereof.

      (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has received any written notice or claim of default under any Lease or any written notice of an intention to terminate or challenge the validity or enforceability of any Lease (including as a result of the execution and performance of this Agreement), (ii) each of the Leases is in full force and effect, and is the valid, binding and enforceable obligation of the Company and the Company Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, (iii) the Company and the Company Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, have performed all respective obligations required to be performed by them to date under the Leases and are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, (iv) no landlord or tenant under any Lease has exercised any option or right to cancel or terminate such Lease or shorten or lengthen the term thereof, lease additional premises, reduce, relocate or expand the premises or purchase any property, and (v) except for restrictions that (A) are applicable only to the store covered by the Lease and (B) do not materially adversely affect the business of the store to which they apply, no Lease contains any covenant of the Company or any Company subsidiary not to compete in any line of business, industry or geographical area. The Company has made available to Parent true and complete copies of each Lease, including all amendments thereto and documents respecting the exercise or waiver of a material right thereunder, except for those Leases identified in Section 3.24(b) of the Company Disclosure Letter as Leases for which documentation is or may be incomplete, as to which the Company has made available to Parent an accurate summary of the material terms of such Leases.

      (d) Section 3.24(d) of the Company Disclosure Letter sets forth a true and complete list of all agreements between the Company or any of its Subsidiaries and any broker or finder and the Company property relating to such broker or finder. Except in accordance with such agreements, neither the Company nor any Company Subsidiary owes or will owe any material brokerage commissions or finders fees with respect to any Lease or any renewal or extension thereof or the exercise of any right or option thereunder, and none of such commissions or fees payable pursuant to such agreements would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      Section 3.25   Assets. The Company and each Company Subsidiary has good and marketable title to, or valid leasehold interests in, all of its material properties and assets (other than the Owned Real Property and Leases, as to which the sole representations and warranties concerning title are set forth in Section 3.24), free and clear of all Liens other than Permitted Liens.

      Section 3.26   Affiliate Transactions. Except as disclosed in the Company's SEC Reports filed prior to the date of this Agreement or set forth in Section 3.26 of the Company Disclosure Letter, no executive officer or director of the Company or any Company Subsidiary or any person who beneficially owns 5% or more of the Company Common Stock (or any of such person's immediate family members or affiliates) is a party to any contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets or has any material interest in any material property owned by the Company or any Company Subsidiary or has engaged in any material transaction with any of the foregoing within the last twelve months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

      Section 3.27   No Other Representations or Warranties.

      (a) Except for the representations and warranties contained in this Article III, Parent acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to Parent. Except in the case of fraud or willful misrepresentation, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent or any other Person resulting from the distribution to Parent, or use by Parent of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain “data rooms” , confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

      (b) In connection with investigation by Parent of the Company and the Company Subsidiaries, Parent has received or may receive from the Company and/or the Company Subsidiaries certain projections, forward-looking statements and other forecasts and certain future business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such, projections, statements, and other forecasts and future plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all, projections, forward-looking statements and other forecasts and future plans so furnished to it (including the reasonableness of the assumptions underlying such projections, statements, forecasts or future plans), and that, except as set forth in this Article III, absent fraud or willful misrepresentation, Parent shall have no claim against anyone with respect thereto. Accordingly, Parent acknowledges that the Company makes no representation or warranty with respect to such projections, forward-looking statements, forecasts or future plans (including the reasonableness of the assumptions underlying such projections, statements, forecasts or future plans).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company:

      Section 4.1   Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized.

      Section 4.2   Authority.

      (a) Each of Parent and Merger Sub has all requisite corporate power and authority, as applicable, to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively (subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub by written consent in lieu of a meeting, which adoption will occur promptly after the execution and delivery of this Agreement).

      (b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles.

      Section 4.3   Non-Contravention; Consents and Approvals.

      (a) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this

Agreement will not, (i) conflict with the Charter Documents of Parent or any subsidiary of Parent (collectively, the “Parent Subsidiaries” and, together with Parent, the “Parent Entities”), (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any of the Parent Entities under, any loan or credit agreement, note, bond, mortgage, indenture or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to any of the Parent Entities or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), conflict with or violate any judgment, order, decree or Law applicable to any of the Parent Entities or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not prevent or materially delay consummation of the Merger.

      (b) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or any third party is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by either of them or the consummation by either of them of the transactions contemplated hereby, except for: (i) the filing with the SEC of the Proxy Statement; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) the filing of a premerger notification and report form by Parent under the HSR Act or filing under any other applicable foreign competition or investment Law; and (iv) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not prevent or materially delay consummation of the Merger.

      Section 4.4   Financing. Parent has delivered to the Company true and complete copies of the Debt Commitment Letter, dated as of the date hereof, by and among UBS Loan Finance LLC (“UBS Loan”), UBS Securities LLC (“UBS Securities”), Bear, Stearns & Co., Inc. (“Bear”), Bear Stearns Corporate Lending, Inc. (“Bear Lending”), Parent and Merger Sub (the “ABL Letter”) and the Debt Commitment Letter, dated as of the date hereof, by and among UBS Loan, UBS Securities, Bear, Bear Lending, Parent and Merger Sub (the “Bridge Letter” and collectively with the ABL Letter, the “Debt Commitment Letters”) and the commitment letter, dated as of the date hereof, between Merger Sub and Apollo Management V, L.P., the commitment letter, dated as of the date hereof, between Merger Sub and Silver Point Capital Fund Investments LLC and the commitment letter, dated as of the date hereof, between Merger Sub and NRDC Real Estate Advisors I LLC (collectively, the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters” the financing to be provided thereunder is referred to herein as the “Financing”). The aggregate proceeds of the Financing are in an amount sufficient to consummate the transactions contemplated hereby, including to pay the aggregate Per Share Merger Consideration, to pay the amounts required under Section 2.2, and to pay all related fees and expenses. As of the date hereof, none of the Financing Agreements has been withdrawn, and there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than those set forth in the Commitment Letters.

      Section 4.5   Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 4.6   Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary for which the Company could have any liability if the Closing does not occur.

      Section 4.7   Merger Sub. Merger Sub is a duly incorporated, validly existing direct, wholly owned Delaware subsidiary of Parent, was formed for the purpose of engaging in the transactions contemplated by this Agreement, does not have any subsidiaries and has not undertaken any business or other activities other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

      Section 4.8   Company Stock. Except as set forth in Section 4.8 of the Parent Disclosure Letter, neither Parent nor Merger Sub is, and at no time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

ARTICLE V
COVENANTS OF THE PARTIES

      Section 5.1   Conduct of Business.

      (a)   Conduct of Business by the Company. Except as set forth in Section 5.1(a) of the Company Disclosure Letter, except as otherwise specifically required by this Agreement or except as consented to in writing by Parent or Merger Sub, during the period from the date of this Agreement to the Effective Time (the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 5.1(a) of the Company Disclosure Letter, except as otherwise specifically required by this Agreement or except as consented to in writing by Parent or Merger Sub, during the Interim Period, the Company shall not and shall not permit any Company Subsidiary to:

(i) (A) other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or take any other action that would require an adjustment of the Per Share Merger Consideration pursuant to Section 2.3, or (C) except as required pursuant to agreements entered into with respect to the Stock Plans that are in effect on the date of this Agreement, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue or authorize the issuance of, deliver or sell any shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock), any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (as required pursuant to Employment Agreements and Plans in effect on the date of this Agreement and set forth in the Company Disclosure Letter, or (B) the issuance of shares of Company Common Stock upon the exercise of the Options set forth on Section 3.3 of the Company Disclosure Letter under the Stock Plans or in connection with other awards or issuances of Common Stock under the Stock Plans, in any such case, outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement;

(iii) amend its Charter Documents;

(iv) except as consented to in writing by Parent or Merger Sub, which consent shall not be unreasonably withheld or delayed, other than sales of inventory in the ordinary course of business consistent with past practice, sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or material assets;

(v) incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur any short-term indebtedness other than indebtedness incurred in the ordinary course of business consistent with past practice under lines of credit existing on the date of this Agreement;

(vi) except as consented to in writing by Parent or Merger Sub which consent shall not be unreasonably withheld or delayed, (A) grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any current or former director or consultant of the Company or any Company Subsidiary; (B) grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any officer or employee of the Company or any Company Subsidiary, other than compensation increases for non-officers in the ordinary course of business consistent with past practice; (C) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any of the Employment Agreements and Plans; (D) enter into or amend any employment, bonus, severance, change in control, retention agreement or any similar agreement or any collective bargaining agreement or grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of the Company or any Company Subsidiaries; or (E) pay or award any pension, retirement, allowance or other non-equity incentive awards, or other employee or director benefit not required by any of the outstanding Employment Agreements and Plans;

(vii) change the accounting principles used by it unless required by GAAP (or, if applicable with respect to foreign subsidiaries, the relevant foreign generally accepted accounting principles) or any Governmental Entity;

(viii) (A) file any material Tax Return or claim for refund with any taxing authority without prior consultation with Parent; (B) make, revoke or change a material Tax election with respect to the Company or any Company Subsidiary; (C) change a material method of reporting income or deductions for Tax purposes with respect to the Company or any Company Subsidiary; (D) consent to extend the period of limitations for the payment or assessment of any Tax with respect to the Company or any Company Subsidiary; or (E) settle or compromise any material Tax liability or refund of the Company or any Company Subsidiary;

(ix) acquire by merging or consolidating with, by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any significant business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets that are material, individually or in the aggregate, to the Company Entities, taken as a whole, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice and (B) items reflected in the capital plan of the Company previously made available to Parent;

(x) except as consented to in writing by Parent or Merger Sub, which consent shall not be unreasonably withheld or delayed, satisfy, discharge, waive or settle any material claims or Liabilities, including any Action, other than in the ordinary course of business consistent with past practice;

(xi) make any loans, advances or capital contributions to, or investments in, any other person, except for (A) loans, advances, capital contributions or investments between any wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary, (B) employee advances for expenses in the ordinary course of business consistent with past practice, or (C) ordinary course proprietary credit card transactions consistent with past practice;

(xii) except as consented to in writing by Parent or Merger Sub, which consent shall not be unreasonably withheld or delayed, (A) enter into any contract that would be a Material Contract if in effect on the date of this Agreement, (B) enter into any Lease that is not contemplated by the Company's current budget, a true and complete copy of which is attached in Schedule 3.15 to Section 3.15 of the Company Disclosure Letter (the “Budget”), or (C) renew any Lease unless and until fewer than 60 days remain in the period for ”exercise of the applicable renewal right;

(xiii) (A) terminate, modify, amend or exercise any right or option under any Material Contract or Lease on the date of this Agreement except as permitted under clause (xii)(C) above, (B) waive, release, relinquish or assign any right or claim of material value to the Company, or (C) cancel or forgive any material indebtedness owed to the Company or any Company Subsidiary;

(xiv) fail to maintain in full force and effect or fail to use commercially reasonable efforts to replace or renew material insurance policies existing as of the date hereof and covering the Company and the Company Subsidiaries and their respective properties, assets and businesses;

(xv) make, authorize or enter into any commitment with respect to any capital expenditure, other than as provided for in the Budget;

(xvi) (i) take any action that would reasonably be likely to prevent or materially delay satisfaction of the conditions contained in Article VI or the consummation of the Merger, or (ii) take any action that has or would reasonably be expected to have a Material Adverse Effect; or

(xvii) authorize, commit or agree to take any of the foregoing actions.

      (b)   Conduct of Business by Merger Sub. During the Interim Period, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

      (c)   Advice of Changes. Each of the Company, Parent and Merger Sub shall promptly advise the other parties to this Agreement orally and in writing to the extent it has knowledge of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on such party or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

      (d)   No Interference with Marketing or Pricing Decisions. Notwithstanding any provision of this Section 5.1 or any other Section of this Agreement, neither Parent nor Merger Sub shall have the right to, nor shall either take any action which might reasonably be expected to, prohibit, restrict or interfere in any way with the Company's day-to-day decisions concerning the marketing or pricing of its merchandise in the ordinary course of business consistent with past practices.

      Section 5.2   No Solicitation by the Company.

      (a)   Takeover Proposal. From and after the date of this Agreement, the Company agrees that (i) it and its officers, directors and employees shall, (ii) the Company Subsidiaries and their officers, directors, and employees shall, and (iii) it shall use its best efforts to ensure that its and the Company Subsidiaries’ financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents (collectively, “Company Representatives”), immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that would reasonably be expected to lead to, any Takeover Proposal. From and after the date of this Agreement, the Company shall not, nor shall it permit any of the Company Subsidiaries to, and it shall use its best efforts to cause each of the Company Representatives not to, directly or indirectly, (i) solicit, initiate, encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal, (iii) participate in any discussions or negotiations regarding, or furnish or disclose to any person (other than a party to this Agreement) any information with respect to the Company, or otherwise cooperate in any way, in connection with any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (iv) grant any approval pursuant to Section 203(a)(1) or 203(a)(3) of the DGCL; provided, however, that, if at any time prior to the Stockholder Approval: (A) the Company receives an unsolicited Takeover Proposal from a third party (under circumstances in which the Company has complied with the foregoing provisions of this Section 5.2(a)); (B) the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal; (C) the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that failure to do so would be a breach of its fiduciary duties under applicable law; and (D) the Company gives Parent and Merger Sub two Business Days prior written notice of the identity of such third party, the terms and conditions of such Takeover Proposal and the Company’s intention to furnish information to, or participate in discussions or negotiations with the person making such Takeover Proposal, then the Company may, subject to compliance with Section 5.2(a), (i) furnish information with respect to the Company Entities to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which includes “standstill” provisions and which restricts such person no less than Parent is then restricted by the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), provided that a copy of all such information that has not previously been delivered to Parent is delivered to Parent simultaneously with delivery to such person, and (ii) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. The Company agrees that it will promptly inform the Company Subsidiaries and the Company Representatives of the obligations undertaken in this Section 5.2(a).

      (b)   Definitions. As used herein, (i) “Superior Proposal” means a bona fide written Takeover Proposal from any person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 50% or more of the combined voting power of the Company then outstanding or all or substantially all of the consolidated assets of the Company that the Board of Directors of the Company determines in its good faith judgment (after consulting with the Company Financial Advisor or another nationally recognized investment banking firm), taking into account legal, regulatory, financial, timing and similar aspects of the proposal, the likelihood of obtaining any necessary financing, the consideration offered and the person making it and any break-up fees and expense reimbursement provisions proposed, (A) would be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such Takeover Proposal in accordance with the terms hereof) and (B) is reasonably capable of being consummated, and (ii) “Takeover Proposal” means any bona fide proposal, offer, indication of interest, signed agreement or completed action from any person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of equity securities of the Company representing 20% or more of the combined voting power of the Company, (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning equity securities of the Company representing 20% or more of the combined voting power of the Company, (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement, or (E) the acquisition, license, purchase or other disposition of the business or assets (including any capital stock or assets of any Company Subsidiary) of the Company representing 20% or more of the consolidated assets, revenues or earnings of the Company outside the ordinary course of business or inconsistent with past practice; provided, that for purposes of this Section 5.2(b), the term “Company” shall include any successor thereto.

      (c)   Actions by the Company. Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw or qualify (or modify or amend in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to Parent or Merger Sub), the approval recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the

Merger or the other transactions contemplated by this Agreement (the “Company Recommendation”) or take any action or make any statement, filing or release, in connection with the Stockholder Meeting or otherwise, inconsistent with the Company Recommendation, or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or ”enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.2(a)). Notwithstanding the foregoing, if, prior to the Stockholder Approval, in response to receipt of an unsolicited bona fide written Takeover Proposal, (A) the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel and the Company Financial Advisor or another nationally recognized investment banking firm, that (i) such proposal is a Superior Proposal, and (ii) making an Adverse Recommendation Change is necessary for the Board of Directors to comply with its fiduciary duties under applicable Law, (B) the Company provides to Parent a written notice (a “Notice of Superior Proposal”) (i) advising Parent that the Board of Directors of the Company has received a Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such Superior Proposal, including the amount per Share that the stockholders of the Company will receive (valuing any non-cash consideration at what the Board of Directors of the Company determines in its reasonable good faith judgment, after consultation with its independent financial advisers, to be the fair value of the non-cash consideration) and including a copy of all written materials provided to or by the Company in connection with such Superior Proposal and (iii) identifying the person making such Superior Proposal, (C) the Company cooperates and negotiates in good faith with Parent during the three Business Day period specified in the immediately succeeding clause (D) to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without an Adverse Recommendation Change, and (D) Parent does not, within three Business Days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company determines in its reasonable good faith judgment (after consultation with a financial adviser of nationally recognized reputation) to be as favorable to the stockholders of the Company as such Superior Proposal, then the Board of Directors of the Company may make an Adverse Recommendation Change.

      (d)   Notice of Takeover Proposal. From and after the date of this Agreement, the Company shall promptly (but in any event within 48 hours) advise Parent and Merger Sub of the receipt, directly or indirectly, of any inquiries, requests, discussions, negotiations or proposals relating to a Takeover Proposal, or any request for nonpublic information relating to any of the Company Entities by any person that informs the Company or any Company Representative that such person is considering making, or has made, a Takeover Proposal, or an inquiry from a person seeking to have discussions or negotiations relating to a possible Takeover Proposal. Any such notice shall be made orally and confirmed in writing, and shall set forth the terms and conditions thereof and the identity of the other party or parties involved and promptly furnish to Parent and Merger Sub a copy of any such written inquiry, request or proposal or information provided. The Company shall inform Parent on a prompt and current basis of the status, content and details of any discussions regarding, or relating to, any Takeover Proposal (including amendments and proposed amendments) and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of and conditions regarding any such Takeover Proposal. In fulfilling its obligations under this Section 5.2(d), the Company shall provide promptly to Parent copies of all written material between the Company and the party making such Takeover Proposal.

      (e)   Rule 14e-2(a), Rule 14d-9 and Other Applicable Law. Nothing contained in this Section 5.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of

Directors (after consultation with outside counsel), failure so to disclose would be a breach of its fiduciary duties under applicable Law; provided, however, that neither the Company nor the Company Board of Directors (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or take any position under Rule 14e-2(a) other than recommending rejection of such tender or exchange offer, or (ii) make any Adverse Recommendation Change, unless in each case the requirements of Section 5.2(c) shall have been satisfied.

      Section 5.3   Preparation of Proxy Statement; Stockholders Meeting.

      (a)   Proxy Statement. The Company shall, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company, in connection with an Adverse Recommendation Change, may amend or supplement the Proxy Statement (including by incorporation by reference) to effect such an Adverse Recommendation Change. If at any time prior to receipt of the Stockholder Approval any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other and the parties shall cooperate in the prompt filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required by Law, in the disseminating the information contained in such amendment or supplement to the stockholders of the Company. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with or, if necessary, clearance from the SEC. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all reasonable comments proposed by Parent. Each of the Company and Parent shall use reasonable best efforts to ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act.

      (b)   Stockholders Meeting. The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) in accordance with applicable Law and the Company’s Charter Documents for the purpose of obtaining the Stockholder Approval and shall, subject to Section 5.2(c), (A) through the Board of Directors of the Company, recommend to its stockholders the adoption and approval of this Agreement and the Merger and the other transactions contemplated hereby and include in the Proxy Statement such recommendation and (B) use its reasonable best efforts to solicit and obtain such approval and adoption.

      Section 5.4   Access to Information; Confidentiality. To the extent permitted by applicable Law and subject to the Confidentiality Agreement, dated as of June 7, 2005, between the Company, by the Company Financial Advisor, solely as the Company’s representative, and Apollo Management V, L.P. (the “Confidentiality Agreement”), the Company shall, and shall cause each of its subsidiaries to, afford to Parent and its representatives reasonable access, during normal business hours and after reasonable prior notice, during the period prior to the Effective Time, to the Company’s and its subsidiaries’ properties, books, contracts, commitments, personnel and records and all other information concerning their business, properties and personnel as such party may reasonably request. Parent and the Company shall hold, and shall cause their respective affiliates and representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Each party will use reasonable best efforts to minimize any disruption to the businesses of the other party and its subsidiaries which may result from the requests for access, data and information hereunder. Notwithstanding the foregoing, no investigation of the business of the Company or any Company Subsidiary shall affect any representation or warranty given by the Company hereunder.

      Section 5.5   Reasonable Best Efforts.

      (a)   Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, but in no event later than the Outside Date, the Merger and the other transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, (iv) the obtaining of all necessary consents, approvals or waivers from third parties, including counterparties to Contracts and Leases (including those set forth in Section 3.5 of the Company Disclosure Letter) and any such consents, approvals or waivers required in connection with any divestiture, (v) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (vi) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions contemplated hereby and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and Parent shall (Aduly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”) required under the HSR Act and (B) duly make all notifications and other filings required (together with the HSR Filing, the “Antitrust Filings”) under any other applicable competition, merger control, antitrust or similar Law or under any foreign investment Law that the Company and Parent deem advisable or appropriate, in each case with respect to the transactions contemplated by this Agreement and within 20 Business Days of the execution of this Agreement. The Antitrust Filings shall be in substantial compliance with the requirements of the HSR Act or other Laws, as applicable. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Parent and its subsidiaries shall commit to any and all divestitures, licenses or hold separate or similar arrangements with respect to assets or conduct of business arrangements as a condition to obtaining any and all approvals from any Governmental Entity for any reason in order to consummate and make effective, as promptly as practicable, but in no event later than the Outside Date, the Merger and the other transactions to be performed or consummated by Parent and its subsidiaries, including, without limitation, taking any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent or approval of the FTC, the Antitrust Division, any State Attorney General or other Governmental Entity, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law or regulation, would preclude consummation of the Merger by the Outside Date. Neither party shall, nor shall it permit any of its subsidiaries or affiliates to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, would reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver from any Governmental Entity with respect to the transactions contemplated by this Agreement.

      (b)   Cooperation. Each party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity relating to this Agreement or the Merger, and permit the other Party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives, on the one hand, and any Governmental Entity or members or their respective staffs, on the other hand, with respect to this Agreement and the Merger. Each party shall (y) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters relating to this Agreement or the Merger and (z) not enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement.

      (c)   No Takeover Statutes Apply. In connection with and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) take all action reasonably necessary to ensure that no Takeover Statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute or similar Law becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

      (d)   Financing Assistance.

(i) Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, the Company and the Company Subsidiaries shall, and shall request each of the Company Representatives to, provide all cooperation reasonably requested by Parent in connection with the arrangement of the Financing, including (A) making available appropriate officers and employees, on reasonable advance notice, to meet with prospective lenders and investors in meetings, presentations, road shows and due diligence sessions, (B) assisting with the preparation of disclosure documents in connection therewith, (C) requesting its independent accountants to provide reasonable assistance to Parent at Parent’s expense, including requesting its independent accountants to provide consent to Parent to prepare and use their audit reports and SAS 100 reviews relating to the Company and Company Subsidiaries and to provide any necessary “comfort letters”, (D) requesting its attorneys to provide reasonable assistance to Parent at Parent’s expense, including requesting its attorneys to provide any necessary and customary legal opinions, (E) using reasonable best efforts to obtain landlord waivers, mortgagee waivers, bailee acknowledgements and other similar third-party documents required by the financiers providing the Financing and (F) executing and delivering any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including allowing for a certificate of the chief financial officer of the Company with respect to solvency or other matters; provided, that none of the letters, agreements, registration statements, documents and certificates referenced in the immediately preceding clause (F) shall be executed and delivered except in connection with the Closing (and the effectiveness thereof shall be conditioned upon the occurrence of the Closing) and shall impose no personal liability on the officers or employees involved. Parent and Merger Sub recognize and agree that the Company cannot “require” its accountants, attorneys or officers to provide or execute any documents and any failure by such accountants, attorneys or the Company’s chief financial officer to provide such consents or opinions does not affect the obligations of Parent and Merger Sub hereunder.

(ii) Parent shall (A) use its reasonable best efforts to comply with all of its covenants, agreements, representations and warranties contained in any of the Debt Commitment Letters, (B) not take any action specifically prohibited pursuant to the terms of the Debt Commitment Letters or agree to amend such letters in a manner adverse to the Company and (C) if any of the Debt Commitment Letters expire or are terminated prior to the Closing, use its reasonable best efforts to promptly arrange for alternative debt financing (upon the exact terms and subject to the exact conditions contained in the Debt Commitment Letters) so that the condition set forth in Section 6.2(e) may be satisfied.

      Section 5.6   Resignations. To the extent requested by Parent in writing at least five Business Days prior to the Closing Date, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective immediately after the Closing, of the directors of the Company Subsidiaries designated by Parent and shall take such other action as is necessary to accomplish the foregoing.

      Section 5.7   Indemnification.

      (a) Obligations Assumed by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, all current and former directors and officers of the Company and the Company Subsidiaries (in all of their capacities) (i) to the same extent such persons have the right to be indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or a Company Subsidiary pursuant to the Company’s or such Company Subsidiary’s Charter Documents and indemnification agreements, if any, in existence on the date hereof with any current or former directors and officers of the Company and the Company Subsidiaries and (ii) without limitation to clause (i), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Without limiting the foregoing, Parent agrees that all obligations to provide indemnification (including obligations to advance funds for expenses) and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective Charter Documents, indemnification agreements or otherwise will be assumed by the Surviving Corporation without further action, as of the Effective Time, and will survive the Merger and will continue in full force and effect in accordance with their terms and neither such obligations nor the rights to indemnification of individuals who on or prior to the Effective Time were directors or officers of the Company will be amended or otherwise modified in any manner that would adversely affect such rights, unless such modification is required by Law.

      (b)   Successors and Assigns of Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.7.

      (c) Continuing Coverage. For six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore made available to Parent) (the “Indemnified Parties”); provided, however, that in no event will Parent or the “Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”); and provided further”, however, that, if the annual premiums of such insurance coverage exceed such amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium; and provided further, however, that, if the Company in its sole discretion elects, by giving written notice to Parent at least 30 days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors and officers liability policy, and in all other respects shall be comparable to such existing coverage), provided that the premium for such “tail” or “runoff” coverage shall not exceed an amount equal to the Maximum Premium. The Company represents that the Maximum Premium is as set forth on Section 5.7(c) of the Company Disclosure Letter.

      (d) Intended Beneficiaries. The obligations of Parent and the Surviving Corporation under this Section 5.7 shall not be terminated or modified after the Effective Time in such a manner as to adversely affect any Indemnified Party without the express written consent of such Indemnified Party. The provisions of this Section 5.7 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      Section 5.8   Public Announcements. Parent and the Company shall consult with each other before holding any press conferences and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or other public announcement or statement prior to such consultation, except as, in the reasonable judgment of the relevant party, may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

      Section 5.9   Stockholder Litigation. The parties to this Agreement shall cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company agrees that it will not compromise or settle any litigation commenced against it or its directors and officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Parent’s prior written consent.

      Section 5.10   Employee Benefit Matters.

      (a) Company Obligations. The Company shall adopt such amendments to the Benefit Plans or Foreign Plans of the Company as may reasonably be requested by Parent and as may be necessary to ensure that Benefit Plans and Foreign Plans of the Company cover only employees and former employees (and their dependents and beneficiaries) of the Company and the Company Subsidiaries following the consummation of the transactions contemplated by this Agreement.

      (b)   Parent Obligations. Parent shall and shall cause the Surviving Corporation to:

(i) assume the terms of all Employment Agreements and Plans and honor and pay or provide the benefits required thereunder in accordance with their terms, recognizing that the consummation of the transactions contemplated hereby or Stockholder Approval, as the case may be, will constitute a “change in control” for purposes of any of the Employment Agreements and Plans that include a definition of “change in control” and

(ii) with respect to employees of the Company and the Company Subsidiaries as of the Effective Time (collectively, the “Company Employees”), until the first anniversary of the Effective Time, or, if earlier, until any such employee’s employment is terminated, except as may be required by applicable Law, (other than those subject to collective bargaining obligations or agreements), (x) provide a level of aggregate employee benefits and compensation (excluding equity based awards and incentive compensation), taking into account all Benefit Plans and Foreign Plans and other programs sponsored or maintained by the Company and the Company Subsidiaries (other than equity based plans and incentive compensation) immediately prior to the Effective Time (including amendments thereto that are permitted or contemplated by this Agreement, including those described on Schedule 5.1(a)), that is substantially comparable in the aggregate to the aggregate employee benefits and compensation provided, with respect to service to the Company or any of the Company Subsidiaries, to Company Employees immediately prior to the Effective Time and (y) consider Company Employees for equity based award grants on the same basis that similarly situated employees of Parent are considered for such grants.

      (c) Credit for Service of Company Employees. If Company Employees are included in any benefit plan maintained by Parent or any subsidiary of Parent following the Effective Time, such Company Employees shall receive credit for service with the Company and the Company Subsidiaries and their predecessors prior to the Effective Time to the same extent and for the same purposes thereunder as such service was counted under similar Benefit Plans of the Company for all purposes (except under any defined benefit plan of Parent or any subsidiary of Parent); provided, however, that service of Company Employees subject to collective bargaining agreements or obligations shall be determined under such collective bargaining agreements or obligations. If Company Employees or their dependents are included in any medical, dental or health plan (a “Successor Plan”) other than the plan or plans in which they participated immediately prior to the Effective Time (a “Prior Plan”), any such Successor Plan shall not include any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent such exclusions (i) were applicable under any similar Prior Plan at the Effective Time or (ii) may not be waived by any insurance carriers of Parent or any subsidiary of Parent) and any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of such Prior Plan ending on the date such Company Employee’s participation in such Successor Plan begins shall be taken into account under such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Successor Plan. Without limiting the generality of the foregoing, for purposes of determining severance pay and benefits under any applicable Benefit Plan of the Company covering a Company Employee at or after the Effective Time other than a Company Employee subject to collective bargaining agreements or obligations, each such Company Employee shall receive credit for service prior to the Effective Time with the Company and the Company Subsidiaries and their predecessors to the same extent and for the same purposes as such service was counted under the applicable Benefit Plan of the Company as in effect before the Effective Time, as well as for service from and after the Effective Time with Parent and the Surviving Corporation.

      (d) Rights not Conferred on Employees. Nothing in this Section 5.10, express or implied, shall confer upon any Company Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.10, expressed or implied, shall be construed to prevent Parent or any subsidiary of Parent (including, after the Effective Time, the Surviving Corporation) from terminating or modifying to any extent or in any respect any benefit plan that Parent or any subsidiary of Parent (including, after the Effective Time, the Surviving Corporation) may establish or maintain.

      Section 5.11   Earnings Announcement. The Company shall publicly announce, via press release (circulated in a manner consistent with past practice and made available on the Company web site), selected year-end unaudited financial information and fourth quarter financial results, each of which prepared in a manner consistent with past practice, no later than February 3, 2006.

      Section 5.12   Audited Financials. The Company shall use its reasonable best efforts to deliver to Parent, Merger Sub and their agent, including those persons engaged in raising the Financing, the Company’s audited financial statements for the fiscal year ending December 31, 2005 on or before February 20, 2006 (the “Audited 2005 Financials”), and in any event shall deliver the Audited 2005 Financials to such persons on or before February 28, 2006.

ARTICLE VI
CONDITIONS PRECEDENT

      Section 6.1   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

      (a)   Stockholder Approval. The Stockholder Approval shall have been obtained.

      (b) No Orders or Injunctions. None of the parties hereto shall be subject to any order or injunction of any Governmental Entity of competent jurisdiction that prohibits the consummation of the Merger; provided, however, that prior to asserting this condition, each of the parties shall have used its best efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any such order or injunction that may be entered.

      (c) Antitrust Filings. The waiting period applicable to the consummation of the Merger under the HSR Act and any other applicable foreign antitrust law or foreign investment law shall have expired or been terminated.

      (d) Competition Act (Canada). Either: (i) an advance ruling certificate pursuant to section 102 of the Competition Act (Canada) by the Commissioner of Competition (the “Commissioner”) shall have been obtained; or (ii) the parties hereto shall have each filed the notice required under section 114 of the Competition Act (Canada) and the relevant waiting period shall have expired, have been terminated or have been waived or the requirement for filing the notice under section 114 shall have been waived in accordance with section 113(c) of the Competition Act (Canada) and the Commissioner or a person authorized by the Commissioner shall have advised Parent, in writing, that in effect, there are not sufficient grounds to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act.

      (e) Investment Canada Act. Parent shall have obtained a notice from the applicable Minister or Ministers under the Investment Canada Act that such Minister or Ministers are, or are deemed to be, satisfied that the investment by Parent is likely to be of net benefit to Canada.

      Section 6.2   Conditions to Obligations of Parent and Merger Sub.

      The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed (i) in all material respects all of its obligations (other than pursuant to Section 5.1(a)) required to be performed by it under this Agreement at or prior to the Closing Date and (ii) in all respects all of its obligations required to be performed by it under Section 5.1(a) at or prior to the Closing Date, expect where the failure to perform such obligations would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect.

(c) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(e) Commitment Letters. Parent or Merger Sub shall have received the proceeds of the Financing described in the Debt Commitment Letters.

      Section 6.3   Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not prevent or materially delay consummation of the Merger.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed (i) in all material respects all obligations (other than pursuant to Section 5.1(b)) required to be performed by it under this Agreement at or prior to the Closing Date and (ii) in all respects all of its obligations required to be performed by it under Section 5.1(b) at or prior to the Closing Date, except where the failure to perform such obligations, individually or in the aggregate, would not prevent or materially delay consummation of the Merger.

(c) Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

      Section 6.4   Frustration of Closing Conditions. Neither Parent nor Merger Sub nor the Company may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.5.

ARTICLE VII

TERMINATION

      Section 7.1   Termination.

      (a) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholder Approval, by mutual written consent of Parent, Merger Sub and the Company.

      (b) Termination by Parent or the Company. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholder Approval, by written notice of either Parent or the Company:

(i) if the Merger has not been consummated by April 18, 2006, or such later date, if any, as Parent and the Company agree upon in writing (as such date may be extended, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the Merger to be consummated by such time;

(ii) if the Stockholders Meeting (including any adjournment or postponement thereof) has concluded, the Company’s stockholders have voted and the Stockholder Approval was not obtained; or

(iii) if any Governmental Entity of competent jurisdiction issues an order or injunction that permanently prohibits the Merger and such order or injunction has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) is not available to any party whose breach of any provision of this Agreement results in or causes such order or injunction or who has not used its best efforts to prevent the entry of such order or injunction or to appeal or lift such order or injunction.

      (c) Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholder Approval, by written notice of Parent:

(i) if the Company (A) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 6.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof specifically referencing this Section 7.1(c)(i) or (2) is incapable of being cured by the Company by the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(i) if Parent is then in material breach of any of its covenants or agreements contained within this Agreement; or

(ii) if the Board of Directors of the Company or any committee thereof has made an Adverse Recommendation Change, whether or not permitted by this Agreement.

      (d) Termination by the Company. This Agreement may be terminated at any time prior to the Effective Time by written notice of the Company:

(i) whether before or after Stockholder Approval, if either Parent or Merger Sub (A) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 6.3(b) would not be satisfied, or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof specifically referencing this Section 7.1(d)(i) or (2) is incapable of being cured by Parent by the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained within this Agreement; or

(ii) prior to receipt of Stockholder Approval, if prior to the receipt of Stockholder Approval the Board of Directors of the Company has made an Adverse Recommendation Change in accordance with the provisions of Section 5.2(c); provided, however, that the Company’s right to terminate this Agreement under this Section 7.1(d)(ii) shall not be available if the Company is then in material breach of Section 5.2; and provided, further, that the Company shall not terminate this Agreement pursuant to this Section 7.1(d)(ii), and any purported termination pursuant to this Section 7.1(d)(ii) shall be void and of no force and effect, unless concurrently with such termination pursuant to this Section 7.1(d)(ii) the Company pays to Parent the Expenses and the Termination Fee pursuant to Section 7.3.

      Section 7.2   Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the Confidentiality Agreement, this Section 7.2, Section 7.3 and Article VIII, which provisions shall survive such termination; provided, however, that nothing herein will relieve any party from any liability for any willful and material breach by such party of this Agreement.

      Section 7.3   Expenses.

      (a) Expenses. Except as provided in this Section 7.3, all Expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Merger is consummated. For the purposes of this Agreement, “Expenses” shall include all out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of the Stockholder Approval, financing and all other matters related to the closing of the Merger. In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(ii), by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii), or by the Company pursuant to Section 7.1(d)(ii) then the Company shall promptly reimburse Parent and Merger Sub for their Expenses, up to an aggregate amount of $5,000,000.

      (b) Termination Fee Payable By Company. In the event that this Agreement (i) is terminated pursuant to Section 7.1(c)(ii), (ii) is terminated pursuant to Section 7.1(d)(ii), or (iii) is terminated pursuant to Section 7.1(b)(i), Section 7.1(b)(ii) or Section 7.1(c)(i), and prior to such termination referenced in this Section 7.3(b)(iii), a Takeover Proposal shall have been made known to the Company or publicly announced and within 12 months following such termination the Company or any of the Company Subsidiaries enters into a definitive agreement with respect to, or consummates, any Takeover Proposal, then the Company shall (1) in the case of termination pursuant to clause (i) of this Section 7.3(b), promptly, but in no event later than two Business Days after the date of such termination, (2) in the case of termination pursuant to clause (ii) of this Section 7.3(b), at or prior to the time of, and as a pre-condition to the effectiveness of, such termination, or (3) in the case of termination pursuant to clause (iii) of this Section 7.3(b), upon the earlier to occur of the execution of such definitive agreement or such consummation, pay Parent a non-refundable fee equal to $27,000,000 (the “Termination Fee”) and, if not previously paid, the Expenses pursuant to Section 7.3(a), payable by wire transfer of same day ”funds to an account designated in writing to the Company by Parent.

      (c) The Company (and any successor thereto) shall indemnify and hold harmless Parent and each of its subsidiaries for all loss, cost, damage or expense arising from any failure or delay of the Company to promptly pay either the Termination Fee or the Expenses as and when due under this Section 7.3, including the cost of enforcement of its rights under this Section 7.3 (including the fees and expenses of counsel and all other professional advisers), in addition to the amount of any Expenses or Termination Fee, together with interest on the amount of the Expenses or Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

ARTICLE VIII
GENERAL PROVISIONS

      Section 8.1   Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      Section 8.2   Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed by telephone) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

      if to the Company, to:

Linens ’n Things, Inc. 6 Brighton Road Clifton, NJ 07015 Attention: Norman Axelrod
Chairman and Chief Executive Officer
Facsimile: (973) 778-0822 Telephone: (973) 614-2001

      with a copy to:

Pitney Hardin LLP P.O. Box 1945 Morristown, New Jersey 07962-1945 Attention: Warren J. Casey, Esq. Facsimile: (973) 966-1015

      if to Parent or Merger Sub, to:

Apollo Management, L.P. 10250 Constellation Boulevard Suite 2900 Los Angeles, CA 90067 Telecopy No.: (310) 843-1950 Attention: Michael D. Weiner
National Realty & Development Corp. 3 Manhattanville Road Purchase, NY 10577 Telecopy No.: (914) 694-5448 Attention: Robert C. Baker
Silver Point Capital, L.P. 2 Greenwich Plaza 1st Floor Greenwich, CT 06830 Telecopy No.: (203) 542-4137 Attention: Fred Fogel

      with a copy to:

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 Attention: Robert G. Robison, Esq. Facsimile: 212-309-6001

      Section 8.3   Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. For purposes of this Agreement:

(a) “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(b) “knowledge” of any person that is not a natural person means the actual knowledge of the individuals set forth on Section 8.3 of the Company Disclosure Letter;

(c) “Law” means any foreign, federal, state, provincial or local civil or criminal law, statute, code, ordinance, regulation, legally binding rule or other legally enforceable obligation imposed by a court or other Governmental Entity;

(d) “Leases” means all leases of real property leased by the Company or any of its subsidiaries;

(e) “Liens” means all pledges, claims, liens, options, charges, mortgages, easements, restrictions, covenants, conditions of record, encroachments, possessory rights, options, title and survey matters, encumbrances and security interests of any kind or nature whatsoever;

(f) “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is or would be materially adverse to the business, condition (financial or otherwise), assets, properties or results of operations of the Company and its subsidiaries taken as a whole, other than any changes, effects, events, occurrences or state of facts relating to or resulting from (i) changes in general economic, financial or securities market conditions in the United States or elsewhere, (ii) general changes or developments in the industry in which the Company and its subsidiaries operate, (iii) the announcement of this Agreement and the transactions contemplated hereby, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated by this Agreement, (v) the effect of incurring and paying expenses to the Company Financial Advisor and other advisors to the Company in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement, (vi) changes in applicable Laws or the interpretation thereof after the date hereof, (vii) changes in GAAP or the interpretation thereof after the date hereof and (viii) any outbreak of major hostilities in which the United States is involved or any act of insurrection, sabotage or terrorism within the United States or directed against its facilities or citizens wherever located; provided in the case of the immediately preceding clauses (i), (ii) and (viii) that such changes do not affect the Company or the Company Subsidiaries disproportionately relative to other companies operating in the same economies or industries.

(g) “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the relevant party or any subsidiary of it and for which the relevant party or a subsidiary of it has established adequate reserves, (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, (iii) Liens that are reflected as liabilities on the balance sheet of the relevant party and its consolidated subsidiaries as of the end of the second quarter of fiscal 2005 contained in its SEC Reports or the existence of which is referred to in the notes to such balance sheet and (iv) Liens that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the value or the continued use and operation of the assets to which they relate;

(h) “person” means an individual, corporation, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including its permitted successors and assigns);

(i) a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first person; and

(j) “Taxes” includes all federal, state or local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding, escheat or abandoned property and other taxes, duties, charges, fees, levies or other assessments imposed by any Taxing Authority, including any interest, penalties or additions with respect thereto; (ii) “Tax Return” means any return, report, statement or information required to be filed with any Taxing Authority with respect to Taxes; and (iii) “Taxing Authority”means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

      Section 8.4   Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      Section 8.5   Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments relating to the Merger referred to herein) and the Confidentiality Agreement, taken together with the Company Disclosure Letter and Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.7, are not intended to confer upon any person other than the parties any rights or remedies.

      Section 8.6   Governing Law. This Agreement is to be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      Section 8.7   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of this Section 8.7 will be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

      Section 8.8   Consent to Jurisdiction; Waiver of Jury Trial.

      (a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or the Delaware Court of Chancery in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the state of Delaware or the Delaware Court of Chancery.

      (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(b).

      Section 8.9   Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or the Delaware Court of Chancery, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 8.10   Amendment. This Agreement may be amended by the parties at any time before or after the Stockholder Approval or adoption of this Agreement by Parent as sole stockholder of Merger Sub; provided, however, that, after such approvals, there is not to be made any amendment that by Law or stock exchange regulation requires further approval by the stockholders of the Company or the stockholders of Parent, as applicable, without further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      Section 8.11   Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.10, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

      Section 8.12   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature Page Follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

LAUNDRY HOLDING CO.

By: /s/ Andrew S. Jhawar
Name: Andrew S. Jhawar Title: Vice President

LAUNDRY MERGER SUB CO.

By: /s/ Andrew S. Jhawar
Name: Andrew S. Jhawar Title: Vice President

LINENS ’N THINGS, INC.

By: /s/ Norman Axelrod
Name: Norman Axelrod Title: Chairman and Chief Executive Officer

Signature Page to Merger Agreement

ANNEX B

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

November 7, 2005

Board of Directors
Linens ’n Things, Inc.
6 Brighton Road
Clifton, New Jersey 07015

Members of the Board:

      You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (“Company Common Stock”), of Linens ‘n Things, Inc. (the “Company”) of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Laundry Holding Co. (“Buyer”), Laundry Merger Sub Co., a wholly owned subsidiary of Buyer (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will be the surviving corporation and each outstanding share of Company Common Stock will be converted into the right to receive $28.00 in cash (the “Merger Consideration”).

      In arriving at our opinion, we have reviewed a draft dated November 4, 2005 of the Merger Agreement and drafts of certain related documents, as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company and have compared that data with similar data for other publicly held companies in businesses we deemed similar to the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

      In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We also have assumed, with your consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein. In addition, we have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Representatives of the Company have advised us, and we have assumed, that the Merger Agreement and related documents, when executed, will conform to the drafts reviewed by us in all respects material to our analyses. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger

B-1

Board of Directors Linens ’n Things, Inc. November 7, 2005 Page 2

Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

      We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services that is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates in the past have provided, currently are providing and in the future may provide, investment banking and other financial services to the Company, as well as certain of the private investment firms whose affiliates are stockholders of Buyer, and their respective affiliates, unrelated to the Merger, for which services we have received, and expect to receive, compensation. We and certain of our affiliates and certain of our and their respective employees and certain private investment funds affiliated or associated with us have invested in funds managed or advised by certain of the private investment firms whose affiliates are stockholders of Buyer. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and such affiliates' own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Buyer, affiliates of the stockholders of Buyer and any other company that may be involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

      It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

B-2

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder’‘means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock’‘and “share’‘mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt’‘mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(d) Appraisal rights shall be perfected as follows:
(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h)	After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix 1

LINENS ’N THINGS, INC.

6 BRIGHTON ROAD

CLIFTON, NEW JERSEY 07015

SPECIAL MEETING OF SHAREHOLDERS

January 30, 2006

The undersigned hereby appoints Brian D. Silva, William T. Giles, and Denise Tolles, or each of their designees, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of capital stock of Linens ’n Things, Inc. (“Linens”) which the undersigned is entitled to vote at the Special Meeting of Shareholders (“Meeting”), to be held at the Company's headquarters located at 6 Brighton Road, Clifton, New Jersey 07015 on Monday, January 30, 2006 at 4:00 p.m. local time, and at any and all adjournments thereof, as follows:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2005, by and among Linens ’n Things, Inc., Laundry Holding Co., a Delaware corporation, and Laundry Merger Sub Co., a Delaware corporation and a wholly owned subsidiary of Holding, pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.01 per share, of Linens ’n Things (other than shares owned by Linens ’n Things, Merger Sub or Holding or any of their respective direct or indirect wholly owned subsidiaries or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $28.00 in cash, without interest.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	To approve the adjournment of the meeting if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.
FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” the above listed proposition.

THIS SIGNED PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, AND IN FAVOR OF THE PROPOSAL TO ADJOURN THE MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE MERGER AGREEMENT. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF LINENS ’N THINGS, INC.

Should the undersigned be present and elect to vote at the Meeting, or at any adjournments or postponements thereof, and after notification to the Secretary of Linens at the Meeting of the shareholder’s decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by notifying the Secretary of Linens of his or her decision to terminate this proxy.

The undersigned acknowledges receipt from Linens prior to the execution of this proxy of Notice of the Meeting, a Proxy Statement dated December 27, 2005.

Please check here if you

plan to attend the Special Meeting	☐

Dated: _____________________

___________________________________	________________________________
print name of shareholder	print name of shareholder

___________________________________	_________________________________
signature of shareholder	signature of shareholder

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.